Exhibit 99.1

STATE OF MISSOURI PUBLIC SERVICE COMMISSION

At a session of the Public Service Commission held at its office in Jefferson City on the 7th day of August, 2024.

BEFORE THE PUBLIC SERVICE COMMISSION

OF THE STATE OF MISSOURI

In the Matter of the Petition of Union Electric	)
Company d/b/a Ameren Missouri for a	)
Financing Order Authorizing the Issue of	)	File No. EF-2024-0021
Securitized Utility Tariff Bonds for Energy	)
Transition Costs related to Rush Island	)
Energy Center	)

AMENDED REPORT AND ORDER

Issue Date:	August 7, 2024

Effective Date:	August 17, 2024

TABLE OF CONTENTS

COUNSEL	7

PROCEDURAL HISTORY	9

MOTIONS TO STRIKE TESTIMONY AND EVIDENCE	10

SUMMARY OF RUSH ISLAND DISTRICT COURT PROCEEDINGS	18

DESCRIPTION OF SECURITIZATION	21

CONTESTED ISSUES	25
Prudence of Rush Island Retirement
1) Is it reasonable and prudent for Ameren Missouri to abandon or retire Rush Island during September 1 through October 15 of 2024?	26

Permitting & Resource Planning Decisions
a. Were Ameren Missouri’s decisions regarding whether to continue to operate Rush Island instead of retiring or retrofitting it with flue gas desulfurization equipment reasonable and prudent? If the decisions were not reasonable and prudent, were customers harmed and, if so, in what amount? (3b)	35

2) Did Ameren Missouri make reasonable and prudent decisions respecting whether to obtain NSR permits prior to either or both of the 2007 and 2010 Rush Island planned outages projects and afterward, including its conduct of the NSR litigation? If any of its decisions in this regard were unreasonable and imprudent, did any such imprudent decisions harm customers and if so, in what amount?	35

3) Did Ameren Missouri make reasonable and prudent decisions respecting its planning for the Rush Island New Source Review litigation’s outcome? If not, did any such imprudent decisions harm customers and if so, in what amount?	35
a. Should the Commission order the hold harmless remedy recommended by Staff witness Eubanks regarding the cost of Rush Island Reliability Projects?	35

Net Plant
4) What is the net plant in service balance of the retired Rush Island plant:
a. If retired September 1, 2024?	37
b. If retired October 15, 2024?	37

Specific Securitization Items
5) Should Staff’s proposed exclusion of the costs of the abandoned Rush Island scrubber studies be adopted?	41

6) What amount of abandoned Rush Island capital project costs should be financed using Securitized Utility Tariff Bonds?	41

7) What is the value of basemat coal inventory at Rush Island?	47
a. Should the value of basemat coal inventory be included in the amounts authorized for financing using Securitized Utility Tariff Bonds?	47

8) What amount of materials and supplies inventory should be financed using Securitized Utility Tariff Bonds?	51
a. Should certain amounts remaining on capitalized software and office equipment/furniture which are identified by Public Counsel witness Schaben be excluded from the costs to be financed using Securitized Utility Tariff Bonds?	51

9) What amount of community transition costs should be financed using Securitized Utility Tariff Bonds?	55

Rush Island Closure Costs
10) What amount of asset retirement obligations should be financed using Securitized Utility Tariff Bonds?	57

11) What amount of safe closure costs should be financed using Securitized Utility Tariff Bonds?	60

12) What amount of decommissioning costs should be financed using Securitized Utility Tariff Bonds?	61

Carrying Costs
13) What rate, if any, should be used to determine carrying costs that may occur between the retirement date of Rush Island and the issuance of the securitized bonds?	64

NPV of Tax Benefits/Accumulated Deferred Income Taxes (ADIT)
14) How should ADIT and excess ADIT be accounted for and treated in this case?	70

15) What is the net present value of tax benefits associated with the Rush Island plant:
a. If retired September 1, 2024?	70
b. If retired October 15, 2024?	70

16) Should the costs associated with Company witnesses Holmstead and Moor be included or excluded from the upfront financing costs?	78

17) What is the total amount of Upfront Financing Costs should the Commission authorize Ameren Missouri to finance:
a. If retired September 1, 2024?	81
b. If retired October 15, 2024?	81

18) What total amounts of Energy Transition Costs should the Commission authorize Ameren Missouri to finance for Rush Island?	85

19) After resolution of the other issues listed hearin, what amounts should the Commission authorize Ameren Missouri to finance using Securitized Utility Tariff Bonds?	85

Net Present Value Benefits
20) Would issuance of Securitized Utility Tariff Bonds and imposition of Securitized Utility Tariff Charges be just and reasonable and in the public interest and be expected to provide quantifiable net present value benefits to customers as compared to financing and recovering of components of Rush Island Energy Transition Costs using traditional financing and recovery?	87
a. What constitutes traditional financing and recovery that would have been incurred absent the issuance of Securitized Utility Tariff Bonds?	87

21) What discount rate should be applied to estimated ratepayer payments for purposes of estimating the quantifiable net present value benefits to customers?	87

22) Absent securitization, which method of recovery more accurately and reliably estimates ratepayer payments? Absent securitization, what return, if any, would the Commission allow on the Rush Island Energy Transition Costs regulatory asset?	95

Allocation of the Revenue Requirement
23) How should the securitized utility revenue requirement be allocated to customers?	95

Tariff
24) Should the tariff changes recommended by Staff be adopted? If securitization is authorized, should the compliance tariff sheets:
a. Tie the voltage adjustment factors to the similar factors used in the Company’s Fuel Adjustment Clause?	100
b. Include that the name of the securitization charge on the customer bill be labeled “Rush Island plant retirement charge”?	100
c. Require the rate be rounded to the nearest fifth decimal point?	100

d. Clarify the application of the Securitized Utility Tariff Charge in the event of a new or modified territorial agreement?	100
e. Does an Ameren Missouri customer only have an obligation to pay Rush Island securitization charges that customer incurs when Ameren Missouri is providing electric service to that customer, i.e., are former Ameren Missouri customers who are not served electricity by Ameren Missouri obligated to continue to pay Rush Island securitization charges until Ameren Missouri no longer collects Rush Island securitization charges?	100

Staff’s Finance Team Involvement
25) At what time should the obligation of the utility to engage with the finance team on all facets of the process commence?	107
a. Should the language related to the finance team role be modified from prior financing orders from “the right to review, provide input, and collaborate” to “the right to provide input . . . and collaborate. . .”?	107
b. Should the finance team’s involvement and scope on underwriter selection be modified from “the size, selection process, participants, allocations and economics of the underwriter and any other member of the syndicate group” to “the selection process for the underwriters, including with respect to allocations and economics”?	107

Post Financing Order Process/Procedure
26) What information should be included in the Issuance Advice Letter?	110
a. Should the issuance advice letter include a comparable securities pricing analysis as recommended by Public Counsel witness Murray?	110
b. Should the certification letters provided by the underwriters and Staff’s financial advisor be redacted rather than classified as confidential in their entirety?	110
c. Should the Commission require Staff’s financial advisor to identify information he/she relied upon, but did not independently verify, for purposes of providing his/her opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds?	110
d. Should the Commission order Ameren Missouri to provide the issuance advice letter and supporting workpapers to other interested parties at the same time it provides information to Staff’s Finance Team?	110
e. Should the Commission order Staff’s financial advisor to provide a detailed accounting and explanation for fees in excess of $1.561 million?	110

Department of Energy Loan Funds
27) Should Ameren Missouri issue the Securitized Utility Tariff Bonds to the U.S. Department of Energy (DOE) under the Energy Infrastructure Reinvestment (EIR) program or issue the bonds in the customary manner to public investors?	117

Additional Commission Issue
28) Trackers	119

NON-CONTESTED ISSUES	121
A) Identification and Procedure	121
B) Financing Costs and Amount of Securitized Utility Tariff Costs to be Financed	122
C) Structure of the Proposed Securitization	126
D) Use of Proceeds	143

ORDERED PARAGRAPHS	155

APPENDIX A	173

APPENDIX B	186

APPENDIX C	193

APPENDIX D	195

COUNSEL

AMEREN MISSOURI:

James Lowery, 9020 S. Barry Road, Columbia, Missouri 65203.

Nash Long, One South Plaza, 101 South Tryon Street, Suite 3500, Charlotte, North Carolina 28280.

Wendy Tatro, Ameren Missouri, 1901 Choteau Avenue, St. Louis, Missouri 63103.

STAFF OF THE MISSOURI PUBLIC SERVICE COMMISSION:

Nicole Mers, Senior Counsel, Post Office Box 360, Governor Office Building, 200 Madison Street, Jefferson City, Missouri 65102.

Jeff Keevil, Deputy Counsel, Post Office Box 360, Governor Office Building, 200 Madison Street, Jefferson City, Missouri 65102.

Travis Pringle, Deputy Counsel, Post Office Box 360, Governor Office Building, 200 Madison Street, Jefferson City, Missouri 65102.

OFFICE OF THE PUBLIC COUNSEL:

Nathan Williams, Counsel, Post Office Box 2230, Jefferson City, Missouri 65102.

MIDWEST ENERGY CONSUMERS GROUP:

Tim Opitz, Opitz Law Firm, LLC, 308 E. High Street, Suite B101, Jefferson City, Missouri 65101.

AARP AND CONSUMERS COUNCIL OF MISSOURI:

John Coffman, 871 Tuxedo Boulevard, St. Louis, Missouri 63119.

RENEW MISSOURI:

Andrew Linhares, 3115 South Grand Boulevard, Suite 600, St. Louis, Missouri 63118.

MISSOURI INDUSTRIAL ENERGY CONSUMERS:

Diana Plescia, Curtis, Heinz, Garrett & O’Keefe, PC, 130 South Bemiston, Suite 200, St. Louis, Missouri 63105.

SIERRA CLUB AND NATURAL RESOURCES DEFENSE COUNCIL:

Sarah Rubenstein, 319 N. 4th Street, Suite 800. St. Louis, Missouri 63102.

Sierra Club and Natural Resources Defense Council were excused from hearing, and did not file any testimony or have any cross-examination.

SENIOR REGULATORY LAW JUDGE: John T. Clark

FINANCING ORDER

This Amended Financing Order approves the petition of Union Electric Company d/b/a Ameren Missouri to finance the recovery of Energy Transition Costs associated with the retirement of one of its coal-fired generating plants, Ameren Missouri’s Rush Island Energy Center (Rush Island), pursuant to Section 393.1700, RSMo. (Securitization Statute) through an issuance of Securitized Utility Tariff Bonds.

The Commission has established criteria and conditions in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective. This Financing Order grants authority to issue Securitized Utility Tariff Bonds and to impose, bill, charge, collect, and receive Securitized Utility Tariff Charges and to obtain periodic adjustments only if the final structure of the securitization transaction complies with these criteria and conditions. The authority and approval granted in this Financing Order are effective only upon Ameren Missouri filing with the Commission an issuance advice letter demonstrating compliance with the provisions of this Financing Order.

Procedural History

On November 21, 2023, Ameren Missouri filed a verified petition for a financing order seeking authority to issue Securitized Utility Tariff Bonds to recover Energy Transition Costs associated with the retirement of its Rush Island coal-fired generating plant. Ameren Missouri filed that petition under the Securitization Statute.

The Commission granted intervention to Midwest Energy Consumers’ Group (MECG); Missouri Industrial Energy Consumers (MIEC); AARP, Consumers Council of Missouri; Natural Resources Defense Council; Renew Missouri Advocates (Renew Missouri); and Sierra Club.

The parties prefiled direct, rebuttal, and surrebuttal testimony.1 An evidentiary hearing was held April 12-19, 2024. The parties filed post-hearing briefs on May 10, 2024, and reply briefs on May 17, 2024.2

On June 7, 2024, the Commission issued an order containing assumptions about the contested issues from which the parties were to calculate the total amount to be securitized, the total amount of Rush Island Energy Transition Costs, and the total amount of Upfront Financing Costs. Staff’s response to the order set out final amounts contained in this order based upon the decisions herein.

Motions to Strike Testimony and Evidence

Ameren Missouri’s Motions to Strike:

On March 27, 2024, Ameren Missouri filed a motion to strike portions of the surrebuttal testimony of the Staff of the Commission (Staff) witnesses Claire Eubanks and Shawn Lange, as well as portions of the Office of the Public Counsel (Public Counsel) witness David Murray’s surrebuttal testimony. Ameren Missouri relies on Commission Rule 20 CSR 4240-2.130(7)(D), which provides that surrebuttal testimony is limited to material responsive to matters raised in another party’s rebuttal testimony.

Ameren Missouri argued that the surrebuttal testimony of Staff’s witnesses disagreed with Ameren Missouri direct testimony under the pretext of responding to another party’s rebuttal testimony, thereby denying Ameren Missouri an opportunity to respond.

1 AARP, Natural Resources Defense Council, Consumers Council of Missouri, and Midwest Energy Consumer’s Group did not file testimony in this case, However, Consumers Council of Missouri filed a brief in support of Public Counsel’s positions, and Staff’s allocation method. Consumers Council of Missouri opposes securitization of Rush Island’s retirement costs. Midwest Energy Consumers Group filed briefs in support of Missouri Industrial Energy Consumers’ allocation method and proposed findings supportive of that position.

2 The case is considered submitted as of the date of the final brief. 20 CSR 4240-2.150(1).

Ameren Missouri alleged that Eubanks and Lange used their surrebuttal testimony to disagree with Ameren Missouri witness Matt Michels direct testimony under the guise of responding to Public Counsel witness Jordan Seaver’s rebuttal testimony.

Ameren Missouri further alleged that Public Counsel’s witness Murray’s surrebuttal testimony disagreed with Ameren Missouri witness Mitch Lansford’s direct testimony under the guise of responding to Staff witness Keith Majors. Ameren Missouri asked the Commission to strike those portions of surrebuttal testimony, or alternatively allow Ameren Missouri to file sur-surrebuttal testimony.

On March 28, 2024, the Commission granted leave to Ameren Missouri to file sur-surrebuttal testimony. The Commission stated that while it was allowing Ameren Missouri to file sur-surrebuttal testimony, that due to the short time before the evidentiary hearing, it was not ruling on the motion to strike or admissibility of sur-surrebuttal testimony. The Commission granted until April 8, 2024, for parties to respond to Ameren Missouri’s motion.

Staff responded to Ameren Missouri’s motion stating that the motion summarizes and mischaracterizes its witnesses’ positions. Eubanks’ surrebuttal testimony stated that Staff agreed with Public Counsel witness Seaver that Ameren Missouri’s testimony “lacks a robust discussion of the analysis performed by Mr. Michels” and notes that “Mr. Michels also did not submit all his supporting workpapers and assumptions in this case.”

The Commission agrees with Staff that Ameren Missouri mischaracterizes Eubanks’ surrebuttal testimony. At no point in her surrebuttal testimony does Eubanks change her position concerning the prudence of Ameren Missouri’s 2021 decision to retire Rush Island. Eubanks merely agrees with witness Seaver, that Michels’ testimony was not a robust discussion of the retirement issue. Eubanks’ surrebuttal testimony even states that Staff’s concerns about short-term capacity, the transmission upgrades, and possible remedies for violations of the Clean Air Act are appropriate for a time when any future harm can be calculated. The Commission finds Eubanks’ surrebuttal testimony responded to the testimony of Public Counsel witness Seaver, and will not strike any portion of her surrebuttal testimony.

Similarly, Lange’s surrebuttal testimony also agreed with Seaver’s assertion that Michels’ analysis was insufficient to support Ameren Missouri’s decision to close Rush Island rather than install emissions controls. Lange’s testimony then discussed Ameren Missouri’s 2020 integrated resource plan and Staff’s concern with Ameren Missouri’s use of carbon dioxide prices as the primary driver of Rush Island’s retirement in its 2020 integrated resource plan analysis. This is neither a new assertion, nor an unprompted response to Michels’ direct testimony. Staff witness Brad Fortson, in his rebuttal testimony, discussed Ameren Missouri’s basing its potential retirement of Rush Island as being related to the projected price of carbon dioxide in its 2020 integrated resource plan. The Commission finds Lange’s surrebuttal testimony responded to the testimony of Public Counsel witness Seaver, and will not strike portions of his surrebuttal testimony.

Public Counsel responded that, while it agreed Murray’s rebuttal testimony concerning a return under “traditional ratemaking” (a term not used in the Securitization Statute) was largely conceptual, Murray had not changed his position concerning whether a rate of return was allowed in his surrebuttal testimony. The Commission agrees that Murray did not change his position in surrebuttal testimony. Majors agreed with Ameren Missouri that “traditional ratemaking” would be a 15-year amortization at a rate of return equal to Ameren Missouri’s weighted average cost of capital (WACC). Staff agreed with Ameren Missouri’s position, but provided no additional analysis. As such, it was not inappropriate for Public Counsel to critique Staff’s position using Lansford’s analysis and schedules. If accepted, Ameren Missouri’s argument to strike testimony would allow a party to insulate itself from critique in surrebuttal merely by acquiescing to another party’s position and providing no analysis. The Commission finds Murray’s surrebuttal testimony responded to the testimony of Public Counsel witness Seaver, and will not strike his surrebuttal testimony.

The Commission did not find any of the testimony that Ameren Missouri sought to strike improper surrebuttal. Therefore, the sur-surrebuttal testimony of witnesses Michels and Lansford were not necessary to respond to any improperly filed testimony and will not be admitted onto the hearing record. Staff’s second response to Ameren Missouri’s motion to strike and objections to sur-surrebuttal testimony are moot and will not be addressed. Claire Eubanks’ and Shawn Lange’s surrebuttal testimony, Exhibits 103 and 109, are admitted onto the record of this case.

Staff’s Motions to Strike:

On March 29, 2024, Staff filed a motion to strike portions of the surrebuttal testimony of Ameren Missouri witness Matt Michels. Staff relies on Commission Rule 20 CSR 4240-2.130(7)(A), which provides that direct testimony must include all testimony and exhibits explaining a party’s case-in-chief.

Staff argued that portions of Michels’ surrebuttal testimony should have been presented in its direct testimony. Michels’ direct testimony on the prudence of retiring Rush Island consists of seven pages of testimony and three attached pages showing the results of his analysis. Staff notes that while Michels’ direct testimony consisted of a single Microsoft Excel workbook, his surrebuttal testimony includes an entire set of workpapers for Ameren Missouri’s 2023 integrated resource plan workpaper totaling 2.9 gigabytes and new analysis with 167 Microsoft Excel workbooks.

Ameren Missouri’s response to Staff’s motion argued that it was not required to put forth any prudence analysis in its direct testimony. Ameren Missouri claimed that, as a matter of law, the Commission’s presumption of prudence means it does not need to put forth evidence of prudence in its case-in-chief. The Commission’s presumption of prudence is a rebuttable presumption that presumes a utility’s decisions are prudent until challenged. Ameren Missouri correctly points out that the first challenge to the prudence of Ameren Missouri’s decisions occurred in rebuttal testimony, though Ameren Missouri was aware that the prudence of Rush Island’s retirement would be an issue in this proceeding.

The Securitization Statute requires that Ameren Missouri’s petition contain a description of the retiring electric generating facility and the reasons for the early retirement.3 The Securitization Statute also requires that Ameren Missouri provide direct testimony supporting its petition.4

On January, 26, 2024, the Commission issued its order establishing a procedural schedule that set a March 22, 2024, deadline for the filing of surrebuttal or cross-surrebuttal testimony. On April 2, 2024, the parties filed a joint list of issues. That list of issues included the prudence of Rush Island’s retirement, the prudence of Ameren Missouri’s permitting decisions, and the prudence of continuing to operate Rush Island instead of installing flue gas desulfurization (FGD) equipment. Several parties provided rebuttal testimony about the prudence of Ameren Missouri’s decision making.

3 Section 393.1700.2(1)(a) RSMo.

4 Section 393.1700.2(1)(h) RSMo.

For Michels’ surrebuttal to comply with the Commission’s regulations, it must be responsive to some other party’s rebuttal testimony. Michels’ surrebuttal testimony states that it is responding to issues raised in the rebuttal testimony of Brad Fortson, Claire Eubanks, and Jordan Seaver concerning Ameren Missouri’s decision to retire Rush Island and the potential harm to customers from its decisions about Rush Island.

Staff witness Brad Fortson’s rebuttal testimony’s stated purpose was to provide historic background on Ameren Missouri’s integrated resource planning as related to Rush Island. Staff witness Claire Eubanks listed three main concerns related to Ameren Missouri’s decision to retire Rush Island. One of those concerns was that Ameren Missouri’s 2023 integrated resource plan suggested that Ameren Missouri would be short on capacity for the Midcontinent Independent System Operator (MISO) resource adequacy purposes. Staff placed Ameren Missouri’s integrated resource planning at issue and Ameren Missouri was entitled to respond in surrebuttal testimony. The Commission finds Michels’ surrebuttal testimony responded to the testimony of Staff witnesses Fortson and Eubanks, and Public Counsel witness Seaver, and will not strike his surrebuttal testimony. Matt Michels’ surrebuttal testimony, Exhibit 15, is admitted onto the record of this case.

At the evidentiary hearing, Staff objected to the admission of, and moved to strike, a portion of Public Counsel witness Murray’s surrebuttal testimony. Staff argued that the portions of Murray’s surrebuttal evidence addressing issues with the issuance advice letter and post financing order process are irrelevant and are improper surrebuttal, because it contains new recommendations that should have been introduced earlier. The specific testimony Staff asks to strike does not address elements necessary to the Commission’s determination about whether Ameren Missouri should be allowed to securitize Rush Island retirement costs. The portion of Murray’s testimony Staff objects to involves alterations to the post financing order process to increase transparency.

The Commission disagrees with Staff that Murray’s testimony on post financing order procedures is irrelevant because it discusses primarily Liberty’s and Evergy West’s post financing order procedures. Murray discussed Liberty’s and Evergy West’s post financing order procedures because those securitizations have already occurred. Whereas, Ameren Missouri’s securitization is determined in this financing order.

Staff was aware of the post financing order issues in Murray’s surrebuttal testimony after he filed it on March 22, 2024. Staff was aware that Murray’s proposed issues were being put forth for the Commission’s determination when the joint list of issues was filed on April 2, 2024. Staff filed a position statement that addressed its position on each of Murrays proposed post financing order proposals.

Financing orders are complicated documents. Ameren Missouri and Staff both were assisted by hired financial consultants/advisors in this securitization case. Ameren Missouri was expected to file a proposed financing order, which it did with its direct testimony, and Staff was ordered to file a proposed financing order in the Commission’s order setting a procedural schedule, which it did one day prior to the evidentiary hearing commencing. These proposed financing orders contain Ameren Missouri and Staff’s proposed post financing order procedures. It would be inappropriate for the Commission to require all parties to file a proposed financing order, and the expertise and cost involved would discourage some parties from participating in securitization proceedings. The Commission views Murray’s testimony concerning the post financing order process as Public Counsel’s alternative to filing its own financing order. The Commission will not strike portions of Murray’s surrebuttal testimony addressing post financing order procedures. David Murray’s surrebuttal testimony, Exhibit 202, is admitted onto the record of this case.

Ameren Missouri’s Motion to Strike Part of Public Counsel’s Initial Brief:

Ameren Missouri filed a motion to strike portions of Public Counsel’s initial brief. Ameren Missouri argued that Public Counsel’s initial brief’s citation and quotes from a Missouri American Water Company (MAWC) Commission case constitutes improper evidence. Ameren Missouri asserted that the MAWC decision was not offered or identified during the evidentiary hearing and is therefore not part of the record.

Public Counsel filed a response alleging that Ameren Missouri was confusing argument with evidence. Public Counsel points out that citing prior Commission orders is a common practice for briefs filed with the Commission. Public Counsel further noted that Ameren Missouri’s brief cited prior Commission orders not in evidence in this case.

The Commission is reluctant to encourage the filing of motions to strike portions of an opponent’s brief. The Commission is capable of determining for itself whether competent and substantial evidence exists to support a particular proposition. If a party believes an opponent has offered improper argument, the best remedy is to address that argument in its own reply brief. The Commission agrees with Public Counsel that its citation to a prior Commission decision is merely supportive argument and does not introduce additional evidence for the Commission to consider. The Commission will not strike portions of Public Counsel’s initial brief.

Clarification

The Commission issued its Report and Order on June 20, 2024, to be effective on July 20, 2024. Public Counsel filed a timely application for rehearing. In addition, Staff filed a motion for clarification or correction of this Report and Order. Ameren Missouri filed responses to both Public Counsel’s motion for rehearing and Staff’s motion for clarification or correction. After reviewing the filings of the parties, the Commission has decided that most of Staff’s proposed clarifications should be made.

This Amended Report and Order will be effective in ten days. If anyone believes that rehearing, reconsideration, or clarification is needed, they must file an application for rehearing, reconsideration, or clarification before the effective date of this order.

Summary of Rush Island District Court Proceedings

On January 11, 2011, the United States Department of Justice filed suit against Ameren Missouri for violations of the Clean Air Act on behalf of the Environmental Protection Agency (EPA). This action has thus far resulted in the United States District Court for the Eastern District of Missouri (District Court) issuing opinions about Ameren Missouri’s liability and remedy, and the United States Court of Appeals for the Eighth Circuit overturning one of the District Court’s remedies. These opinions came to be known as the 2017 Liability Decision, the 2019 Remedy Decision, and the 2021 Remedy Decision.

The District Court’s 2017 Liability Decision, determined that under the Clean Air Act Ameren Missouri was required to obtain a permit and install state-of-the-art emissions controls prior to making boiler upgrades on Rush Island generating Units 1 and 2 in 2007 and 2010 (collectively the “Rush Island Projects”).The District Court’s opinion stated that the only disputed element of proof before it was whether the Rush Island Projects were a “major modification” to the Rush Island units. The District Court found that Ameren Missouri’s Rush Island Projects were a “major modification” to Units 1 and 2 at Rush Island. The District Court acknowledged that routine maintenance, repair, and replacement projects are excluded from the definition of “major modification.” However, the District Court found that the Rush Island Projects were not routine maintenance, repair, or replacement, and that the Clean Air Act therefore required Ameren Missouri to have obtained a permit and install emissions controls prior to the 2007 and 2010 Rush Island Projects. The Court found Ameren Missouri liable for violations of the Clean Air Act.

The District Court determined in the 2019 Remedy Decision that Ameren Missouri must apply for a Prevention of Significant Deterioration (PSD) permit for Rush Island, that Ameren Missouri must install pollution control technology, and that Ameren Missouri must also install pollution control technology at another of its coal plants, Labadie Energy Center.

In the 2021 Remedy Decision, the United States Court of Appeals for the Eighth Circuit affirmed the judgment of the District Court, except for its order that Ameren Missouri install pollution control technology at its Labadie Energy Center. The Court of Appeals remanded the case to the District Court for further remedy proceedings.

Ameren Missouri filed a motion with the District Court in December 2021, to modify the District Court’s order to allow Ameren Missouri to retire Rush Island rather than install pollution control technology. On September 30, 2023, the District Court issued its order, ordering Ameren Missouri to retire Rush Island no later than October 25, 2024, and terminating boiler operations no later than October 15, 2024.

On March 28, 2024, the District Court ordered Ameren Missouri to file a transcript of that day’s proceedings with the Commission. On April 8, 2024, Ameren Missouri filed that District Court transcript. In that transcript the District Court expresses concerns about Ameren Missouri’s representations to the Commission. The District Court stated: “I mean, it is what I said in my opinion; that a decision was not reasonable. And that’s not mentioned anywhere to the PSC. In fact, Ameren continues to take the position that despite this Court’s findings and its findings being affirmed in all respects by the U.S. Court of Appeals the decision was not reasonable, you went to the PSC and told them that it was.”5 The District Court has not determined another remedy yet.

In this securitization case, the Commission is not tasked with determining whether Ameren Missouri has violated the Clean Air Act. A determination that Ameren Missouri violated the Clean Air Act by not obtaining required permits has already been made by the United States District Court for the Eastern District of Missouri. Nor is the Commission tasked with determining the appropriate remedy for Ameren Missouri’s violation of the Clean Air Act. That is also within the purview of the courts. The necessary issues for determination before the Commission in this securitization proceeding are those statutorily required to determine whether Ameren Missouri’s early retirement of Rush Island is reasonable and prudent, whether there are quantifiable net present value benefits to customers over traditional financing and cost recovery, and what costs may be included as Energy Transition Costs for securitized recovery.

5 March 28, 2024 District Court Transcript, Ex. 117, at Page 31.

Description of Securitization

Findings of Fact

1.             Securitization was authorized for the first time in Missouri by the legislature in the 2021 general legislative session with the adoption of the Securitization Statute.6

2.             On November 21, 2023, Ameren Missouri filed a petition for financing order allowing issuance of Securitized Utility Tariff Bonds and request for deferral authority. The petition requested approval of $512,760,332 in Energy Transition Costs and $6,606,609 in Upfront Financing Costs.7

3.             Securitization is a financing technique in which certain assets are legally isolated within a special purpose entity (SPE). Investors then purchase securities that represent either debt or equity interest in the SPE.8

4.             The SPE will issue bonds backed primarily by a statutory and regulatory right to receive a charge to be paid by a utility’s customers. The securitized bonds are non-recourse to and bankruptcy remote from any operating company, in this case, Ameren Missouri.9

6 HB 734, Section 393.1700, RSMo, effective August 28, 2021.

7 Ameren Missouri’s Petition for Financing Order Allowing the Issuance of Securitized Utility Tariff Bonds and Request for Deferral Authority submitted on November 21, 2023 in EF-2024-0021.

8 Niehaus Direct, Ex. 4, Page 3.

9 Niehaus Direct, Ex. 4, Page 3.

5.             Pursuant to the Securitization Statute, the securitized utility tariff property will be composed of Ameren Missouri’s rights and interests created under this Financing Order, including the irrevocable right to impose, bill, charge, collect, and receive from Ameren Missouri’s retail electric customers the Securitized Utility Tariff Charge, in amounts sufficient to pay principal and interest on the securitization bonds when due and ongoing financing costs. 10

6.             When Ameren Missouri transfers the securitized utility tariff property to the SPE in a legal true sale and absolute transfer, the securitized utility property is no longer Ameren Missouri’s property. Therefore, the securitized utility tariff property would not be subject to claims in the event of an Ameren Missouri bankruptcy.11

7.             Ameren Missouri’s credit rating is affected by factors related to its ongoing business practices. By isolating the revenue stream being sold from Ameren Missouri in an SPE, the revenue stream being sold is insulated from Ameren Missouri’s credit risks. Isolating a revenue stream being sold in an SPE often results in the securities issued by an SPE having a higher credit rating than the debt of the sponsoring company, Ameren Missouri.12

8.             Ameren Missouri’s securitization of Rush Island will be structured with the intention of achieving the highest credit rating by the three major ratings agencies, Moody’s, Standard and Poor’s, and Fitch.13

10 Niehaus Direct, Ex. 4, Pages 3, 4 and 14.

11 Niehaus Direct, Ex. 4, Page 17.

12 Niehaus Direct, Ex. 4, Page 16.

13 Niehaus Direct, Ex. 4, Page 29.

9.             Achieving the highest bond rating will allow the issuer to set the price for those bonds at the lowest interest rate possible,14 thus saving ratepayers money compared to the amount they would have to pay if a traditional method of financing were used.15

10.           In establishing the credit rating of a securitized utility tariff bond, ratings agencies consider the following key elements:

a.	Bankruptcy remoteness from the utility;

b.	Predictability and non-bypassability of the legislatively mandated “Securitized Utility Tariff Charge”:

c.	Standards governing any future third party biller;

d.	Credit enhancement; and

e.	The state pledge and other statutory safeguards. [16]

11.            As authorized by the Securitization Statute, Ameren Missouri seeks authority from the Commission to create one or more wholly-owned SPEs, which will be incorporated as Delaware limited-liability companies with Ameren Missouri as the sole member. The SPE, or SPEs, will serve as the issuer of the bonds. Ameren Missouri will then create and sell the right to impose, bill, and receive Securitized Utility Tariff Charges to the SPE as issuer of the bonds. The SPEs will pay Ameren Missouri for the right to impose, bill, and receive the Securitized Utility Tariff Charges by issuing bonds, thereby acquiring all of Ameren Missouri’s right, title, and interest to collect the Securitized Utility Tariff Charges from Ameren Missouri’s ratepayers.17

14 Niehaus Direct, Ex. 4, Page 10.

15 Lansford Direct, Ex. 1, Pages 12-14.

16 Niehaus Direct, Ex. 4, Page 16.

17 Niehaus Direct, Ex. 4, Page 14.

12.           The Securitized Utility Tariff Charge will be paid by all existing and future retail customers receiving electrical service from Ameren Missouri or its successors or assignees. 18

Conclusions of Law:

A.            Ameren Missouri is an electric corporation as defined in Section 386.020(15), RSMo.

B.            Section 393.1700.2(1) RSMo allows an electrical corporation, like Ameren Missouri, to petition the Commission for a financing order to allow for issuance of “Securitized Utility Tariff Bonds” to finance “Energy Transition Costs.”

C.            “Energy transition costs” are defined by Section 393.1700.1(7) RSMo as including all of the following:

(a)            Pretax costs with respect to a retired or abandoned or to be retired or abandoned electric generating facility that is the subject of a petition for a financing order filed under this section where such early retirement or abandonment is deemed reasonable and prudent by the commission through a final order issued by the commission, include, but are not limited to, the undepreciated investment in the retired or abandoned or to be retired or abandoned electric generating facility and any facilities ancillary thereto or used in conjunction therewith, costs of decommissioning and restoring the site of the electric generating facility, other applicable capital and operating costs, accrued carrying charges, and deferred expenses, with the foregoing to be reduced by applicable tax benefits of accumulated and excess deferred income taxes, insurance, scrap and salvage proceeds, and may include the cost of retiring any existing indebtedness, fees, costs, and expenses to modify existing debt agreements or for waivers or consents related to existing debt agreements;

(b)            Pretax costs that an electrical corporation has previously incurred related to the retirement or abandonment of such an electrical generating facility occurring before August 28, 2021;

18 Niehaus Direct, Ex. 4, Pages 31-32.

D.            Ameren Missouri sought to securitize “Energy Transition Costs” associated with the retirement of its Rush Island coal-fired electric generating plant in its petition in this File No. EF-2024-0021.

E.             The term “bonds” means securitization bonds or Securitized Utility Tariff Bonds as defined in Section 393.1700.1(15) RSMo.

F.             The term “Securitization Property” means securitized utility tariff property or securitization property as defined in Section 393.1700.1(18) RSMo.

G.            “Securitized utility tariff charge” is defined in Section 393.1700.1(16) RSMo, as:

the amounts authorized by the Commission to repay, finance, or refinance securitized utility tariff costs and financing costs and that are, except as otherwise provided for in this section, nonbypassable charges imposed on and part of all retail customer bills, collected by an electrical corporation or its successors or assignees, or a collection agent, in full, separate and apart from the electrical corporation’s base rates, and paid by all existing or future retail customers receiving electrical service from the electrical corporation or its successors or assignees under commission-approved rate schedules, except for customers receiving electrical service under special contracts as of August 28, 2021, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state;

Contested Issues

The Securitization Statute mandates that a financing order regarding the petition for securitization authority include certain findings and other provisions. This Financing Order will meet all the requirements of the statute. Not all of those requirements are contested. The order will first address the issues contested by the parties and then will address the additional statutory requirements that were not contested.

Prudence of Rush Island Retirement

1.             Is it reasonable and prudent for Ameren Missouri to abandon or retire Rush Island during September 1 through October 15 of 2024?

Findings of Fact:

13.            Ameren Missouri planned to keep Rush Island operating until 2039.19

14.            Rush Island is a coal-fired generating facility located on a 500-acre site on the west side of the Mississippi River in Festus, Missouri. It is composed of two separate units. Each unit has a gross generating capacity of approximately 645 MW.20 Unit 1 went into service in 1976 and Unit 2 in 1977.21

15.            Rush Island’s two units are large sources of pollution. Rush Island emits about 18,000 tons of SO2 per year. Consequently, even small performance improvements that increase Rush Island’s unit’s availability to operate can lead to significant increases in the amount of SO2 the plant emits. For example, an availability improvement of 0.3 percent or an additional 21 hours of operation at full power, for the Rush Island units emits more than 40 tons of SO2.22

16.            Ameren Missouri replaced some boiler components on Rush Island Unit 1 in 2007 and on Rush Island Unit 2 in 2010 (collectively “Rush Island Projects”).23 The boiler is one of the main components of a coal-fired electric generating unit, such as the units at Rush Island. The boiler is where coal is pulverized into a fine powder and burned to heat water producing the steam that drives a turbine and generator. 24

19 Reed Direct, Ex. 23, Page 6.

20 Reed Direct, Ex. 23, Pages 5-6.

21 Williams Direct, Ex. 17, Page 2.

22 Majors Rebuttal, Ex 110, Schedule KM-r2, District Court 2017 liability opinion, Page 3.

23 Birk Direct, Ex. 6, Page 3.

24 Birk Direct, Ex. 6, Page 10.

17.            The Rush Island Projects were major boiler modifications. The 2007 major boiler modification for Unit 1 consisted of replacement of the reheater, economizer, air preheaters, and lower slope at Rush Island Unit 1. The cost for these upgrades was approximately $34 million. The outage during which the modifications occurred took place from approximately February to May 2007. The 2010 major boiler modification for Rush Island Unit 2 consisted of replacement of the reheater, economizer, and air preheaters. The cost for these upgrades was approximately $38 million. The outage for the 2010 modifications took place from approximately January to April 2010.25 The Rush Island Projects expanded the plant’s capacity and, as a result, its emissions.

18.            The 1970 Clean Air Act was designed to combat air pollution. In 1977, Congress added the New Source Review (NSR) imposing additional requirements on new and modified sources of air pollution.26

19.            Under the Clean Air Act’s NSR requirements, if a grandfathered polluter ever modifies its facilities, it must do four things: (1) calculate the impact of those modifications, (2) report the planned modifications to the EPA, (3) obtain the requisite permits, and (4) install the required pollution control technologies at that time. This process ensures that any “major modifications” are identified, reported, and permitted.27

20.            The Clean Air Act defines a modification as “any physical change in, or change in the method of operation of, a stationary source which increases the amount of any air pollutant emitted by such source...”28

25 Eubanks Rebuttal, Ex. 102, Page 7.

26 District Court 2019 Remedy Opinion, Ex. 606, Page 121.

27 2019 District Court remedy opinion, Ex. 606, Page 5.

28 Moor Direct, Ex. 12, Page 8, citing 42 U.S.C. §§ 7475, 7411(a)(4).

21.            Ameren Missouri has been involved in litigation concerning Rush Island’s environmental permits since 2011.29 In January 2011, the United States Department of Justice, on behalf of the EPA, filed a complaint against Ameren Missouri in the United States District Court for the Eastern District of Missouri alleging that the Rush Island Projects violated provisions of the Clean Air Act and Missouri law.30 The Department of Justice alleged that the Rush Island Projects were “major modifications” that required Ameren to obtain permits and install pollution controls on the plant.

22.            The District Court found that Ameren Missouri, in its Rush Island Project documents, did not characterize the replacement of major components such as the reheaters, economizers, air preheaters, and lower slopes as “routine.” Ameren Missouri described the work as “major boiler modifications” and identified the work as not recurring and not routine.31

23.            Ameren Missouri’s 2014 and 2017 triennial Integrated Resource Plan filings, File Nos. EO-2015-0084 and EO-2018-0038, each had at least one plan that considered the retirement of Rush Island in 2024. Neither of those 2024 retirement plans was premised on a negative outcome for Ameren Missouri in the EPA’s litigation. 32

29 Eubanks Rebuttal, Ex. 102, Pages 5-6.

30 Reed Direct, Ex. 23, Page 6.

31 Majors Rebuttal, Ex 110, Schedule KM-r2, District Court 2017 liability opinion, Page 55.

32 Fortson Rebuttal, Ex. 104, Pages 6-7.

24.            On September 30, 2019, the District Court determined that Ameren Missouri’s 2007 and 2010 Rush Island Projects had violated the Clean Air Act. The District Court explained that “when Ameren [Missouri] decided to make major modifications to expand Rush Island’s capacity, Ameren [Missouri] refused to play by the rules Congress set. It did not apply for the required PSD permit, and in so doing skirted PSD’s requirement to install the best available technology to control the pollution Rush Island emits.”33 That decision directed Ameren Missouri to apply for a PSD permit within 90 days and propose FGD and Best Available Control Technology in its PSD permit application. Ameren Missouri was ordered to operate its Rush Island units with an emissions limit of 0.05 lb. SO2/mm BTU on a thirty-day rolling average within four- and one-half years of the District Court’s order (no later than March 31, 2024).34

25.            Ameren Missouri’s 2020 integrated resource plan maintained a 2039 retirement date for Rush Island. Ameren Missouri evaluated two plans based upon the 2020 integrated resource plan. One plan contemplated Rush Island’s early retirement at the end of 2025, and the other involved the plant’s continued operation through 2039, with FGD installed. 35

26.            Ameren Missouri witness Matt Michels evaluated the cost of installing FGD equipment using a range of three costs from $681 million to $941 million,36 with a midpoint cost assumption of $811 million.37 Ameren Missouri’s analysis demonstrated retiring Rush Island early was cheaper than installing FGD equipment in 45 of 48 combinations of assumptions evaluated under these cost scenarios.38

33 2019 District Court Remedy Decision, Ex. 606, Page 156.

34 2019 District Court remedy opinion, Ex. 606, Pages 156-157.

35 Michels Direct, Ex. 14, Page 3.

36 Michels Direct, Ex. 14, Page 4.

37 Michels Direct, Ex. 14, Page 5.

38 Michels Direct, Ex. 14, Page 5.

27.            Using the midpoint cost for analysis, retirement of Rush Island in 2024 results in a net present value of revenue requirement (NPVRR) cost to customers $1.452 billion lower than if Ameren Missouri installed FGD controls and operated the plant through 2039.39

28.            Ameren Missouri filed a motion with the District Court in December 2021, asking the District Court to modify the remedy order to allow the retirement of Rush Island instead of installing FGD equipment. 40

29.            On September 30, 2023, the District Court granted Ameren Missouri’s motion to modify the Remedy Decision authorizing the retirement of Rush Island no later than October 25, 2024.41

30.            Staff witness, Keith Majors, testified that Staff does not dispute the decision to retire Rush Island, which is separate and distinct from the history and decisions leading up to the current situation.42

31.            There may be future harm related to capacity shortfalls or remedies imposed by the District Court, but those amounts are not yet known.43

32.            There may also be near-term harm resulting from the transmission projects required as part of the closure of Rush Island, but Ameren Missouri is not seeking any cost recovery for those transmission projects in this securitization case.44

39 Michels Surrebuttal, Ex. 15, Page 25, Ameren Missouri’s evaluation in this scenario assumes its expected future carbon prices.

40 Reed Direct, Ex. 23, Page 6.

41 Order Granting Motion to Modify, Ex. 610.

42 Majors Rebuttal, Ex. 110, Page 6.

43 Transcript Vol. 4, Pages 60-62 and Transcript Vol. 6, Page 19.

44 Transcript Vol. 4, Page 62.

33.            Staff recommends that the Commission find that Ameren Missouri’s decision to comply with the District Court’s modified Remedy Decision to retire the Rush Island plant no later than October 15, 2024 is reasonable and prudent and that the Commission should allow Ameren Missouri to securitize the remaining net book value of the Rush Island plant.45

Conclusions of Law:

H.            The definition of “Energy Transition Costs” found in Section 393.1700.1(7)(a), RSMo requires that in order to qualify as such a cost, the retirement or abandonment of the subject electric generating facility must have been deemed reasonable and prudent by the Commission through a final order issued by the Commission.

I.              The Commission has described its prudence standard as follows:

The company’s conduct should be judged by asking whether the conduct was reasonable at the time, under all circumstances, considering that the company had to solve its problems prospectively rather than in reliance on hindsight. In effect, our responsibility is to determine how reasonable people would have performed the tasks that confronted the company. 46

J.              The Commission’s prudence standard also presumes that a utility’s costs have been prudently incurred. However, that presumption does not survive a showing of inefficiency or improvidence. If some other participant in the proceeding creates “a serious doubt as to the prudence of an expenditure, then the applicant has the burden of dispelling these doubts and proving the questioned expenditure to have been prudent.”47

45 Eubanks Rebuttal, Ex. 102, Page 3.

46 In the Matter of Union Electric Company of St. Louis, Missouri, for authority to file tariffs increasing rates for electric service provided to customers in the Missouri service area of the Company, and In the Matter of the determination of in-service criteria for the Union Electric Company’s Callaway Nuclear Plant and Callaway rate base and related issues, 27 Mo. P.S.C. (N.S.) 164, 194 (1984), quoting, In re. Consolidated Edison Company of New York, Inc. 45 P.U.R., 4th, 1982.

47 Union Electric, at 193

K.            The Commission’s prudence standard has subsequently been recognized by reviewing courts.48

L.            Ameren Missouri witness John J. Reed provides a description of the regulatory prudence standard in his direct testimony. The Commission will adopt that description:

The standard for the evaluation of whether costs are, or are not, prudently incurred is built on four principles. First, prudence relates to actions and decisions. Costs themselves are neither prudent nor imprudent. It is the decision or action that led to cost incurrence that must be reviewed and assessed, not the results of those decisions. In other words, prudence is a measure of the quality of decision-making, and does not reflect how the decisions turned out. The second feature is a presumption of prudence, which is often referred to as a rebuttable presumption. The burden of showing that a decision is outside of the reasonable bounds falls, at least initially, on the party challenging the utility’s actions. The third feature is the total exclusion of hindsight from a properly constructed prudence review. A utility’s decisions must be judged based upon what was known or reasonably knowable at the time of the decision being made by the utility. Information that was not known or reasonably knowable at the time of the decision being made cannot be considered in evaluating the reasonableness of a decision and subsequent information on “how things turned out” cannot influence the evaluation of the prudence of a decision. The final feature is that decisions being reviewed need to be compared to a range of reasonable behavior; prudence does not require perfection, nor does prudence require achieving the lowest possible cost. This standard recognizes that reasonable people can differ and that there is a range of reasonable actions and decisions that is consistent with prudence. Simply put, a decision can only be labelled as imprudent if it can be shown that such a decision was outside the bounds of what a reasonable person would have done under those circumstances.49

48 See, e.g., State ex rel. Associated Natural Gas Co. v. Mo. Pub. Serv. Com’n, 954 S.W. 2d 520 (Mo. App. W.D. 1997). See also. Office of Public Counsel v. Mo. Pub. Serv. Com’n, 409 S.W.3d 371 (Mo. banc 2013) (A presumption of prudence is appropriately applied in arms-length transactions, but not in transactions with affiliates.)

49 Reed Direct, Ex. 23, Pages 9-10.

Decision:

The Securitization Statute, Section 393.1700.1(7)(a), RSMo, requires that the Commission determine whether it was reasonable and prudent for Ameren Missouri to retire Rush Island. This is the only decision for which the Commission is required to determine prudence. If the Commission were to determine that it was unreasonable or imprudent for Ameren Missouri to retire Rush Island from September 1 through October 15 of 2024, then Rush Island’s retirement costs could not be securitized.

Some of the parties in this securitization proceeding have asked the Commission to determine the reasonableness and prudence of Ameren Missouri’s decisions that ultimately led to its litigation before the District Court for violations of the Clean Air Act. None of those decisions Ameren Missouri made in the past concerning its resource planning or whether to seek NSR permits or install FGD equipment during the 2007 and 2010 projects involved a decision to retire Rush Island.

The District Court has determined that Ameren Missouri violated the Clean Air Act with respect to the 2007 and 2010 Rush Island Projects, and the District Court will determine an appropriate consequence for that violation. Any consequences for harms that may have been caused by Ameren Missouri’s violations are unknown at this time because future harm related to potential capacity shortfalls are not yet known and the District Court has not determined the remedy for Ameren Missouri’s violation as of the issuance of this Financing Order.

Ameren Missouri’s latest Triennial Compliance Filing from 2020 contemplated the closure of Rush Island in 2025 as one of many scenarios considered. Based upon the results of its integrated resource plan analyses, Ameren Missouri selected a preferred plan that did not involve closing Rush Island, but contemplated its continued operation establishing 2039 as the retirement date for Rush Island.

However, when the District Court determined that Ameren Missouri must install emissions control equipment, Ameren Missouri began reevaluating its options for Rush Island. Ameren Missouri performed detailed analyses as to the most cost-effective path forward. Ameren Missouri found that in 45 of the 48 scenarios it evaluated it was cheaper to retire Rush Island than install FGD equipment. Based upon the midpoint of Ameren Missouri’s cost for analysis, retirement of Rush Island in 2024 results in a NPVRR cost to customers $1.452 billion lower than if FGD controls were installed and Rush Island were operated until 2039.

Ameren Missouri could not have unilaterally decided to retire Rush Island. Ameren Missouri had to ask the District Court’s permission to retire Rush Island. Based upon the economics of having to install FGD equipment under the District Court’s order to keep Rush Island operational, Ameren Missouri sought and was granted permission by the District Court to retire Rush Island in lieu of installing the FGD equipment.

The Commission’s prudence standard requires that the prudence of Ameren Missouri’s decision to close the Rush Island plant be judged by asking whether the conduct was reasonable at the time it was made, based on the knowledge available to the decision makers while they were making their decision. A decision does not need to be perfect. Rather, that decision must fall within a range of reasonable decisions.

The Rush Island plant is almost 50 years old and while Ameren Missouri will have to find solutions to a potential capacity shortage in the future, there is nothing in the record that would indicate it would have been a better decision to install FGD equipment on aging plant rather than retire it. Based on the evidence that is in the record, the Commission deems Ameren Missouri’s decision to retire Rush Island between September 1, 2024, and October 15, 2024, reasonable and prudent.

Permitting & Resource Planning Decisions

1a.           Were Ameren Missouri’s decisions regarding whether to continue to operate Rush Island instead of retiring or retrofitting it with FGD equipment reasonable and prudent? If the decisions were not reasonable and prudent, were customers harmed and, if so, in what amount? (3b)

2.             Did Ameren Missouri make reasonable and prudent decisions respecting whether to obtain NSR permits prior to either or both of the 2007 and 2010 Rush Island planned outages projects and afterward, including its conduct of the NSR litigation? If any of its decisions in this regard were unreasonable and imprudent, did any such imprudent decisions harm customers and if so, in what amount?

3.             Did Ameren Missouri make reasonable and prudent decisions respecting its planning for the Rush Island NSR litigation’s outcome? If not, did any such imprudent decisions harm customers and if so, in what amount?

a.	Should the Commission order the hold harmless remedy recommended by Staff witness Eubanks regarding the cost of Rush Island Reliability Projects?

Issues 1a, 2, 3, and 3a are requests by parties to make a determination on the reasonableness and prudence of decisions made by Ameren Missouri prior to its decision to retire the facility. The Commission will address these issues together.

Findings of Fact:

No additional findings of fact are necessary for this issue

Conclusions of Law:

No additional conclusions of law are necessary for this issue.

Decision:

These issues ask the Commission to determine the prudence of Ameren Missouri’s decisions that are not the December 2021 retirement decision. The Securitization Statute requires that the Commission determine whether the early retirement of Rush Island is reasonable and prudent. The Securitization Statute does not require that the Commission determine the prudence of other Ameren Missouri decisions concerning Rush Island in determining whether to allow securitization of Rush Island’s retirement costs.

As discussed above in issue one, none of Ameren Missouri’s decisions about its resource planning, seeking NSR permits, or installing FGD equipment are the Rush Island retirement and securitization decision. It is not unusual for the Commission to disallow costs based upon the prudence of decisions related to specific costs. However, these issues do not ask the Commission to determine the prudence of decisions related to particular costs, but of particular decisions that are not the 2021 retirement decision.

The prudence of decisions leading to Ameren Missouri deciding to retire Rush Island would only be relevant as the basis for the disallowance of a portion of the amounts securitized. At this time, it is not possible to quantify the harm resulting from these decisions and the District Court has not determined what remedies will be imposed on Ameren Missouri. Even if Ameren Missouri’s actions were deemed imprudent, the Commission would be unable to assess a disallowance without evidence of harm on which to base any disallowance.50 Any potential harm from those actions may be litigated before the Commission in future cases, but cannot be assessed now.

50 State ex rel. Associated Natural Gas Co. v. Mo. Pub. Serv. Com’n, 954 S.W. 2d 520 (Mo. App. W.D. 1997). See also, Office of Public Counsel v. Mo. Pub. Serv. Comm’n, 409 S.W.3d 371 (Mo. banc 2013).

Net Plant

4.             What is the net plant in service balance of the retired Rush Island plant:

a.    If retired September 1, 2024?

b.    If retired October 15, 2024?

Findings of Fact:

34.            The original cost of the Rush Island plant less the reserve for depreciation is the net book value (NBV) of Rush Island.51

35.            The exact date Rush Island will retire has not yet been determined. Ameren Missouri is contractually obligated to operate the energy center under certain circumstances until September 1, 2024. MISO may determine the energy center is necessary to operate for reliability purposes beyond that date. However, an order in the NSR litigation requires that the energy center is retired no later than October 15, 2024. As a result, the energy center is expected to retire during the 45-day period from September 1, 2024, to October 15, 2024. The exact date may or may not be known by the conclusion of this case.52

36.            Ameren Missouri witness Mitchell Lansford, derived the amounts he used to calculate net plant in service from Ameren Missouri’s plant records and general ledgers.53

51 Lansford Direct, Ex. 1, Page 4 and Schedule MJL-D2.

52 Lansford Direct, Ex. 1 Page 3-4.

53 Transcript Vol. 6, Page 74.

37.            Lansford credibly testified that after adjustments to remove the cost of the land Rush Island sits on, plant assets transferred from Rush Island, and plant additions expected to be necessary to continue to operate until September 1, 2024, the adjusted total original cost of the plant is $897,863,380.54

38.            A schedule attached to Lansford’s direct testimony provided a net plant in service amount of $475,235,629. That amount was derived by subtracting the Rush Island Depreciation Reserve amount of $422,627,751 from the Rush Island Plant in Service amount of $897,863,380.55

39.            Staff witness Majors agrees with Ameren Missouri that the net original cost of Rush Island is $897,863,380. Staff also agrees that the amounts projected from June 30, 2023, through September 1, 2024, are approximate values of the amounts to be securitized and that the actual plant additions necessary to operate be included in securitization as they will be used and useful as of the retirement date.56

40.            Staff and Ameren Missouri agree on the appropriate net plant in service amounts. Majors noted that Ameren Missouri reduced plant additions from $4.3 million to $1.8 million.57 Lansford testified that this had the effect of reducing the net plant in service from $475 million to $473 million.58

41.            Ameren Missouri calculates updated net plant in service amounts in its surrebuttal testimony to $473,297,424 if Rush Island retires on September 1, 2024, and Staff calculates (using Ameren Missouri’s amounts) $468,926,131 if Rush Island retires on October 15, 2024.59

54 Lansford Direct, Ex. 1, Pages 4-5, and Schedule MJL-D1.

55 Lansford Direct, Ex. 1, Schedule MJL-D1.

56 Majors Rebuttal, Ex. 110, Page 16.

57 Majors Rebuttal, Ex. 110, Page 17.

58 Transcript Vol. 3, Page 117.

59 Lansford Surrebuttal, Ex. 2, Schedule MJL-S2 and Majors Rebuttal, Ex. 110, Schedule KM-r4.

42.            Public Counsel witness John Robinett calculated the undepreciated investment in Rush Island from three different starting points: 1) Staff’s true-up accounting schedules from Ameren Missouri’s last rate case, File No. ER-2022-0337; 2) the amounts quantified in Ameren Missouri’s last depreciation study; and 3) Ameren Missouri witness Lansford’s (Schedule MJL-D2) amount for plant in service and accumulated depreciation reserve balances as of June 30, 2023. Public Counsel brought the original plant and depreciation reserve amounts forward without adjusting for any additions or retirements at Rush Island. Public Counsel did remove amounts for transferred plant. 60

43.            Public Counsel also omitted removal, salvage, accumulated depreciation costs relating to capital additions occurring after each starting point, and net plant investments in software assets at the plant (Federal Energy Regulatory Commission (FERC) Uniform System of Accounts (USOA) account 303) from his calculations of plant in service.61

44.            Public Counsel’s reasoning for exclusion was that they expected minimal investment after a decision to retire a facility. However Public Counsel’s witness was not able to define either a normal level of investment or a minimal investment level.62

45.            Public Counsel calculates the net plant in service amount of $447,398,779 if Rush Island retires on September 1, 2024, and $442,820,805 if Rush Island retires on October 15, 2024.63

60 Robinett Rebuttal, Ex. 206, Page 2.

61 Lansford Surrebuttal, Ex. 2, Pages 17-18.

62 Transcript Vol. 6, Pages 80-85.

63 Robinett Rebuttal, Ex. 206, Schedule JAR-R-3.

46.            Public Counsel concluded that once Ameren Missouri decided to retire Rush Island, only minimal investments should have been necessary to keep it operating until its retirement.64

47.            At the evidentiary hearing when asked if Staff was correct to continue to include plant additions, Robinett explained: “Staff looks at things differently than me. I mean, I don’t know that there’s a right answer there.”65

Conclusions of Law:

M.            “Energy transition costs” are defined by Section 393.1700.1(7)(a), RSMo, to include the undepreciated investment in the retiring electric generating facility.

Decision:

The net plant in service amounts proposed by Ameren Missouri and Staff for Rush Island are a reasonable calculation of its value as of September 1, 2024 and October 15, 2024. The Commission does not agree with Public Counsel’s exclusion of plant additions and retirements after Ameren Missouri decided to retire Rush Island, as Public Counsel failed to justify the exclusions. Ameren Missouri’s additions and retirements were necessary for the ongoing operation of Rush Island. Before adjustments are made to reflect the Commission’s decision on 8a addressed below, the appropriate net plant in service values to include in Energy Transitions Costs are $473,297,424 if Rush Island retires on September 1, 2024, and $468,926,131 if Rush Island retires on October 15, 2024.

As discussed in in detail issue 8a, the Commission agrees with Public Counsel that amounts for software and office furniture should not be securitized. These amounts are considered plant and should be appropriately removed from the net plant in service amounts to securitize. The issue 8a adjustments would reduce net plant by $392,598 if Rush Island retires September 1, 2024 and a $383,991 net plant reduction if Rush Island retired October 15, 2024. Therefore, the total Rush Island adjusted net plant in service amount based on the Commission’s decision under this issue and issue 8a, would be $472,904,826 with a September 1, 2024 Rush Island retirement date and $468,542,140 with an October 15, 2024 Rush Island retirement date.

64 Transcript Vol. 6, Page 84.

65 Transcript Vol. 6, Page 88.

Specific Securitization Items

5.             Should Staff’s proposed exclusion of the costs of the abandoned Rush Island scrubber studies be adopted?

6.             What amount of abandoned Rush Island capital project costs should be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

48.            Ameren Missouri commissioned two engineering firms, Black & Veatch and Shaw, to complete two Rush Island specific scrubber studies. The studies were part of Ameren Missouri’s environmental compliance planning so that Ameren Missouri could timely comply with anticipated federal environmental regulations.66

49.            Ameren Missouri never built the pollution scrubbers at Rush Island based upon the two studies. The projects were recorded to construction work in progress (CWIP) and will be abandoned when the plant retires.67 The Rush Island scrubber studies are abandoned capital projects.

66 Birk Surrebuttal, Ex. 7, Page 49.

67 Birk Surrebuttal, Ex. 7, Pages 49-50.

50.            CWIP refers to ongoing costs incurred by utilities for unfinished construction of new facilities or of upgrades to the facilities they currently have. These costs are capitalized, not expensed; however, these costs are not included in rate base until the construction projects are finished. At that time the assets are eligible to be placed into the utility’s cost of service.68

51.            Ameren Missouri seeks to include approximately $9 million in securitization for the scrubber studies.69 Ameren Missouri seeks to include the scrubbers in securitization because they were prudently incurred in good faith.70

52.            Staff witness Majors testified that it may not be lawful under Section 393.135, RSMo, to securitize abandoned CWIP. However, Majors agrees that if it is lawful to include abandoned CWIP in amounts to securitize, and that it would be fair to include amounts for projects that would have been completed. 71

53.            The cost of the scrubber studies was $9,032,645.86. Ameren Missouri estimates the scrubber study capital project was 67.41 percent complete.72 Ameren Missouri did not have a method for calculating how complete each capital project was, so it estimated completeness based upon the percentage of the project’s approved cost used to date.73

54.            Staff opposes inclusion of the costs of the Rush Island scrubber studies in securitization. Staff doubts the relevance and usefulness of a 13-year-old study. Staff says that these costs were for preliminary engineering and design and if the scrubbers were to be built new studies would need to be completed.74

68 Payne Rebuttal, Ex. 205, Page 2.

69 Majors Rebuttal, Ex. 110, Page 17.

70 Birk Surrebuttal, Ex. 7, Page 50.

71 Majors Rebuttal, Ex. 110, Page 17.

72 Payne Rebuttal, Ex. 205, Page 3, Chart – work order number 15441.

73 Transcript Vol. 4, Page 290.

74 Majors Rebuttal, Ex. 110, Page 17.

55.            Ameren Missouri asserts that scrubber studies are similar to abandoned environmental projects that were approved for securitization in Liberty’s securitization (File No. EO-2022-0193). Ameren Missouri notes that Liberty also argued the projects were undertaken years ago in good faith to comply with upcoming environmental regulations.75

56.            Ameren Missouri states that around 2009 the EPA was pursuing a rule titled the Clean Air Interstate Rule. That rule was expected to require large emission reductions for NOx and SO2 by the end of 2015. Ameren Missouri was hopeful that it would be able to use SO2 emission allowances to avoid installing pollution scrubbers at Rush Island. However, the final rule was not as burdensome as proposed, and Ameren Missouri switched to ultra-low sulfur coal instead of installing pollution scrubbers.76

57.            The scrubber studies were detailed. The Black & Veatch study was almost 1,400 pages, and the Shaw study was about 4,000 documents and included physical layouts and equipment specifications.77

58.            If Ameren Missouri had been required to install the pollution scrubbers instead of retiring Rush Island, the studies would have been used as the starting point for planning the installation of pollution scrubbers at Rush Island, because they are plant and site specific and the technology, configuration, and capacity of Rush Island have not significantly changed.78

75 Birk Surrebuttal, Ex. 7, Page 50, and Footnote 42.

76 Birk Surrebuttal, Ex. 7, Pages 51-52.

77 Transcript Vol. 4, Page 247.

78 Birk Surrebuttal, Ex. 7, Page 53.

59.            The Rush Island scrubber studies informed the estimates Ameren Missouri used in determining whether to install the scrubbers.79 The studies’ estimated cost of the scrubbers was used to determine whether Rush Island should be retired.80

60.            Public Counsel opposes the inclusion of abandoned capital projects, including the scrubber studies, in Rush Island’s securitization. Public Counsel proposes that abandoned capital projects be reviewed for prudency and recovered in a future rate case. 81

61.            A description of the abandoned capital projects and their costs is contained in the rebuttal testimony of Public Counsel witness Manzell Payne. Costs range from approximately $9 million for the scrubber studies to approximately $3,000 for preliminary engineering costs to upgrade the Rush Island High Pressure Raw Water System.82

62.            Ameren Missouri seeks to recover abandoned CWIP expenditures incurred on certain abandoned capital projects totaling $12,968,798.83

63.            Staff’s proposed recovery for abandoned capital projects is $3,936,152,84 which does not include the Black & Veatch and Shaw scrubber studies.

Conclusions of Law:

N. Section 393.135, RSMo, 2016, states:

Any charge made or demanded by an electrical corporation for service, or in connection therewith, which is based on the costs of construction in progress upon any existing or new facility of the electrical corporation, or any other cost associated with owning, operating, maintaining, or financing any property before it is fully operational and used for service, is unjust and unreasonable, and is prohibited.

79 Birk Surrebuttal, Ex. 7, Footnote 46.

80 Transcript Vol. 4, Page 250.

81 Payne Rebuttal, Ex. 205, Page 4.

82 Payne Rebuttal, Ex. 205, Page 3, Table of abandoned capital projects.

83 Lansford Direct, Ex. 1, Page 5.

84 Majors Surrebuttal, Ex. 111, Schedule KM-s1.

O.             The Missouri Supreme Court has held that Section 393.135 RSMo 2016, does not “have the purpose, and does not have the effect, of divesting the Commission of the authority to make any allowance at all on account of construction which is definitely abandoned.85

P.             The Missouri Court of Appeals has held that “the utility property upon which a rate of return can be earned must be utilized to provide service to customers. That is, it must be used and useful.”86

Q.            The fact that a cost item is no longer used and useful does not prevent a utility from recovering the cost of that item so long as it is not seeking to earn a return on that investment. 87

R.             Energy transition costs as defined at Section 393.1700.1(7)(a), RSMo, include “the undepreciated investment in the retired or abandoned .... electric generating facility and any facilities ancillary thereto or used in conjunction therewith.”

Decision:

The abandoned capital projects at Rush Island primarily fall into two categories: 1) components that need to be replaced, and 2) plans/studies for components that may need to be replaced to comply with environmental or other requirements. The Commission finds that, but for the retirement of Rush Island, it is likely that these projects would have been completed.

85 State ex rel. Union Elec. Co. v. Pub. Serv. Com’n, 687 S.W.2d 162, 168 (Mo. banc 1985). (emphasis in original).

86 State ex rel. Union Elec. Co. v. Pub. Serv. Com’n, 765 S.W.2d 618, 622 (Mo. App. W.D. 1988.

87 State ex rel. Missouri Office of Pub. Counsel v. Pub. Serv. Com’n, 293 S.W.3d 63 (Mo. App. S.D. 2009).

The scrubber studies are an abandoned capital project even though the studies were not completed and the emissions scrubbers were never built. Those scrubbers will never be built because Rush Island will be retired instead of being retrofitted with scrubbers. The studies were specific to Rush Island and are of little use for other Ameren Missouri facilities. No evidence showed that Ameren Missouri commissioned the studies with the intent of not installing emissions scrubbers. Ultimately, the scrubbers were not built because the Clean Air Interstate Rule was not as stringent as Ameren Missouri expected.

If Rush Island were not retiring and Ameren Missouri had to install emission control equipment, the scrubber studies might have been used as a starting point. The usefulness of 13-year-old engineering studies, if Ameren Missouri needed to install scrubbers at this point, is speculative. However, the studies were useful because the scrubber studies informed the estimates that Ameren Missouri used in determining whether to install the scrubbers or retire Rush Island at this time. Accordingly, the Commission finds the studies were a useful element in making the prudent decision to retire Rush Island and the cost of those studies should be securitized along with Ameren Missouri’s other abandoned capital projects. The Commission will allow Ameren Missouri to include $9,032,645.86 in securitization for the cost of the scrubber studies.

The Commission finds that the costs of the abandoned capital projects at Rush Island, including the scrubber studies, are Energy Transition Costs under the Securitization Statute and may be recovered through securitization. Therefore, the Commission finds it appropriate to include $12,968,798 for abandoned capital projects in Rush Island’s securitization. However, those costs would not be includible in rate base and Ameren Missouri may not recover a return on those investments.

7.             What is the value of basemat coal inventory at Rush Island?

a.     Should the value of basemat coal inventory be included in the amounts authorized for financing using Securitized Utility Tariff Bonds?

Findings of Fact:

64.            Basemat coal is composed of the initial truckloads of coal, delivered when a power plant is near completion, and laid down on the designated coal pile location. This coal is spread out over the coal bed field and forms the foundation to allow additional coal to be dumped on top. Basemat coal is unrecoverable because it is ground into the soil and is no longer useable as fuel.88

65.            Basemat coal is necessary and useful because it supports the usable coal as part of the coal pile.89

66.            Ameren Missouri estimates that there are 53,000 tons90 of basemat coal at Rush Island valued at $1,923,660.91 Ameren Missouri’s witness testified that the $1.9 million valuation was derived during a determination of price and quantity of base coal established in Ameren Missouri’s 2008 general rate case, File No. ER-2008-0318.92 At this valuation and quantity of coal, the unit price would have been $36.29 per ton in 2008.93 Ameren Missouri proposes to include this amount in the securitized costs associated with Rush Island.94

88 Riley Rebuttal, Ex. 207, Page 12.

89 Transcript, Vol. 6, Page 108.

90 Transcript, Vol. 6, Page 102, and Page 104.

91 Lansford Direct, Ex. 1, Page 5, and Schedule MJL-D1.

92 Transcript, Vol. 6, Pages 98-99, and Riley Rebuttal, Ex. 207, Page 17, and footnote 15.

93 Transcript, Vol. 6, Page 102.

94 Lansford Surrebuttal, Ex. 2, Schedule MJL-S1.

67.            When questioned at the evidentiary hearing, Ameren Missouri’s witness, Mitchell Lansford, admitted that to arrive at the $1,923,660 basemat coal valuation, the price of coal would have been approximately $36.29 per ton.95

68.            At the evidentiary hearing Lansford testified that the current coal price of $38 per ton is not significantly different than the $36 per ton that Ameren Missouri used to arrive at its $1.9 million basemat valuation.96

69.            Lansford also testified that the $36.29 per ton price was agreed to in Ameren Missouri’s 2008 rate case. Lansford was unaware if there was a stipulation supporting that amount in the 2008 rate case.97

70.            Staff witness Majors testified that the price of coal was not included in the stipulations for that rate case, but based upon the revenue requirement amounts in the stipulations the price used was the 2008 delivery price. That price was used for ratemaking in Ameren Missouri’s last rate case.98

71.            The 2008 coal price was not $36.29 per ton. Majors notes that the 2008 delivery price of coal was $28.05 per ton.99 Using that amount, Staff calculates the value of the basemat coal at $1,486,650.100

95 Transcript Vol. 6, Page 102.

96 Transcript, Vol. 6, Page 105.

97 Transcript, Vol. 6, Page 102.

98 Transcript, Vol. 6, Page 140.

99 Transcript, Vol. 6, Page 140.

100 Transcript, Vol. 6, Page 141.

72.            Public Counsel witness John Riley proposed that the Commission not include basemat coal at Rush Island in Energy Transition Costs because the basemat coal has been paid for and is no longer used and useful.101

73.            Public Counsel also disagrees with the valuation of the Rush Island basemat coal. Public Counsel notes that the basemat coal has been recorded in FERC USOA account 151 for fuel stock inventory since the construction of Rush Island in 1976.102 Public Counsel values the basemat coal at $562,436 based upon the Commission’s fuel coal valuation in Ameren Missouri’s 1977 rate case, File No. ER-77-154.103

74.            The Commission valued the fuel coal at Rush Island in File No. ER-77-154 by taking the difference between Staff’s and Ameren Missouri’s104 fuel coal valuations and dividing Staff’s and Ameren Missouri’s total monetary difference by Staff and Ameren Missouri’s total tonnage difference. 105 The Commission essentially “split the difference” to arrive at a price per ton valuation.

75.            Ameren Missouri tested the basemat coal and determined that it primarily consisted of low sulfur coal. Ameren Missouri did not burn low sulfur coal until 2011.106

76.            Fuel inventory is included in rate base and earns a return.107

101 Riley Rebuttal, Ex. 207, Pages 17-18.

102 Riley Rebuttal, Ex. 207, Page 12.

103 Riley Rebuttal, Ex. 207, Page 14.

104 In 1977 Ameren Missouri was doing business under the name Union Electric Company.

105 Riley Rebuttal, Ex. 207, Page 14.

106 Transcript, Vol. 6, Pages 133-134.

107 Riley Rebuttal, Ex. 207, Page 16.

77.            Staff agreed with Ameren Missouri that the return on an investment is designed to cover the financing costs that the utility is incurring to finance that investment. 108

78.            In File No. EO-2022-0193, the Commission granted Liberty’s request to securitize costs related to the retirement of its Asbury coal fired generation facility. The Commission determined that basemat coal falls within the statutory definition of Energy Transition Costs to be securitized. The Commission determined that the basemat coal at Asbury should be included in Energy Transition Costs. 109

79.            The amount of basemat coal that remains when Rush Island retires will be reconciled in a future rate case with the Commission’s estimate of basemat in this case.110

Conclusions of Law:

S.             Energy Transition Costs as defined at Section 393.1700.1(7)(a) RSMo, include “the undepreciated investment in the retired or abandoned ... electric generating facility and any facilities ancillary thereto or used in conjunction therewith.”

Decision

Once all the fuel coal inventory at Rush Island is used or transferred, the basemat coal that supported the rest of the coal pile will remain. It is not usable for fuel because it is ground into the earth and is mixed with rock and soil. The original basemat coal was purchased by Ameren Missouri in 1977, but because the coal was never burned its cost was never recovered. Coal fuel inventory is included in rate base. Ameren Missouri has continued to carry the basemat coal in its fuel inventory balance on its books. It will cease to be used and useful when the plant closes.

108 TR Vol. 6, Page 135.

109 Riley Rebuttal, Ex. 207, Page 16.

110 Transcript, Vol. 6, Page 104.

The main dispute between the parties involved the valuation of the remaining coal. Ameren Missouri valued the coal at approximately $36 per ton, which it believed reflects the agreed upon price from Ameren Missouri’s 2008 rate case. Staff determined that the actual 2008 delivery coal price per ton was $28.05. Public Counsel believes the valuation should be at the 1977 price. The Commission is persuaded that because the basemat coal is a mix of older and newer coal the appropriate valuation of the basemat coal should be at the 2008 coal delivery price of $28.05 per ton that Staff confirmed. The Commission will authorize Ameren Missouri to recover $1,486,650 through securitization for the basemat coal at Rush Island.

8.             What amount of materials and supplies inventory should be financed using Securitized Utility Tariff Bonds?

a.	Should certain amounts remaining on capitalized software and office equipment/furniture which are identified by Public Counsel witness Schaben be excluded from the costs to be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

Materials and Supplies –

80.            Ameren Missouri’s engineering staff conducted a review of all existing inventory at Rush Island, including a review of what items could be used at other Ameren Missouri sites. The review only considered items valued at $1,000 or more and that could be used at Ameren Missouri’s Labadie and Sioux energy centers.111

111 Williams Direct, Ex. 17, Page 10.

81.            As of June 30, 2023, Rush Island materials and supplies inventory balance was $21,900,901. Ameren Missouri estimates that $3,596,459 of materials and supplies can be utilized at other energy centers and the rest is not useful upon Rush Island’s retirement. Ameren Missouri asks to include $18,304,442 for recovery in this securitization.112

82.            Staff recommends securitizing amounts for materials and supplies that are now not of use or are obsolete.113 Staff concurs with Ameren Missouri’s valuation of materials and supplies.114

83.            Public Counsel explains that Ameren Missouri will continue to purchase materials when needed and the materials and supplies amount could end up being higher than estimated, or could decrease resulting in an over recovery.115

84.            Public Counsel recommends that the Commission not securitize materials and supplies. Public Counsel suggests that these items would be better recovered in a future rate case when the total amounts of materials and supplies are known.116

85.            Public Counsel’s witness, Manzell Payne, states that there are $44,553.27 of materials and supplies that Ameren Missouri has included for securitization, which are not in inventory at Rush Island. After removal of amounts for items for which there is no quantity in inventory at Rush Island, the balance of recoverable materials and supplies is $18,259,888.74.117

112 Lansford Direct, Ex. 1, Page 6.

113 Majors Rebuttal, Ex. 110, Page 3.

114 Majors Surrebuttal, Ex. 111, Schedule KM-s1.

115 Payne Rebuttal, Ex. 205, Page 8.

116 Payne Rebuttal, Ex. 205, Pages 8-9.

117 Payne Rebuttal, Ex. 205, Page 9.

a. Software, Office Equipment and Furniture –

86.            The software at Rush Island is being depreciated over a five-year useful life and has less than a year of useful life remaining. For ratemaking purposes, Ameren Missouri office equipment is depreciated over a 15-year useful life and office furniture over a 20-year useful life.118

87.            Ameren Missouri includes the plant in service and reserve amounts for capitalized software in Federal Energy Regulatory Commission USOA account 303; office furniture in account 316.21; and office equipment in account 316.22.119

88.            Based on the above useful lives, Public Counsel calculates less than a year of life remaining on the software, approximately nine years of useful life remaining on the office furniture, and approximately three years of useful life remaining on office equipment.120

89.            Public Counsel opposes securitizing items with such short remaining depreciable lives. Public Counsel opposes Ameren Missouri’s customers paying interest on software, and office equipment and furniture over 15 years, which exceeds any items remaining useful life. 121

Conclusions of Law:

T.             The Securitization Statute, Section 393.1700.2(3)(c)k RSMo, requires that the Commission’s financing order specify a future ratemaking process to reconcile any differences between the securitized costs and the actual costs the utility incurred.

118 Schaben Rebuttal, Ex. 209, Page 9.

119 Payne Rebuttal, Ex. 205, Page 9, and Lansford Surrebuttal, Ex. 2, Schedule MJL-S2, pro forma plant in service September 1, 2024 and Schedule MJL-S6 pro forma plant in service October 15 2024.

120 Schaben Rebuttal, Ex. 209, Page 10.

121 Schaben Rebuttal, Ex. 209, Page 10.

Decision:

After Rush Island materials and supplies valued at more than $1,000 are transferred to other Ameren Missouri facilities, the remaining materials and supplies at Rush Island will be of no use. The Commission is not persuaded by Public Counsel’s arguments that materials and supplies should be recovered in a future rate case after Rush Island is retired and the full amount is known. The amount of materials and supplies that the Commission authorizes Ameren Missouri to securitize will be reconciled with the actual material and supply costs at the Rush Island retirement date in a future rate case. The Commission does agree with Public Counsel that materials and supplies that are not actually in inventory should not be included for securitization and accepts the Public Counsel adjustment to reduce materials and supplies by $44,553.27. Therefore, the Commission finds it appropriate to include $18,259,888.74 of materials and supplies to be securitized.

The Commission does not find that Ameren Missouri should be authorized to recover amounts for capitalized software, office equipment, and office furniture. While these items have assumed useful lives of from 5 to 20 years, the remaining useful lives of these items is considerably less than the 15-year life the bonds will have. Accordingly, the Commission does not find it appropriate for Ameren Missouri’s customers to pay 15 years of bond interest on these items. Ameren Missouri may attempt to recover costs for these specific Rush Island related capitalized software, office equipment, and office furniture in a future rate proceeding. Because the Commission is not allowing Ameren Missouri to securitize amounts for capitalized software, office equipment, and office furniture, those amounts shall reduce the Commission’s authorized net plant balance as provided in Lansford Surrebuttal, Schedule MJL-S2 or Schedule MJL-S6. Based on the Commission’s June 7, 2024, order, the reduction to the total net book value of Rush Island plant for these three accounts, capitalized software, office furniture and office equipment with a September 1, 2024, retirement of Rush Island would be $392,598. If the Rush Island retirement occurred on October 15, 2024 the reduction in net book value would be $383,991.

9.             What amount of community transition costs should be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

90.            Ameren Missouri states that the tax revenues from Rush Island benefit the community and the Jefferson County, Missouri, School District. Ameren Missouri requests to be allowed to securitize $3,677,365 in community transitions costs as part of the Energy Transition Costs in order to assist the community after the retirement of Rush Island.122

91.            These amounts would offset tax revenue for the Jefferson County School District and include a grant to identify and implement initiatives that support schools and community, economic, and workforce development.123

92.            Staff considers community transition costs as charitable donations that should not be included in securitization. Charitable contributions are not included in a utility’s cost of service.124

93.            Ameren Missouri can claim charitable deductions on its corporate tax return. 125

122 Lansford Direct, Ex. 1, Page 7.

123 Lansford Direct, Ex. 1, Pages 7-8.

124 Majors Rebuttal, Ex. 110, Page 21.

125 Transcript Vol. 8, Page 15.

94.            Public Counsel’s witness, John Riley, notes that the Commission has traditionally rejected retail customer funding of charitable contributions. 126

95.            Public Counsel is opposed to involuntarily using retail customer funds to contribute to social goals not concerning safe and adequate service at just and reasonable rates.127

96.            Ameren Missouri acknowledged that there is nothing in the Securitization Statute directly addressing community transition costs as an allowable expense for securitization.128

Conclusions of Law:

No additional conclusions of law are necessary for this issue.

Decision:

Ameren Missouri’s request to securitize community transition costs to partially offset the tax revenues that Jefferson County, Missouri will lose when Rush Island retires essentially asks the Commission to force Ameren Missouri’s customers from both inside and outside of Jefferson County to fund a charitable contribution from Ameren Missouri to Jefferson County. Further, Ameren Missouri’s customers would have to pay interest on that contribution for 15 years.

Ameren Missouri argues that community transition costs promote the public interest. The Commission is not persuaded that this promotes the broader public interest. The Commission understands that Ameren Missouri’s decision to retire Rush Island’s will negatively impact the tax base of the local community. However, the Commission does not believe it is appropriate or in the public interest for Ameren Missouri’s ratepayers to fund a charitable contribution to a single county through a monthly charge on the customers’ electric bills.

126 Riley Rebuttal, Ex. 207, Page 18.

127 Riley Rebuttal, Ex. 207, Page 18.

128 Transcript Vol. 8, Page 25.

The Commission further finds that community transition costs are not a cost the Securitization Statute recognizes as an Energy Transition Cost, and therefore Ameren Missouri is not authorized to securitize community transition costs.

Rush Island Closure Costs

10.            What amount of asset retirement obligations should be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

97.            An asset retirement obligation is a responsibility to return a piece of property back to its original condition upon retirement of an asset.129

98.            Ameren Missouri has estimated $4,764,398 in asset retirement obligations.130 That amount includes $149,356 for the ash ponds131 at Rush Island, and $4,615,042 for water treatment and monitoring.132

99.            There are numerous ash ponds located at Rush Island that will be subject to asset retirement obligations. 133

129 Lansford Surrebuttal, Ex. 2, Page 34.

130 Lansford Surrebuttal, Ex. 2, Schedule MJL-S1.

131 Majors Surrebuttal, Ex. 111, Schedule KM-S1.

132 Lansford Direct, Ex. 1, Schedule MJL-D1.

133 Lansford Direct, Ex. 1, Page 6.

100.         Ameren Missouri asserts that water treatment and monitoring costs are necessary to comply with applicable laws and regulations. Ameren Missouri’s estimates for water treatment and monitoring are based on its recently completed pilot project at another power plant and invoiced amounts for monitoring services.134 Ameren Missouri has included five years of groundwater treatment and eight years of monitoring in its securitization petition.135

101.         Water treatment and monitoring are required by the Missouri Department of Natural Resources and federal Coal Combustion Residual (CCR) regulations.136 The CCR rule sets standards for the disposal of coal combustion residuals. 137

102.          Water treatment and monitoring under the CCR rule is not just for retiring plants. Ameren Missouri’s other energy centers also are required to comply with the CCR rule water treatment and monitoring.138

103.         The CCR rule is self-implementing, in accordance with 40 CFR 257.104(c). It requires 30 years of post-closure care. If at the end of the post-closure care period the CCR unit is operating under assessment monitoring, post-closure care must continue until the CCR unit returns to detection monitoring in accordance with §257.95.139 Neither the witness for Staff nor Ameren could verify the CCR timing requirements. 140

134 Lansford Direct, Ex. 1, Page 7.

135 Transcript Vol. 6, Pages 207-208.

136 Transcript Vol. 6, Page 198.

137 Schaben Rebuttal, Ex. 209, Page 3.

138 Schaben Rebuttal, Ex. 209, Page 3.

139 Schaben Rebuttal, Ex. 209, Page 4.

140 Transcript Vol. 6, Pages 193 – 200.

104.         Staff and Public Counsel oppose inclusion of water treatment and monitoring in securitization.141 Staff states that these costs are routine costs that should be included in Ameren Missouri’s cost of service in a rate case. 142 Public Counsel states that it doesn’t make sense to pay for five to eight years of water treatment and monitoring over the 15-year life of the Securitized utility Tariff Bonds.143

105.         Water treatment and monitoring expenses are a result of coal burning operations and are not future Energy Transition Costs. Because Ameren Missouri will incur these costs regardless of whether or not Rush Island is retired, recovery should occur through a general rate case.144

Conclusions of Law:

U.            The definition of “Energy Transition Costs” in Section 393.1700.1(7)(a) RSMo, includes the costs of restoring the site of an electric generating facility.

Decision:

The Securitization Statute specifically includes the costs of restoring the electric generating facility’s site as an Energy Transition Cost. The Commission will authorize Ameren Missouri to recover asset retirement obligation costs for the ash ponds in the amount of $149,356 through securitization. However, the Commission does not find that the water treatment and monitoring is an Energy Transition Cost. The costs for water treatment and monitoring exist regardless of whether Rush Island retires and are ongoing costs that could extend for a significant period after retirement. Ameren Missouri has to engage in water treatment and monitoring at its other coal fired generation facilities under the CCR regulations. Therefore, the Commission will not authorize Ameren Missouri to recover costs for water treatment and monitoring through securitization.

141 Lansford Surrebuttal, Ex. 2, Page 6, Chart of Parties’ Excluded Costs.

142 Majors Rebuttal, Ex. 110, Page 23.

143 Schaben Rebuttal, Ex. 209, Page 5.

144 Schaben Rebuttal, Ex. 209, Page 5.

11. What amount of safe closure costs should be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

106.         Safe closure costs are expenditures that are necessary to safely close Rush Island after it no longer produces energy. 145 Safe closure costs are necessary to make the plant safe for the demolition contractors. 146

107.         Ameren Missouri estimates $4,407,500 for safe closer costs for Rush Island. These costs are spread over the broad categories of disposals, electrical feeds, rentals, neutralizations, closures, and flood protection. 147

108.         Public Counsel states that the activities included in the safe closure costs estimate are temporary and provide more value to the site where a switchyard will remain. Public Counsel’s opinion is that these are regular expenses that should not be securitized over 15 years.148

109.         Staff agrees with Ameren Missouri’s safe closure cost amount. 149

Conclusions of Law:

No additional conclusions of law are necessary for this issue.

Decision:

Public Counsel opposed inclusion of safe closure costs prior to the evidentiary hearing. However, Public Counsel no longer opposes inclusion of $4,407,500 in securitization for safe closure costs. Public Counsel states in brief that while it believes Ameren Missouri’s customers would pay less for safe closure costs in rates than through securitization, Public Counsel no longer opposes securitizing these costs as Energy Transition Costs. The Commission finds that safe closure costs are necessary to safely demolish and close Rush Island, and are appropriately included as Energy Transition Costs. The Commission authorizes Ameren Missouri to include $4,407,500 of safe closure costs in this securitization.

145 Williams Direct, Ex. 17, Page 6.

146 Transcript Vol. 6, Page 276.

147 Schaben Rebuttal, Ex. 209, Pages 5-6.

148 Schaben Rebuttal, Ex. 209, Page 6.

149 Cunigan Surrebuttal, Ex. 101, Page 1.

12. What amount of decommissioning costs should be financed using Securitized Utility Tariff Bonds?

Findings of Fact:

110.         Decommissioning costs are the costs of demolition minus any salvage proceeds. 150

111.         Ameren Missouri engaged Black & Veatch, an engineering firm, to prepare a decommissioning study for Rush Island, including determining a Class 4 cost estimate to demolish Rush Island and leave the site in a brownfield condition. 151

112.         With Class 4 budget estimates, per the American Association of Civil Engineers (AACE) guidelines, it is reasonably expected that the actual costs could vary from the estimate by plus or minus 30 percent.152

113.         Ameren Missouri proposes to include Black & Veatch’s estimated decommissioning costs in the Energy Transition Costs153, and Staff agrees with the inclusion of that estimated amount.154

150 Williams Direct, Ex. 17, Page 6.

151 Williams Direct, Ex.17, Pages 7-8 and Schedule JW-D2.

152 Williams Direct, Ex. 17, Page 10.

153 Lansford Surrebuttal, Ex. 2, Schedule MJL-S1.

154 Cunigan Rebuttal, Ex. 100C, Page 6.

114.         Ameren Missouri witness Jim Williams has a degree in mechanical engineering and more than 30 years’ experience in power plant operations. He reviewed and provided input into the Black & Veatch estimates. 155

115.         Jim Williams credibly testified, based on Ameren Missouri’s experience closing electric plants, including the 2022156 closure of its Meramec Energy Center, that the Black & Veatch decommissioning estimate is reasonable. 157

116.         Public Counsel recommends allowing the recovery of no more than the lower end of the Black & Veatch estimate, which would be the Class 4 estimated costs minus 30 percent of the estimate.158

117.         Demolition and site restoration are expected to take 18 to 24 months and be completed by June 2028.159

118.          Cost estimates (and salvage estimates) will continue to be updated as the decommissioning scope of work is established, actual quantities are determined, and bids are received. 160

Conclusions of Law:

V.             The definition of “Energy Transition Costs” in Section 393.1700.1(7)(a) RSMo, includes the costs of decommissioning the site of an electric generating facility.

W.            The Securitization Statute, Section 393.1700.2(3)(c)k RSMo allows the Commission to specify a future rate making process to reconcile any differences between the actual costs and the amounts securitized.

155 Williams Direct, Ex. 17, Page 1 and Transcript Vol. 6, Pages 273-274.

156 Lange Rebuttal, Ex. 106, Page 3, citing testimony in EA-2023-0286.

157 Williams Direct, Ex. 17, Page 10.

158 Schaben Rebuttal, Ex. 209, Page 8.

159 Williams Direct, Ex. 17, Page 9.

160 Williams Direct, Ex. 17, Page 10.

X.            The Securitization Statute, Section 393.1700.2(3)(c)o RSMo provides that the Commission may include any other conditions the Commission considers appropriate and are not inconsistent with the Securitization Statute.

Decision:

After Rush Island ceases operation, it will need to be decommissioned. The Securitization Statute specifically includes the costs of decommissioning an electric generating facility as an Energy Transition Cost. The Commission finds the Black & Veatch demolition estimate to be reasonable. Therefore, the Commission will allow Ameren Missouri to recover decommissioning costs at the midpoint of Black & Veatch’s estimate. Rate payers will be protected if decommissioning costs are lower, as Public Counsel projects, because the amounts the Commission authorizes Ameren Missouri to securitize for decommissioning costs will be reconciled with the actual decommissioning costs incurred in a future rate case.

The Commission finds it reasonable to include the condition that Ameren Missouri provide decommissioning bids and cost updates as they become available. For clarification, any updated decommissioning bids and costs will not impact the approved Energy Transition Costs specified in this financing order.

Carrying Costs

13.            What rate, if any, should be used to determine carrying costs that may occur between the retirement date of Rush Island and the issuance of the securitized bonds?

Findings of Fact:

119.            Once retired, the Rush Island Plant will no longer be in service and thus no longer be used or useful.161

120.            Ameren Missouri recommends that their WACC should be used to calculate any carrying costs incurred as this is their carrying cost rate for long-term investments.162

121.            Staff recommends that the Company’s embedded costs of long-term debt rate of 4.051 percent as of December 31, 2023 should be used to calculate any carrying costs incurred.163 Staff’s reasoning was that the circumstances in this case are similar to that in the Liberty securitization case, where the Commission ordered the carrying costs to be recovered at Liberty’s long-term debt rate.164

122.            The Liberty Securitization Utility Tariff Bonds provided recovery of both extraordinary fuel and purchased powers costs incurred from Winter Storm Uri and recovery of the Energy Transition Costs to retire its Asbury generation plant, along with Upfront Financing Costs.165

123.            Public Counsel recommends that no carrying costs should be allowed since there are no current identifiable capital issuances associated with “carrying” Rush Island.

161 Murray Rebuttal, Ex. 201, Pages 3-4; and Transcript Vol. 3, Pages 279-280.

162 Lansford Direct, Ex. 1, Page 8; and Lansford Surrebuttal, Ex. 2, Page 15.

163 Davis Surrebuttal, Ex. 112, Page 6.

164 Majors Rebuttal, Ex. 110, Pages 19-20.

165 Riley Surrebuttal, Ex. 208, Schedule JSR-S-04.

However, if the Commission were to allow carrying costs, Public Counsel recommends that it should be a rate no higher than the interest rate of the securitized debt.166

124.            Securitization, in effect, finances 100 percent of the Energy Transition Costs and the Upfront Financing Costs at the securitization bond interest rate. 167

125.            Although Ameren Missouri’s initial funding of its Rush Island generating station occurred in the early to mid-1970s, for ratemaking purposes the capital currently supporting Rush Island is assumed to be a function of the recent mix of capital issued and/or retained by Ameren Corp and Ameren Missouri. In essence, regardless of whether Rush Island is still generating electricity, Mr. Lansford’s position reflects the fact that Rush Island is still supported by the long-term capital reflected on Ameren Missouri’s balance sheet. 168

126.            Financing or carrying costs continue to accrue and be paid by Ameren Missouri until the Company has recovered its investment and repaid its investors. Recovery of the Company’s investment will occur once the securitized utility tariff bond proceeds are received.169

127.            Ameren Missouri in March 2024 issued 10-year first mortgage bonds at a 5.2 percent interest rate.170

128.            Ameren Missouri’s estimated interest rate for the Securitized Utility Tariff Bonds was 5.591 percent based on the 5-year and 10-year treasury rates plus a 100 basis point spread as of November 8, 2023.171

166 Murray Rebuttal, Ex. 201, Page 13.

167 Transcript Vol. 3, Pages 254-255.

168 Murray Rebuttal, Ex. 201, Pages 11-12.

169 Lansford Surrebuttal, Ex. 2, Pages 9 and 16.

170 Niehaus Direct, Ex. 4, Schedule KN-2.

171 Niehaus Direct, Ex. 4, Schedule KN-2.

129.            Staff witness Mark Davis provided an updated estimated interest rate of 5.331 percent which he stated was based on the same assumptions Ameren Missouri used to prepare its estimate of 5.591 percent, but utilizing current rates. The updated estimate was based on treasury rates as of March 21, 2024.172

130.            The estimated bond interest rate will continue to change and fluctuate until it is finalized. Since Mr. Davis’s estimate, bond yields have increased 30 to 40·basis points. 173

131.            It is through the marketing and pricing discovery process that the actual investor market-clearing interest rates for the Securitized Utility Tariff Bonds are determined, which will be based on the actual investor orders on the actual day of pricing.174

132.            Ameren Missouri contends that full recovery of minimized carrying costs incurred after the prudent retirement of the Rush Island Energy Center is just and reasonable. 175

133.            Carrying costs would apply for the period between the retirement of Rush Island and the issuance of the bonds. 176

134.            Bond interest rates are subject to many factors, such as geopolitical conditions and elections; many of which are outside of Ameren Missouri’s control. Therefore, it is difficult to predict the market. 177

172 Davis Surrebuttal, Ex. 112, Pages 9-10.

173 Transcript Vol. 7, Pages 184.

174 Niehaus Direct, Ex. 4, Page 13.

175 Lansford Surrebuttal, Ex. 2, Page 15.

176 Transcript Vol. 8, Pages 186-187.

177 Transcript Vol. 3, Pages 156-157.

Conclusions of Law:

Y.            The definition of “Energy Transition Costs” found in Section 393.1700.1(7)(a) RSMo, includes “accrued carrying charges” as a cost that may be recovered.

Z.            Section 393.1700.2(3)(c)a RSMo, requires that a financing order issued by the Commission include a finding that recovery of securitized utility tariff costs to be financed using Securitized Utility Tariff Bonds is “just and reasonable. “

AA.        In a 1988 case, the Missouri Court of Appeals upheld a Commission decision to deny rate recovery of $106.3 million for cancellation costs related to the abandoned Callaway II nuclear plant. The Commission had found that such cancellation costs were not a just and reasonable expense to be placed in rates and charged to ratepayers. In upholding the Commission’s decision, the Court of Appeals held that “the utility property upon which a rate of return can be earned must be utilized to provide service to customers. That is, it must be used and useful.”178

Decision:

After the Commission issues this Financing Order, the period of time until the Securitized Utility Tariff Bonds are issued is an indeterminate. During that time period there could be appeals and there will be time spent structuring, marketing and pricing the bonds. After Rush Island retires and is no longer used and useful, Ameren Missouri will no longer be earning a return from it. While Rush Island costs will continue to be recovered in rates, the tracking of these costs after retirement will ultimately be credited back to customers in a future Ameren Missouri rate case. Ameren Missouri will not receive  any securitization proceeds until after the bonds are issued. Between Rush Island’s retirement date and the date the bonds are issued, Ameren Missouri will continue to incur and pay any financing costs associated with Rush Island.

178 State ex rel. Union Elec. Co. v. Pub. Serv. Com’n,. 765 S.W.2d 618, 622 (Mo. App. W.D. 1988.

Missouri law generally holds that for a utility to be able to recover a return on a property, that property must be used and useful. However, the securitization statute specifically includes carrying costs within the definition of Energy Transition Costs that can be recovered through securitization. But, the statute does not define carrying costs or mandate that they be included for recovery through securitization. The Securitization Statute also requires the Commission to find that the amount to be securitized is just and reasonable.

Public Counsel asserts that no carrying costs should be allowed. The Commission does not agree with that assertion, as it would require Ameren Missouri to effectively provide an interest-free loan to its customers. The Commission finds that some form of long-term interest rate is an appropriate measure for the carrying costs.

Ameren Missouri’s securitization petition is different from Liberty’s in many ways. Liberty’s securitization petition included nearly $200 million authorized by the Commission for the extraordinary costs incurred by Liberty to supply electric service to its customers during Winter Storm Uri in addition to retirement costs of its Asbury generation plant.

Ameren Missouri asks the Commission to authorize it to recover carrying costs through securitization equal to its WACC, arguing WACC is its carrying cost rate for long-term investments. The Commission does not find it appropriate to allow Ameren Missouri to recover carrying charges at its WACC given that WACC includes an equity component and Rush Island would no longer be in use and useful at that time.

Staff proposes to include carrying costs at Ameren Missouri’s consolidated long-term debt rate. This is also inappropriate given the significant difference between Staff’s proposed 4.051 percent and Ameren Missouri’s most recent long-term debt rate of 5.2 percent from March 2024.

The Commission is persuaded by Public Counsel’s recommendation that the carrying cost rate should not be more than the interest rate of the Securitized Utility Tariff Bonds. This is appropriate as Ameren Missouri would be receiving no more in carrying costs than its customers are expected to pay on the Securitized Utility Tariff Bonds. However, the actual interest rate of the Securitized Utility Tariff Bonds is not currently known and will not be known until the pricing phase of the bond issuance process, at which time the carrying costs amount must be known to determine the final amount to be securitized. Both Ameren Missouri and Staff have submitted estimates for the bond interest rate based on different timeframes. However, given that these are both estimates, it is unclear what time frame Staff’s estimate is based upon, and the final interest rate can increase or decrease due to many factors outside of the parties control, the Commission does find it just and reasonable to allow Ameren Missouri to recover carrying costs at the expected Securitized Utility Tariff Bond rate of 5.591 percent based on November 28, 2023, information. This carrying cost will be calculated from the period between the retirement of Rush Island to when the bonds are issued.

NPV of Tax Benefits/Accumulated Deferred Income Taxes (ADIT)

14.             How should ADIT and excess ADIT be accounted for and treated in this case?

15.             What is the net present value of tax benefits associated with the Rush Island plant:

   a.            If retired September 1, 2024?

   b.            If retired October 15, 2024?

Findings of Fact:

135.            Accelerated depreciation is a tax benefit to Ameren Missouri because its use for income tax purposes reduces Ameren Missouri’s tax liability. 179

136.            The Commission would have to authorize a return on retired plant before any income taxes would apply. 180

137.            Ameren Missouri represents in Lansford Direct, Schedule MJL-D5 that income taxes continue to be applied to retired plant. 181

138.            The ADIT balance and Rush Island net book value are not the same thing. 182

139.            Lansford’s workpapers supporting Ameren Missouri’s calculation of the ADIT credit to customers indicate that its starting amount is not the ADIT balance but the Rush Island net book value. 183

140.            In Liberty’s securitization case, Staff calculated the amount of the actual credit of the NPV of the ADIT balance to customers, versus in Ameren Missouri’s Rush Island case, Staff’s credit to customers’ amount is the reduction in rate base caused by or created by the accumulated deferred income taxes. 184

179 Transcript Vol. 6, Page 167.

180 Transcript Vol. 6, Page 170.

181 Transcript Vol. 6, Page 167, and Pages 169-170.

182 Transcript Vol. 6, Page 176.

183 Lansford workpapers, Ex. 600.

184 Transcript Vol. 6, Pages 177-178.

141.            The ADIT credit balance represents a tax benefit to the utility.185

142.            Once Rush Island is retired there are no income taxes associated with it in the future. 186

143.            Tax benefits and ADIT are the same thing. The net tax benefits identified in the Securitization Statute are the same as the net present value of the ADIT and excess ADIT.187

144.            Reducing the ADIT credit to customers would increase the total securitization bond amount and the amount Ameren Missouri would receive upon issuance of the bonds. This also increases the principle and interest payments customers would be responsible for paying over the 15 years Securitized Utility Tariff Bonds are outstanding.188

145.            Upon retirement of plant, both the original cost of plant and ADIT are eliminated from the regulatory books of the utility.189

146.            ADIT is the accumulation of the annual income tax differences that result from using straight line depreciation instead of accelerated depreciation. If the plant asset is used until the end of its straight-line tax depreciation life, then at the end of that life, the ADIT balance is zero.190

185 Transcript Vol. 6, Page 181.

186 Transcript Vol. 6, Page 188.

187 Transcript Vol. 6, Page 189.

188 Transcript Vol. 6, Page 190.

189 Transcript Vol.6, Page 191.

190 Riley Rebuttal, Ex. 207, Page 2.

147.            The method Ameren Missouri uses to meet the Securitization Statute requirement to credit the NPV of ADIT to customers double calculates an amount to be credited to Energy Transition Costs consistent with the Liberty methodology that the Commission did not support in its authorization of Liberty’s securitization of its Asbury plant in case, file number EO-2022-0193.191

148.            Ameren Missouri’s calculation of the credit to customers starts with the Rush Island net book value at the retirement date plus the excess ADIT balance. Ameren Missouri calculates what it identifies as the NPV of ADIT using this amount divided over 15 years at its securitization yield rate of 5.59 percent. Ameren Missouri then goes on to its next step to calculate the net present value of what it alleges would have been the value of the ADIT rate base deductions over 16 years if Rush Island would have remained in service and applies a NPV calculation using those yearly amounts at its securitization yield amount. Ameren Missouri identifies this result as being the NPV of tax benefits. Ameren Missouri provides these calculations for a September 1, 2024 and October 15, 2024 Rush Island retirement date. 192

149.            The actual estimated ADIT balances are quantified in Ameren Missouri witness Lansford’s workpapers tab “Def Tax & NBNT.” Ameren Missouri has no explanation why the ADIT balance was not used when it did use the excess ADIT balance for the same calculation.193

191 Riley Rebuttal, Ex. 207, Page 4.

192 Lansford workpapers, Ex. 600.

193 Transcript Vol. 6, Pages 171-172.

150.            Ameren Missouri’s recognition of a loss on its remaining accelerated depreciation Rush Island net book balance for its 2024 income tax return is not included in its ADIT because that event has not happened yet.194

151.            Ameren Missouri witness Lansford testified at hearing to the question, “In your testimony you indicate that the tax basis on September 1, 2024 is zero for Rush Island. Would this then have recognized the loss for tax purposes to get to the zero for tax basis? Answer: Yes. That’s exactly right.”195

152.            The abandonment tax deduction is not a portion of ADIT. The accumulation of deferred taxes stops at retirement. The abandonment is a current tax deduction that should not be confused with an ADIT balance that has accumulated over several years.196

153.            The Court opinion states, “An ADIT balance represents cost-free capital for the utility to use. The cost-free nature of ADIT is recognized in ratemaking by including the ADIT balance as a deduction from rate base. This rate base deduction prevents customers from paying a return on the cost-free capital provided to the utility as a result of the tax timing differences. In theory, the ADIT balance for a plant item reaches zero as the effects of accelerated and straight-line depreciation converge at the end of the plant’s depreciable life.”197

154.            The Court’s opinion relied in part on the Commission’s brief as described in its footnote 8 and the Commission’s interpretation of how income taxes are to be collected under the Securitization Statute, “In its respondent’s brief, the Commission states that, “[g]enerally, if the utility incurs tax expenses, the tax expenses can be considered for recovery in general rates.” The Commission notes that Section 393.1700.1(8)(d) also provides that “[a]ny taxes . . . imposed on the revenues generated from the collection of the Securitized Utility Tariff Charge or otherwise resulting from the collection of Securitized Utility Tariff Charges” are “financing costs” that can be recovered through the Securitized Utility Tariff Charge. The Commission further notes that, as required by Section 393.1700.2(3)(c)e, the Amended Report and Order includes a true-up mechanism to ensure that the billing of securitized tariff charges provides timely payments of any amounts due in connection with the Securitized Utility Tariff Bonds, including financing costs. Because “[t]his section referring to taxes does not mention ADIT,” the Commission argues that “[t]he statute does not contemplate Liberty retaining Asbury’s ADIT to pay future taxes that may be owed on the Securitized Utility Tariff Charges.”198

194 Transcript Vol. 6, Page 173.

195 Transcript Vol. 6, Page 173.

196 Riley Rebuttal, Ex. 207, Page 9.

197 Riley Surrebuttal, Ex. 208, Schedule JSR-S-04, Empire Dist. Elec. Co. v. PSC, 672 S.W.3d 868.

198 Riley Surrebuttal, Ex. 208, Schedule JSR-S-04, Empire Dist. Elec. Co. v. PSC, 672 S.W.3d 868.

155.            The Court opinion states, “Asbury will not continue to depreciate over time. No further depreciation-related tax timing differences will occur, so Asbury’s ADIT balance will never unwind and never be credited to customers absent Commission action. Because of this, Sections 393.1700.1(7)(a) and 393.1700.2(3)(c)m require the net present value of Asbury’s ADIT balance to be credited immediately to customers when Liberty immediately recovers all of Asbury’s Energy Transition Costs through securitization. Therefore, the Commission’s determination that the net present value of Asbury’s full ADIT balance should be credited to customers is lawful and reasonable.”199

156.            The Court’s opinion states, “The Commission followed the statutory requirements by taking Asbury’s ADIT balance and amortizing the balance over the 13-year bond period in equal installments. The record shows Staff applied the 4 percent discount rate to each of the 13-year installments in the net present value equation to arrive at $17,134,363.”200

199 Riley Surrebuttal, Ex. 208, Schedule JSR-S-04, Empire Dist. Elec. Co. v. PSC, 672 S.W.3d 868.

200 Riley Surrebuttal, Ex. 208, Schedule JSR-S-04, Empire Dist. Elec. Co. v. PSC, 672 S.W.3d 868.

Conclusions of Law:

BB.       Section 393.1700.2(3)(c)m RSMo, requires a financing order to include:

[A] procedure for the treatment of accumulated deferred income taxes and excess deferred income taxes in connection with the retired or abandoned or to be retired or abandoned electric generating facility, or in connection with retired or abandoned facilities included in qualified extraordinary costs. The accumulated deferred income taxes, including excess deferred income taxes, shall be excluded from rate base in future general rate cases and the net tax benefits relating to amounts that will be recovered through the issuance of Securitized Utility Tariff Bonds shall be credited to retail customers by reducing the amount of such Securitized Utility Tariff Bonds that could otherwise be issued. The customer credit shall include the net present value of the tax benefits, calculated using a discount rate equal to the expected interest rate of the Securitized Utility Tariff Bonds, for the estimated accumulated and excess deferred income taxes at the time of securitization including timing differences created by the issuance of Securitized Utility Tariff Bonds amortized over the period of the bonds multiplied by the expected interest rate on such Securitized Utility Tariff Bonds.

CC.       FERC USOA General Instruction 18. Comprehensive Interperiod Income Tax Allocation.

A. Where there are timing differences between the periods in which transactions affect taxable income and the periods in which they enter into the determination of pretax accounting income, the income tax effects of such transactions are to be recognized in the periods in which the differences between book accounting income and taxable income arise and in the periods in which the differences reverse using the deferred tax method.

DD.       FERC USOA Account 282. Accumulated deferred income taxes-Other property.

A.           This account shall include the tax deferrals resulting from adoption of the principle of comprehensive interperiod income tax allocation described in General Instruction 18 of this system of accounts which are related to all property other than accelerated amortization property.

B.            The utility is restricted in its use of this account to the purposes set forth above. It shall not transfer the balance in this account or any portion thereof to retained earnings or make any use thereof except as provided in the text of this account without prior approval of the Commission. Upon the disposition by sale, exchange, transfer, abandonment or premature retirement of plant on which there is a related balance herein, this account shall be charged with an amount equal to the related income tax expense if any, arising from such disposition...

Decision:

The ADIT and Excess ADIT should be treated and accounted for the same way as determined by the Commission in Liberty’s securitization case. The calculation of the NPV of ADIT starts with the estimated balance of ADIT and excess ADIT. The calculation includes dividing the ADIT and excess ADIT balances by the 15-year period that the securitization bonds are to be outstanding. The NPV calculation includes the projected securitized bond interest rate of 5.59 percent. The Commission’s interpretation of the Securitization Statute in Liberty’s securitization case was affirmed by the Western District Missouri Court of Appeals. The Commission finds Ameren Missouri’s testimony does not provide any information to persuade the Commission that the Company’s calculation of the NPV of ADIT and excess ADIT is consistent with the plain language of the Securitization Statute.

Missouri electric utilities under the Commission’s jurisdiction are required to follow the FERC USOA. General Instruction 18 requires that interperiod income tax timing differences be recognized in the periods in which the differences arise and reverse. These income tax timing differences are recorded in accounts 281, 282 and 283. Account 282 includes the majority of electric utility ADIT. The Securitization Statute requires that customers be credited for the NPV of ADIT through a reduction to the Energy Transition Costs. The use of the Rush Island plant NBV at the date of retirement multiplied by Ameren Missouri’s income tax rate does not comply with the plain language of the Securitization Statute.

The value of the NPV of the income tax benefits for Rush Island is the same as the calculation of the NPV of the ADIT and excess ADIT balances at the time of Rush Island’s retirement. Based on Ameren Missouri’s estimated total ADIT and excess ADIT spread over the 15 years that the bonds are expected to be outstanding and at the projected interest rate of 5.59 percent the credit or reduction to the Energy Transition Costs is $88,741,219 if Rush Island is retired on September 1, 2024 and $86,895,523 if Rush Island is retired October 15, 2024.

The Securitization Statute treatment of ADIT and excess ADIT requires a credit to Energy Transition Costs based on the NPV of these balances at the date of retirement. This credit compensates Ameren Missouri customers for the income tax timing difference resulting from the use of different depreciation methods for ratemaking and income taxes and eliminates any future rate case treatment of ADIT related to Rush Island.

This calculation of NPV of ADIT and excess ADIT does not include the Rush Island loss on its early retirement based on its accelerated depreciation net book value (approximately $108 million) to be recognized by Ameren Missouri in its 2024 tax returns.

The reduction of income taxes resulting from that tax deduction is approximately $25.6 million and shall be applied against income taxes beginning in the first year that income taxes are included as ongoing financing costs in the Securitized Utility Tariff Charge until the reduction in income taxes resulting from the loss on the retirement of Rush Island has been fully applied. Documentation to support income taxes included in the ongoing financing costs included in the Securitized Utility Tariff Charge will be provided and the amounts tracked so that a reconciliation to the Securitized Utility Tariff Charge paid by customers may be included in future Ameren Missouri rate cases.

According to Staff’s response submitted on June 12, 2024 to the Commission’s June 7, 2024 order in this case, and the decisions of the Commission in this Financing Order, the NPV of ADIT is a credit to ratepayers in the amount of $88,741,219 and $86,895,523 for the September 1, 2024 and October 15, 2024 potential closure dates, respectively.

Upfront Financing Costs

16.            Should the costs associated with Company witnesses Holmstead and

Moor be included or excluded from the upfront financing costs?

Findings of Fact:

157.            Ameren Missouri hired witness Jeffrey Holmstead, a former EPA Assistant Administrator, to testify about the regulatory framework for NSR permitting in Missouri and the broader context in which electric utilities were making environmental compliance decisions at the time of the Rush Island Projects.201

201 Birk Direct, Ex. 6, Page 6.

158.            Ameren Missouri hired witness Karl Moor, a former EPA Deputy Assistant Administrator, to testify about what Ameren Missouri knew or should have known at the time about the EPA NSR program.201

159.            Ameren Missouri’s witness Michels was the only Ameren Missouri witness to focus on the prudence of retiring Rush Island.203 Michels is an Ameren Missouri employee and therefore required no additional expense.204

160.            Both Holmstead and Moor were hired by Ameren Missouri to provide testimony about Rush Island in Ameren Missouri’s last general rate case, File No. ER-2022-0337. Their testimony in this case is largely duplicative of their testimony in File No. ER-2022-0337. Staff asserts that the costs for their testimony in the rate case was passed through to ratepayers, and those ratepayers should not pay twice for duplicative testimony.205

161.            Ameren Missouri argues that File No. ER-2022-0337 was resolved by a black box settlement stipulation and agreement and so no party can say that the costs for Holmstead and Moor were included in the revenue requirement.206 However, Ameren Missouri never stated that no costs for these witnesses was previously included in the rate case revenue requirement.

202 Birk Direct, Ex. 6, Page 7.

203 Majors Rebuttal, Ex. 110, Page 5.

204 Majors Rebuttal, Ex. 110, Page 22.

205 Majors Rebuttal, Ex. 110, Page 22.

206 Wills Surrebuttal, Ex. 20, Page 11.

162.            The specific costs of Moor and Holmstead were not in the five-case average proposed by Ameren Missouri in its last rate case, File No. ER-2022-0337.207

163.            Ameren Missouri believed it needed to defend the prudence of its NSR decision making because Staff witness Eubanks stated in her rebuttal testimony, in File No. ER-2022-0337, that if Ameren Missouri sought to securitize Rush Island in a future securitization case it would be appropriate to address the prudency of Ameren Missouri’s decision-making in that case.208

164.            At the evidentiary hearing Staff witness Majors explained that he thought it would be fair to address these witnesses’ costs the way rate case expense is sometimes addressed by the Commission. Majors proposed that a 50/50 sharing of those expenses would be a fair outcome.209

Conclusions of Law:

No additional conclusions of law are necessary for this issue.

Decision:

Ameren Missouri witnesses Karl Moor and Jeffrey Holmstead are former employees of the EPA that Ameren Missouri hired to defend its decisions related to its violation of the EPA’s Clean Air Act.

These witnesses address the prudence of Ameren Missouri’s decision-making process when Ameren Missouri chose not to seek an NSR permit prior to making major modifications to its Rush Island units. Determining the prudence of Ameren Missouri’s NSR permitting decisions is not required under the Securitization Statute. Even though  they had testified in the prior rate case, Ameren Missouri acknowledges that its reason for also including the witnesses in this case was due to Staff’s position in the last rate case that it would be appropriate to address the prudence of the Rush Island NSR decision in the securitization case. Neither of these witnesses were necessary to address the prudence of Rush Island’s retirement, which was primarily addressed by Ameren Missouri witness Michels. While neither witness was necessary to the prudence decision that must be addressed in the financing order, it was not wholly unreasonable to include some evidence related to the NSR permitting decision based upon Staff’s position in the rate case. The Commission will authorize Ameren Missouri to include 50 percent of the Upfront Financing Costs associated with witnesses Moor and Holmstead in securitization.

207 Transcript Vol. 8, Pages 53-54.

208 Wills Surrebuttal, Ex. 20, Page 14.

209 Transcript Vol. 8, Page 48.

17. What total amount of Upfront Financing Costs should the Commission authorize Ameren Missouri to finance?

   a.            If retired September 1, 2024?

   b.            If retired October 15, 2024?

Findings of Fact:

165.            Proceeds from the Securitized Utility Tariff Bonds must be sufficient to cover the Energy Transition Costs related to the retirement of Rush Island and the cost of issuing the bonds. Therefore, the total issuance is equal to the sum of the Energy Transition Costs and upfront financing costs.210

166.            Estimated Upfront Financing Costs include fees for legal and structuring advisors, consultants, underwriting fees, auditing fees, and other fees as well as rating and filing fees necessary to secure the bonds.211

210 Lansford Direct, Ex. 1, Page 3.

211 Lansford Direct, Ex. 1, Page 9.

167.            The Upfront Financing Costs are comprised of a combination of fixed and variable fees, where the variable fees are calculated based on the filing fees total percentage multiplied by the Energy Transition Cost plus the upfront financing fixed fees.212

168.            Ameren Missouri estimates the September 1, 2024, and October 15, 2024, Upfront Financing Costs to total $6,604,272213 and $6,587,660214, respectively. Ameren Missouri did not include costs for the Commission’s advisors and legal counsel because those amounts were unknown.215

169.            Staff estimates Upfront Financing Costs to total $6,514,155.216

170.            Ameren Missouri estimates the ongoing financing costs, excluding any incremental income tax, at $791,375 annually for a closure date of September 1, 2024,217 and  $787,764 annually for a closure date of October 15, 2024.218

171.            Staff estimates the ongoing financing costs, excluding incremental income taxes, at $771,789 annually based on an October 15, 2024 closure date. 219

172.            The ongoing financing costs is made up of combination of fixed and variable fees, where the variable fees are calculated based on the ongoing variable fee percentage multiplied by the securitized amount. 220

212 Lansford Surrebuttal, Ex. 2, Schedule MJL-S3 and Schedule MJL-S7.

213 Lansford Surrebuttal, Ex. 2, Schedule MJL-S3.

214 Lansford Surrebuttal, Ex. 2, Schedules MJL-S7.

215 Lansford Direct, Ex. 1, Page 9.

216 Majors Surrebuttal, Ex. 111, Schedule KM-s1.

217 Lansford Surrebuttal, Ex. 2, Schedule MJL-S3.

218 Lansford Surrebuttal, Ex. 2, Schedule MJL-S7.

219 Majors Workpapers, Ex. 601, Schedule MJL-s1.

220 Davis Surrebuttal, Ex. 112C, Schedule MD-s1.

173.            If the Commission resolved the ADIT issue in the same manner as it did in the Liberty securitization case, Ameren Missouri would have to add incremental income taxes to its estimated ongoing financing costs.221

Conclusions of Law:

EE.       Section 393.1700.2(3)(c)a, RSMo, requires the Commission to include in its securitization order a description and estimate of the amount of financing costs that may be recovered through Securitized Utility Tariff Charges.

FF.       “Financing Costs” are defined by Section 393.1700.1(8)(c) RSMo, to include the following upfront financing costs:

Any other cost related to issuing, supporting, repaying, refunding, and servicing Securitized Utility Tariff Bonds, including servicing fees, accounting and auditing fees, trustee fees, legal fees, consulting fees, structuring adviser fees, administrative fees, placement and underwriting fees, independent director and manager fees, capitalized interest, rating agency fees, stock exchange listing and compliance fees, security registration fees, filing fees, information technology programming costs, and any other costs necessary to otherwise ensure the timely payment of Securitized Utility Tariff Bonds or other amounts or charges payable in connection with the bonds, including costs related to obtaining the financing order;

GG.       Section 393.1700.1(16) RSMo includes “financing costs” as items that may be included in a “Securitized Utility Tariff Charge.” Subsection 393.1700.1(16)(f) authorizes the Commission to employ financial advisors and legal counsel to assist it in processing a financing application and to include the associated costs as financing costs.

HH.       Section 393.1700.2(3)(c)e RSMo, requires the Commission to include in its securitization order:

A formula-based true-up mechanism for making, at least annually, expeditious periodic adjustments in the Securitized Utility Tariff Charges that customers are required to pay pursuant to the financing order and for  making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of Securitized Utility Tariff Bonds and financing costs and other required amounts and charges payable under the Securitized Utility Tariff Bonds.

221 Transcript Vol. 3, Page 124.

Decision:

The Securitization Statute requires the Commission include an estimate of the financing costs in the Commission’s Financing Order. The financing costs will not be known until the bonds are issued. Both Ameren Missouri and Staff provided estimates of Upfront Financing Costs that are reasonably close. Given that Upfront Financing Costs are based on a combination of fixed and variable fees, where the variable fees are based on the Energy Transition Costs and fixed upfront financing fees; the Commission will use an updated estimate based on the Energy Transition Costs the Commission has determined are just and reasonable under the prior issues, and subtracting 50 percent of the upfront financing amounts for Ameren Missouri witnesses Karl Moor and Jeffrey Holmstead.

Given that only Ameren Missouri has provided estimated ongoing costs for both the September 1, 2024 and October 15, 2024 closure dates, the Commission will use Ameren Missouri’s estimated ongoing financing costs, which excluded any incremental income tax, at $791,375 annually for a closure date of September 1, 2024222 and $787,764 annually for a closure date of October 15, 2024. Based on the Commission decision on how ADIT should be treated consistent to the Liberty securitization case, incremental income taxes would have to be included in the ongoing financing costs. Given that incremental income taxes were not included in any party’s estimates, the Commission orders Ameren Missouri to update its ongoing financing costs as part of the issuance advice letter process.

222 Lansford Surrebuttal, Ex. 2, Schedule MJL-S3.

Based on the Commission decision in this issue and issue 16, Staff’s updated estimate of the upfront financing cost submitted as part of its June 12 response was $6,237,857 and $6,226,178, respectively, for the September 1, 2024, and October 15, 2024, potential closure dates.

Amount to be Securitized

18.            What total amounts of Energy Transition Costs should the Commission authorize Ameren Missouri to finance for Rush Island?

19.            After resolution of the other issues listed herein, what amounts should the Commission authorize Ameren Missouri to finance using Securitized Utility Tariff Bonds?

Findings of Fact:

No additional findings of fact are necessary for these issues.

Conclusions of Law:

II.            Section 393.1700.1(7), RSMo, defines “Energy Transition Costs” as including all of the following:

(a)   Pretax costs with respect to a retired or abandoned or to be retired or abandoned electric generating facility that is the subject of a petition for a financing order filed under this section where such early retirement or abandonment is deemed reasonable and prudent by the commission through a final order issued by the commission, include, but are not limited to, the undepreciated investment in the retired or abandoned or to be retired or abandoned electric generating facility and any facilities ancillary thereto or used in conjunction therewith, costs of decommissioning and restoring the site of the electric generating facility, other applicable capital and operating costs, accrued carrying charges, and deferred expenses, with the foregoing to be reduced by applicable tax benefits of accumulated and excess deferred income taxes, insurance, scrap and salvage proceeds, and may include the cost of retiring any existing indebtedness, fees, costs, and expenses to modify existing debt agreements or for waivers or consents related to existing debt agreements;

(b)   Pretax costs that an electrical corporation has previously incurred related to the retirement or abandonment of such an electric generating facility occurring before August 28, 2021.

JJ.         Section 393.1700.2(1), RSMo, sets out the content that must be included in a utility’s petition for a financing order to finance Energy Transition Costs.

Decision:

After accounting for the Commission’s determinations on individual issues, the Commission finds that the total Energy Transition Costs is $463,935,800 plus any applicable carrying costs if Rush Island retires on September 1, 2024, and $461,418,810 plus any applicable carrying costs if Rush Island Retires on October 15, 2024. After accounting for upfront financing costs, the Commission finds that the total amount Ameren Missouri is authorized to finance using Securitized Utility Tariff Bonds is estimated at $470,172,657 plus any applicable carrying costs if Rush Island retires on September 1, 2024, and an estimate of $467,644,988 plus any applicable carrying costs if Rush Island Retires on October 15, 2024. These total estimated amounts to be securitized do not currently include any costs for the Commission’s consultants.

Net Present Value Benefits

20.             Would issuance of Securitized Utility Tariff Bonds and imposition of Securitized Utility Tariff Charges be just and reasonable and in the public interest and be expected to provide quantifiable net present value benefits to customers as compared to financing and recovering of components of Rush Island Energy Transition Costs using traditional financing and recovery?

      a. What constitutes traditional financing and recovery that would have been incurred absent the issuance of Securitized Utility Tariff Bonds?

21.             What discount rate should be applied to estimated ratepayer payments for purposes of estimating the quantifiable net present value benefits to customers?

Findings of Fact:

174.            The bond rates for securitized utility tariff bonds that customers would be responsible for through a Commission securitization financing order is expected to be much lower than the weighted average cost of capital that might have been required of customers for the Rush Island retired investment in a general rate case. 223

175.            The benefit comparison quantifies energy transition costs, upfront financing costs, carrying costs, income taxes, ongoing finance costs and the total monthly payments necessary for repayment of the Securitized Utility Tariff Bonds including interest, when compared to the appropriate costs that would be recovered through amortization.224

176.            The recovery of early retired plant, if allowed through traditional ratemaking, would be through an amortization. The length of the amortization period would likely correspond to the original retirement date. It is unknown if the Commission would allow the unamortized balance to be included in rate base.225

223 Majors Rebuttal, Ex. 110, Page 19.

224 Lansford Surrebuttal, Ex. 2, Schedules MJL-S1, MJL-S4, MJL-S5 and MJL-S8.

225 Transcript Vol. 2, Page 279.

177.            The Commission has not authorized rate base treatment of the unamortized net book value of prematurely retired generation plant, based on Staff witness recollection.226

178.            Ameren Missouri recommends that, consistent with the Commission’s decision in File No. EO-2022-0193, the traditional method of ratemaking would occur through a general rate case and would entail amortization of the costs to be recovered over a period of years with Ameren Missouri being allowed to recover its carrying costs during the period of amortization.227

179.            Staff agrees with Ameren Missouri that traditional recovery of Rush Island costs would be through a 15-year amortization at Ameren Missouri’s WACC.228 Rush Island’s original retirement date was 2039229, and a 15-year amortization would run through 2039.

180.            Ameren Missouri’s Commission approved WACC from its most recent general rate case, File No. ER-2022-0337, was 6.82 percent.230

181.            Ameren Missouri reported in Lansford’s testimony and schedules that its WACC as of December 31, 2023 was 6.88 percent.231

182.            WACC is a weighted rate of return which includes components of (1) allowed return on equity; (2) embedded cost of debt; and (3) embedded cost of preferred stock. 232

226 Transcript Vol. 3, Page 281.

227 Lansford Direct, Ex. 1, Pages 12 - 13.

228 Majors Rebuttal, Ex. 110, Page 19.

229 Michels Direct, Ex. 14, Page 3.

230 Lansford Direct, Ex. 1, Page 13.

231 Lansford Surrebuttal, Ex. 2, Page 11, and Schedule MJL-S4.232 Murray Rebuttal, Ex. 201, Page 2

232 Murray Rebuttal, Ex. 201, Page 2

183.            It is not consistent with Missouri ratemaking principles to allow a rate of return on utility property that is not used and useful.233

184.            Public Counsel recommends that traditional recovery should be via a straight-line amortization with no return on the unamortized balance.234

185.            If a rate of return is not allowed, securitization would never be less costly to ratepayers than traditional recovery.235

186.            Although Ameren Missouri’s initial funding of its Rush Island generating station occurred in the early-to-mid-1970s, for ratemaking purposes the capital currently supporting Rush Island is assumed to be a function of the recent mix of capital issued and/or retained by Ameren Corp and Ameren Missouri. In essence, regardless of whether Rush Island is still generating electricity, Ameren Missouri witness Lansford’s position reflects the fact that Rush Island is still supported by the long-term capital reflected on Ameren Missouri’s balance sheet.236

187.            Ameren Missouri uses its WACC as the discount rate for the NPV calculations.237

188.            Public Counsel supports using discount rates ranging from 4 percent to 6.82 percent.238

189.            In the Liberty securitization case, the Commission used WACC as the discount rate for the NPV calculations.239

233 Murray Rebuttal, Ex. 201, Page 3.

234 Murray Surrebuttal, Ex. 202, Pages 2-10.

235 Murray Rebuttal, Ex. 201, Page 3.

236 Murray Rebuttal, Ex. 201, Pages 11-12.

237 Lansford Direct, Ex. 1, Page 14.

238 Murray Rebuttal, Ex. 201, Page 16.

239 Davis Surrebuttal, Ex. 112, Page 8.

190.            Staff prepared a comparative NPV analysis to compare the net benefits of securitization over amortization at discount rates of 4 percent and 6.82 percent. The results indicate a net benefit to customers of using securitization over amortization in all scenarios.240

Conclusions of Law:

KK.       Section 393.1700. 2.(1)(f) RSMo, requires a comparison between the net present value of the costs to customers that are estimated to result from the issuance of Securitized Utility Tariff Bonds and the costs that would result from the application of the traditional method of financing and recovery of the undepreciated investment of facilities that may become securitized utility tariff costs from customers. The comparison should demonstrate that the issuance of Securitized Utility Tariff Bonds and the imposition of securitized utility tariff charges are expected to provide quantifiable net present value benefits to customers.

LL.        The Securitization Statute, Section 393.1700.2.(3)(c)b. RSMo, requires that a Commission order contain a finding that the proposed issuance of securitized utility tariff bonds and the imposition and collection of a securitized utility tariff charge are just and reasonable and in the public interest and are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of Securitized Utility Tariff costs that would have been incurred absent the issuance of Securitized Utility Tariff Bonds.

MM.     Section 393.1700.2(3)(c)b RSMo, requires that this financing order make a finding that the proposed securitization is expected to “provide quantifiable net present value benefits to customers” as compared to recovery of those costs without the issuance of the securitized bonds. In order to make that comparison, the Commission must determine the appropriate discount rate to be used in the calculations of the amounts that would be recovered without securitization.

240 Davis Surrebuttal, Ex. 112C, Schedule MD-s1, Page 3 of 4.

NN.       Section 393.1700.2(1)(f) RSMo, requires an applicant for authority to securitize energy transition costs to include in their application:

comparison between the net present value of the costs to customers that are estimated to result from the issuance of securitized utility tariff bonds and the costs that would result from the application of the traditional method of financing and recovering the undepreciated investment of facilities that may become securitized utility tariff costs from customers. This comparison should demonstrate that the issuance of securitized utility tariff bonds and the imposition of securitized utility tariff charges are expected to provide quantifiable net present value benefits to customers.

Ameren Missouri fulfilled this legal requirement and its net present value comparison showed a benefit to customers of approximately $75.8 million.241

OO.       Section 393.1700.2(3)(c)b RSMo, requires that this order include:

A finding that the proposed issuance of securitized utility tariff bonds and the imposition and collection of a securitized utility tariff charge are just and reasonable and in the public interest and are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of securitized utility tariff costs that would have been incurred absent the issuance of securitized utility tariff bonds. ....

Decision:

This issue is not about the Commission authorizing an actual return or identifying an amount to be included in the securitization balance. This issue identifies a traditional method of financing and recovery that might have been used absent securitization, and identifies the appropriate carrying cost to use in the NPV comparison calculation, determines the appropriate discount rate, and determines if there is a quantifiable NPV benefit to customers from the securitization. The Securitization Statute dictates that this analysis and comparison is to be done.

241 Lansford Direct, Ex.1, Page 14, Table MJL-3.

Traditional Method of Financing and Recovery

The Commission finds, and no parties disagreed, that traditional recovery of the undepreciated balance of Rush Island would be through a general rate case and would entail amortization of the balance to be recovered over a period of years. Due to the size of the unamortized balance and Rush Island’s original retirement date of 2039, the Commission finds the likely amortization period that would have been ordered under traditional recovery would have been a 15-year amortization period. What if any carrying cost is authorized with any amortization is determined based upon the specific facts surrounding that amortization request.

However, the plain language of the Securitization Statute requires that the benefit comparison include a traditional method of both financing and of recovery of the undepreciated Rush Island plant verses recovery through securitization.

In the few instances where the Commission has considered special treatment for the early retirement of plant, no return or financing has been authorized because of the principle that plant must be used and useful to earn a return or to be included in rate base. Generally, a rate of return is applied to the utility’s net rate base and included in rates charged to utility customers.

The traditional method of financing undepreciated rate base is through a determination of the utility’s cost of capital. Basically, the cost of capital includes both an equity and a debt component. The weighted average cost of equity and debt, or rate of return, provides the utility with dollars to pay interest costs on debt and a return on equity or earnings on its investment. The rate of return is applied to net rate base. The Securitization Statute necessarily requires that the benefit comparison consider these financing costs that would be applicable to the net book value or net rate base of Rush Island plant at its retirement date.

The Commission has not applied a traditional financing method to early retired plant when contemplating special treatment through amortization. The Commission has only approved the recovery of net book value, which would be comparable to the amount of remaining depreciation on plant that was not recovered in rates prior to the early retirement. The Securitization Statute only applies to petitions brought by utilities seeking relief through the issuance of securitization bonds.

Interest Rate for Traditional Method of Financing and Recovery

The parties presented evidence and argument in support of just two interest rates for the Commission’s consideration in the NPV comparative analysis, which was zero percent from Public Counsel and Ameren Missouri’s WACC proposed by Ameren Missouri and Staff.

Public Counsel acknowledged that if the Commission adopted its proposal to find no carrying costs are allowed under traditional recovery of retired plant in the benefit comparison to securitization, there would never be a benefit to the use of securitization making the statute ineffectual. However, Public Counsel ignores the plain language of the Securitization Statute requiring the inclusion of both traditional financing and recovery of the retired plant to be included in the benefit comparison. In that case, for traditional financing, the cost of capital or WACC becomes a reasonable benefit comparison to the estimated Securitized Utility Tariff Bond interest rate. Other components of energy transition costs and the upfront financing costs also weigh into the benefit comparison.

Staff used Ameren Missouri’s most recent Commission-approved WACC of 6.82 percent in its analysis, while Ameren Missouri used an updated WACC as of December 31, 2023, of 6.88 percent, which has not been approved by the Commission. The Commission agrees with Ameren Missouri and Staff that the benefit comparison the Securitization Statute requires includes both transitional financing and recovery and that the use of Ameren Missouri’s Commission-approved WACC of 6.82 percent is appropriate.

Discount Rate

Given the Commission position on using WACC in prior securitization cases for the discount rate, the Commission finds the WACC of 6.82 percent is appropriate and is adopted.

Net Present Value Benefits

Based on the Commission decision that the traditional method of financing and recovery should be amortization over 15 years at WACC of 6.82 percent and using a discount rate of 6.82 percent, Staff’s analysis indicates that securitization provides a quantifiable net present value benefits to customers over a traditional method of financing and recovery.

The Commission finds that the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of a Securitized Utility Tariff Charge are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of Securitized Utility Tariff Costs that would have been incurred absent the issuance of Securitized Utility Tariff Bonds.

22.            Absent securitization, which method of recovery more accurately and reliably estimates ratepayer payments? Absent securitization, what return, if any, would the Commission allow on the Rush Island Energy Transition Costs regulatory asset?

Findings of Fact:

No additional findings of fact are necessary for this issue.

Conclusions of Law:

No additional conclusions of law are necessary for this issue

Decision:

The Commission has already addressed finance and recovery absent securitization in issue 20a. There is no requirement in the Securitization Statute that the Commission determine which method of recovery more accurately and reliably estimates ratepayer payments. This issue attempts to inject an element for the Commission’s determination that is not contemplated by the statute. It is not necessary to address this issue to determine whether securitization of Rush Island retirement costs is appropriate.

Allocation of the Revenue Requirement

23.            How should the securitized utility revenue requirement be allocated to customers?

Findings of Fact:

191. The Securitized Utility Tariff Rider proposed by Ameren Missouri in its direct testimony allocates the securitization revenue requirement to the classes based on classes’ loss-adjusted energy consumption. Ameren Missouri proposed allocation by loss-adjusted energy consumption because the Commission ordered that allocation method in Liberty’s securitization case and because the parties agreed to that allocation method in Evergy West’s securitization case.242

242 Wills Direct, Ex. 19, Page 5.

192.            MIEC is a non-profit corporation that represents the interests of large consumers in Missouri rate matters.243

193.            MIEC’s witness, Maurice Brubaker, proposes that the Securitized Utility Tariff Charge be allocated to the classes through an equal percentage based on the base rate revenues of the customer classes. The base rate revenues of each class would be multiplied by the same percentage. Brubaker testified that this would preserve the existing relationship of the customer classes.244

194.            MIEC’s concern is that allocation based on energy consumption would cost more for high load factor customers.245

195.            MIEC asserts that the major component of the costs to be securitized as a result of retirement are fixed costs in that it is plant in service reduced by accumulated reserve for depreciation, or net plant.246 MIEC’s witness Brubaker contends that it is unreasonable to recover costs by loss-adjusted energy consumption because none of the costs to be securitized is variable.247

196.            MECG supports MIEC’s proposed allocation methodology. 248

197.            Ameren Missouri witness Steven Wills testified that Ameren Missouri’s proposal to allocate costs on a loss-adjusted energy basis was premised on being consistent with prior Commission securitization decisions. However, Wills expressed that both cost allocation methods were reasonable. 249

243 Brubaker Rebuttal, Ex. 550, Page 2.

244 Brubaker Rebuttal, Ex. 550, Pages 9-10.

245 Brubaker Rebuttal, Ex. 550, Page 2.

246 Brubaker Rebuttal, Ex. 550, Page 6.

247 Brubaker Rebuttal, Ex. 550, Page 7.

248 MECG Initial Brief, Page 2.

249 Wills Surrebuttal, Ex. 20, Page 20.

198.            Staff witness Sarah Lange testified that allocating the Securitized Utility Tariff Charge by loss-adjusted energy consumption is appropriate for four reasons:

   1) Because energy is the most basic unit sold by an electric utility, energy based allocation is reasonable.

   2) Rush Island’s retirement creates an energy need.

   3) Ameren Missouri’s decision to retire Rush Island is driven by environmental goals and legislation, not by a traditional capacity    objective of meeting peak demand (as in a rate case).

   4) Customers can and do switch among rate classes and rate schedules, and rate classes and rate schedules come and go over time.    Unreasonable outcomes are likely without sufficient tariff provisions that have not yet been developed.250

199.            Brubaker provided no exemplar tariff demonstrating how MIEC’s allocation would be implemented. Though, Brubaker contended it would not be difficult to develop such a tariff.251

200.           Ameren Missouri anticipates that bond payments will occur semi-annually with fixed payments six months apart.252 There is greater volatility in MIEC’s proposed allocation method with bond payments within a year fluctuating 6 to 43 percent, depending on the months that the payments are due. 253

250 Lange Rebuttal, Ex. 106, Pages 2-3.

251 Transcript Vol. 8, Page 144.

252 Lange Surrebuttal, Ex. 107, Page 3.

253 Lange Surrebuttal, Ex. 107, Page 3.

201.            Ameren Missouri’s rates are designed to recover more revenue for summer usages causing class revenues to vary month-to-month more than energy usage varies.254

202.            Wills testified that if the Commission adopted MIEC proposed allocation, tying the voltage adjustment to the fuel adjustment clause is not necessary.255

203.            Sarah Lange explained at the evidentiary hearing that if the Securitized Utility Tariff Charge were set at a flat percentage, and Ameren Missouri was subsequently granted a rate increase in a general rate case, the Securitized Utility Tariff Charge would have to be recalculated to prevent ratepayers from substantially overpaying. The process and timing for adjusting the Securitized Utility Tariff Charge would need to be in the tariff because the Commission cannot alter the Securitized Utility Tariff Rider except through the tariff’s own provisions.256

Conclusions of Law:

PP.        Section 393.1700.2(3)(c)h, RSMo, requires this securitization order to determine “how Securitized Utility Tariff Charges will be allocated among retail customer classes.”

QQ.       The Commission has much discretion in determining the theory or method it uses in determining rates257 and can make pragmatic adjustments called for by particular circumstances.258

254 Lange Surrebuttal, Ex. 107, Page 5.

255 Transcript Vol. 8, Page 83.

256 Transcript Vol. 8, Pages 118-120.

257 State ex rel. Public Counsel v. Public Service Com’n, 274 S.W.3d 569, 586 (Mo. App. 2009).

258 State ex rel. U.S. Water/Lexington v. Missouri Public Service Com’n 795 S.W.2d 593, 597 (Mo. App. 1990)

RR.       Cost-allocation is a discretionary determination frequently delegated to an expert administrative agency such as the Commission. In that regard, the Missouri Court of Appeals quoted approvingly the United States Supreme Court as saying “[a]llocation of costs is not a matter for the slide-rule. It involves judgment on a myriad of fact. It has no claim to an exact science.”259

Decision:

Both MIEC and MECG support allocating the Securitized Utility Tariff Charge to the classes based on an equal percentage increase. MIEC suggests that this approach makes sense because the costs being allocated are fixed costs. In ratemaking fixed costs are not generally recovered through an energy allocation, but securitization is not ratemaking.

Ameren Missouri proposed allocation by loss-adjusted energy consumption in its direct testimony. Ameren Missouri has expressed that either cost allocation was reasonable. However, Ameren Missouri will receive the proceeds from the sale of the bonds when they are issued and there would be no reason for Ameren Missouri to be concerned unless an allocation method failed to pay the securitization charges.

MIEC advocates for a fixed percentage allocation because it is concerned that allocation by loss-adjusted energy consumption will result in higher costs for industrial customers with high load factors. MIEC presented no tariff language for the Commission to evaluate how the Securitized Utility Tariff Charge would be applied on an equal percentage basis, the impact it might have on other customer classes, or how the tariff charge could be recalculated in the event of a rate increase resulting in customers overpaying the Securitized Utility Tariff Charge. The Commission finds that Staff’s proposal to allocate costs on the basis of loss-adjusted energy sales is appropriate, and that allocation methodology will be implemented.

259 Spire Missouri, Inc. v. Missouri Public Service Com’n. 607 S.W.3d 759, 771 (Mo. App. 2020), quoting National Ass’n of Greeting Card Publishers v. U.S. Postal Service, 462 U.S. 810, 103 S.Ct 2727, 77 L.Ed. 2d 195 (1983). That decision was quoting an earlier United State Supreme Court decision, Colorado Interstate Gas Co. v. Federal Power Commission, 324 U.S. 581, 589, 65 S.Ct. 829, 833, 89 L.Ed. 1206 (1945).

Tariff

24.          Should the tariff changes recommended by Staff be adopted? If securitization is authorized, should the compliance tariff sheets:

a.	Tie the voltage adjustment factors to the similar factors used in the Company’s Fuel Adjustment Clause?

b.	Include that the name of the securitization charge on the customer bill be labeled “Rush Island plant retirement charge”?

c.	Require the rate be rounded to the nearest fifth decimal point?

d.	Clarify the application of the Securitized Utility Tariff Charge in the event of a new or modified territorial agreement?

e.	Does an Ameren Missouri customer only have an obligation to pay Rush Island securitization charges that customer incurs when Ameren Missouri is providing electric service to that customer, i.e., are former Ameren Missouri customers who are not served electricity by Ameren Missouri obligated to continue to pay Rush Island securitization charges until Ameren Missouri no longer collects Rush Island securitization charges?

Findings of Fact:

204.            Staff witness Sarah Lange recommends that the Commission clarify that the voltage adjustments used in the Securitized Utility Tariff Charge be kept consistent with voltage adjustments used in Ameren Missouri’s fuel adjustment clause in the event that new voltage service levels are introduced during the life of the bonds.260 Staff proposed language for the tariff from a previous Commission securitization:

260 Lange Rebuttal, Ex. 106, Page 15.

In the event more delineated voltage adjustments become implemented in the Fuel Adjustment Clause, such service levels shall be incorporated into this rider at the next true-up.261

205.            Ameren Missouri is not opposed to tying the voltage adjustment factors to the similar factors used in its Fuel Adjustment Clause.262

206.            Sarah Lange also recommends that Ameren Missouri’s tariff include a statement that the Securitized Utility Tariff Charge is nonbypassable in whole and in part and cannot be discounted.263 Staff proposed language for the tariff from a previous Commission securitization:

Inapplicability of Discounts – Charges under Schedule SUR are payable in full and are not eligible for any discount. 264

207.            Ameren Missouri is not opposed to clarifying that the Securitized Utility Tariff Charges are not eligible for any discounts.265

208.            Ameren Missouri witness Steven Wills expressed in his testimony that Ameren Missouri had not seen Liberty’s securitization tariff when it designed its tariff, but is not opposed to following the structural layout of Liberty’s tariff.266

261 Lange Rebuttal, Ex. 106, Page 15.

262 Wills Surrebuttal, Ex. 20, Page 22.

263 Lange Rebuttal, Ex. 106, Page 15.

264 Lange Rebuttal, Ex. 106, Page 15.

265 Wills Surrebuttal, Ex. 20, Page 22.

266 Wills Surrebuttal, Ex. 20, Page 21.

 209.           Sarah Lange also recommends the Commission clarify the applicability of the Securitized Utility Tariff Charge in the event of changes in utility service territories or mergers.267 Staff proposed language for the tariff from a previous Commission securitization:

The Securitized Utility Tariff Rider will be applicable to customers newly served by the Company due to organic growth within its existing service territory or expansion of the Company’s service territory by way of a new certificate of convenience and necessity or a new territorial agreement. The Securitized Utility Tariff Rider will not apply to customers in other utility jurisdictions merged with, or acquired by, the Company in the future. This charge will continue to be applicable to any customers (new or existing) currently served by the Company, but subsequently served by some other electric service provider as a result of a territorial agreement or modification of a territorial agreement, whether the other electric service provider is regulated by this Commission or exempted from regulation by this Commission by any current or future law. In such instance applicable kWh shall be included in all applicable calculations contained herein.268

210.            Utilities sometimes request additional authority to serve a larger geographic area, or to exchange certificated areas with another investor owned utility, a municipal utility, or a cooperative utility. Sometimes utilities merge or are acquired by other utilities.269

211.            Territorial agreements often occur when regulated utilities, such as Ameren Missouri, exchange customers with neighboring co-ops.270 Generally, territorial agreements involve a small number of customers.271

212.            Staff believes tariff language is necessary to inform the applicability of the Securitized Utility Tariff Charge if there are changes to a utility’s certificated area. 272

267 Lange Rebuttal, Ex. 106, Page 15.

268 Lange Rebuttal, Ex. 106, Page 15.

269 Lange Rebuttal, Ex. 106, Page 17.

270 Wills Surrebuttal, Ex. 20, Page 22.

271 Wills Surrebuttal, Ex. 20, Pages 22-23.

272 Lange Rebuttal, Ex. 106, Page 17.

213.            Public Counsel witness Lena Mantle proposes that Staff’s tariff language be modified to clarify what occurs if a territorial agreement is modified.273

214.            Ameren Missouri does not believe that it makes sense for customers leaving Ameren Missouri’s system through a territorial agreement to pay Securitized Utility Tariff Charges.274

215.            There are no current collection or disconnection practices that would allow Ameren Missouri to enforce payment of Securitized Utility Tariff Charges on customers of a neighboring utility. Ameren Missouri believes it would cost more to develop billing and collection practices to collect from former customers than it would collect in charges. 275

216.            Public Counsel makes two tariff recommendations, 1) the line item on the customers’ bills to be titled, “Rush Island Plant Retirement Cost,” and 2) the securitization rate be rounded to the nearest $0.00001 (fifth decimal place).276

217.            Public Counsel is concerned that if a separate line item on customers’ electric bill for the Securitized Utility Tariff Charge does not specifically say what the charge is for, then it will be confusing and lack meaning. By specifying “Rush Island Plant Retirement Cost” on the line item for the life of the bonds, customers will know what they are paying for.277

273 Mantle Surrebuttal, Ex. 211, Page 324.

274 Wills Surrebuttal, Ex. 20, Page 22.

275 Wills Surrebuttal, Ex. 20, Page 23.

276 Mantle Surrebuttal, Ex. 211, Page 3.

277 Mantle Surrebuttal, Ex. 211, Page 5.

218.            Liberty’s securitization tariff specifies the title of the securitization charge on customers’ bills. Evergy West’s securitization tariff sheets do not specify a title for how the Securitized Utility Tariff Charge appears on customers’ bills.278

219.            By rounding of the rate to the fifth decimal point provided on the tariff sheets, customers should be able to duplicate this charge if they check the calculation of their bill. A computer system can carry the decimal place out further, meaning some customers calculating their bills without a computer would be unable to check the accuracy of their charge.279

220.            Ameren Missouri could collect more or less than the annual payment requirement, but regular yearly true-ups address that concern.280

Conclusions of Law:

SS.       The Securitization Statute, Section 393.1700.1.(16), RSMo, defines Securitized Utility Tariff Charge and explains that the charge is a nonbypassable charge on all retail customer bills, collected by an electrical corporation and paid by all existing or future retail customers receiving electrical service from the electrical corporation or its successors or assignees under commission-approved rate schedules, even if a customer elects to purchase electricity from an alternative supplier following a fundamental change in Missouri’s regulation of public utilities.

TT.       Section 393.1700. 2.(3)(c) d, RSMo, requires a Commission order to set out that the Securitized Utility Tariff Charge is nonbypassable as explained in the previous conclusion of law.

278 Mantle Surrebuttal, Ex. 211, Page 5.

279 Mantle Surrebuttal, Ex. 211, Page 6.

280 Mantle Surrebuttal, Ex. 211, Page 6.

UU.       Section 393.1700.11. (1) (a), RSMo, prohibits the Commission from altering the nonbypassability of the Securitized Utility Tariff Charge.

Decision:

The Commission determined in issue 23 that the appropriate allocation of the Securitized Utility Tariff Charge was using loss-adjusted energy consumption. Tying the voltage adjustment factors to similar factors in Ameren Missouri’s fuel adjustment clause will allow the tariff to adapt without changes in the event of new voltage service levels. The Commission will adopt this recommendation and order that the tariff tie the voltage adjustment factors to similar factors in Ameren Missouri’s fuel adjustment clause.

The Commission has not directed utilities in prior securitizations to use a specific title for how the Securitized Utility Tariff Charge appears on customers’ electric bills. Liberty included how the charge was to be titled in its tariff, but Evergy West did not. The Commission finds that by incorporating an easily understood title for the securitization line item on a customer’s electric bill promotes transparency and fosters an understanding of what the customer is paying for. The Commission will direct Ameren Missouri to title the securitization line item on electric bills “Rush Island Retirement Cost.”

The Commission finds that rounding the Securitized Utility Tariff Charge rate to the fifth decimal place will benefit some customers who check the calculation of the charges on their electric bills. Any discrepancy will be resolved in the true-up process. The Commission will adopt this recommendation and order that the tariff round the Securitized Utility Tariff Charge rate to the fifth decimal place.

The Commission is not persuaded that Staff’s recommendation to clarify what happens in the event of a territorial agreement or merger is necessary. The Commission finds Ameren Missouri’s argument compelling. The Securitization Statute mandates that the Securitized Utility Tariff Charge be paid by all existing or future retail customers receiving electrical service from the electrical corporation or its successors. The Securitization Statute contains sufficient guidance to enforce its provisions. “All existing or future retail customers” specifically does not include past customers of the utility, whether those customers exit Ameren Missouri’s system by moving or through a territorial agreement. The Commission does not find it necessary to clarify the application of the Securitized Utility Tariff Charge in the event of a new or modified territorial agreement and does not find it appropriate to attempt to enforce payment of the Securitized Utility Tariff Charge by those who are no longer Ameren Missouri customers.

So long as the Securitized Utility Tariff Bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of Securitized Utility Tariff Charges authorized under this Financing Order shall be nonbypassable and paid by all existing and future retail customers receiving electrical service from the electrical corporation or its successors or assignees under commission-approved rate schedules.281

The form of Securitized Utility Tariff Rider included in this Financing Order shall be updated to reflect all of the Commission’s decisions in this Financing Order, which shall be filed before any Securitized Utility Tariff Bonds are issued under this Financing Order.

281 Except for customers receiving electrical service under special contracts on August 28, 2021

Staff’s Finance Team Involvement

25.              At what time should the obligation of the utility to engage with the finance team on all facets of the process commence?

a.	Should the language related to the finance team role be modified from prior financing orders from “the right to review, provide input, and collaborate” to “the right to provide input . . . and collaborate. . .”?

b.	Should the finance team’s involvement and scope on underwriter selection be modified from “the size, selection process, participants, allocations and economics of the underwriter and any other member of the syndicate group” to “the selection process for the underwriters, including with respect to allocations and economics”?

Findings of Fact:

221.            The Securitization Statute contemplates the involvement of Staff and its designated financial advisor (collectively “Finance Team”) in the post financing order process to ensure the accuracy, reliability, efficiency and fairness of implementing the financing order.282

222.            Ameren Missouri proposes that the Finance Team’s responsibilities begin when the Financing Order becomes final and unappealable.283

223.            Staff’s witness Davis testified that the Finance Team’s responsibilities should begin when the Commission approves Ameren Missouri’s securitization (issues the Financing Order), because there are processes the issuer may undergo while waiting for the order to become unappealable. Davis notes that earlier participation could mitigate risks of a lack of collaboration on items with long lead times such as running a request for proposals process for lead and joint underwriters, communicating with rating agencies, and preparing the rating agency presentation and developing the registration statement.284

282 Murray Surrebuttal, Ex. 202, Page 13.

283 Davis Surrebuttal, Ex. 112, Page 15, citing Ameren Missouri’s proposed financing order.

284 Davis Surrebuttal, Ex. 112, Pages 15-16.

224.            Ameren Missouri’s proposed financing order modifies the Finance Team’s role from past Commission financing orders by excluding the word “review” from the rights of the Finance Team.285

225.            The right to review proposals from the issuer and underwriters is an important element of ensuring an adequate review process.286

226.            The word “review” does not confer on the Finance Team any right to veto Ameren Missouri actions.287

227.            The Finance Team’s review process proposed by Ameren Missouri is inadequate. 288

228.            Ameren Missouri’s proposed financing order limits the Finance Team’s role in the underwriter selection process from previous Commission financing orders.289

229.            Ensuring a complete underwriter selection process with a complete syndication team is important to accessing a broad universe of investors and achieving the lowest cost. 290

285 Davis Surrebuttal, Ex. 112, Page 15.

286 Davis Surrebuttal, Ex. 112, Page 15.

287 Transcript Vol. 3, Page 229.

288 Davis Surrebuttal, Ex. 112, Pages 14-15.

289 Davis Surrebuttal, Ex. 112, Page 15.

290 Davis Surrebuttal, Ex. 112, Page 15.

Conclusions of Law:

VV.        So that the Commission will have sufficient insight into the bond placing process to be able to evaluate the issuance advice letter in the short amount of time allowed, Section 393.1700.2(3)(h) RSMo, gives the Commission authority to:

designate a representative or representatives from commission staff, who may be advised by a financial advisor or advisors contracted with the commission, to provide input to the electrical corporation and collaborate with the electrical corporation in all facets of the process undertaken by the electrical corporation to place the Securitized Utility Tariff Bonds to market so the commission’s representative or representatives can provide the commission with an opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds on an expedited basis.

WW.     Section 393.1700.2(3)(h), RSMo, also expressly limits the authority of the Commission’s representative or representatives, stating:

Neither the designated representative or representatives from the commission’s staff nor one or more financial advisors advising commission staff shall have authority to direct how the electrical corporation places the bonds to market although they shall be permitted to attend all meetings convened by the electrical corporation to address placement of the bonds to market.

Decision:

Ameren Missouri’s proposal that it not be ordered to engage with the Finance Team until the Commission’s Financing Order becomes final and unappealable risks excluding the Finance Team from processes that may commence prior to the Financing Order becoming final and unappealable. It is also contrary to the Securitization Statute, which provides that the Finance Team “provide input to the electrical corporation and collaborate with the electrical corporation in all facets of the process undertaken by the electrical corporation to place the Securitized Utility Tariff Bonds to market.” The Commission finds it appropriate to direct Ameren Missouri to engage with the Finance Team as soon as this Financing Order is issued.

In its initial brief Ameren Missouri states: “After gaining additional context on this issue from testimony at the evidentiary hearing, Ameren Missouri does not object to the use of the word “review” when describing the role of the Commission’s designated representative and their financial and other advisors.” Since Ameren Missouri no longer opposes using the word “review” to describe the role of the Finance Team, the Commission finds that the Commission’s Financing Order shall not change the language used in previous Commission financing orders to remove the word “review” from this Financing Order.

Similarly, The Commission does not wish to reduce the Finance Team’s role in the underwriter selection process. The Commission finds it is not necessary to make any changes to the language concerning Staff’s role in the underwriter process.

Post Financing Order Process/Procedure

26.             What information should be included in the Issuance Advice Letter?

a.	Should the issuance advice letter include a comparable securities pricing analysis as recommended by Public Counsel witness Murray?

b.	Should the certification letters provided by the underwriters and Staff’s financial advisor be redacted rather than classified as confidential in their entirety?

c.	Should the Commission require Staff’s financial advisor to identify information he/she relied upon, but did not independently verify, for purposes of providing his/her opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds?

d.	Should the Commission order Ameren Missouri to provide the issuance advice letter and supporting workpapers to other interested parties at the same time it provides information to Staff’s Finance Team?

e.	Should the Commission order Staff’s financial advisor to provide a detailed accounting and explanation for fees in excess of $1.561 million?

Findings of Fact:

230.            Public Counsel witness Murray proposes several measures that Public Counsel contends will improve the transparency, efficiency, and accuracy of securitization cases.291

231.            Murray proposes that the issuance advice letter include comparable pricing analysis that compares the spread of the Securitized Utility Tariff Bonds to:

   1)            comparable maturity United States Treasury bonds,

   2)            comparable maturity ‘AAA’ rated bonds, and

   3)            other comparable recent utility securitized bond transactions. Murray proposes that if the yield spread on the transaction is higher than other primary and secondary comparable yield spreads, then an explanation should be provided as to why the prices were higher for the placement of these bonds.292

232.           Ameren Missouri witness Katrina Niehaus Managing Director and Head of the Corporate Asset Backed Securities Finance Group at Goldman, Sachs & Co, testified that it would be unusual to include an analysis of comparable securities because there are not a significant number of comparable securities for the purpose of comparing utility securitizations or rate reduction bonds to other securities in the market. It is not something that would be done as part of the issuance advice letter in general for these types of transactions.293

291 Murray Surrebuttal, Ex. 202, Pages 16-17.

292 Murray Surrebuttal, Ex. 202, Page 17.

293 Transcript Vol. 3, Page 141.

233.            Murray proposes the Commission require the certification letters/opinions filed by Staff’s financial advisor and the underwriters to redact specific confidential information rather than classifying the entire document as confidential.294

234.            It would be market standard for Goldman, Sachs & Co to provide the certification letter in this case.295

235.            Niehaus also participated in the Commission’s Liberty securitization, which was in line with other transactions she worked on in the market. 296 Niehaus testified that she thought the securitization process in Missouri is the market standard.297

236.            Niehaus testified that, to the best of her knowledge, all underwriter certifications have been classified as confidential. They are provided to Ameren Missouri which is the underwriter’s client in this case and are made available for its use.298

237.            Staff witness, Mark Davis of Ducera, testified for Staff in Liberty’s securitization cases (File Nos. EO-2022-0040 and EO-2022-0193) and in Evergy West’s securitization case (File No. EF-2022-0155).299 In those cases Ducera requested that its certification letter be treated as confidential in its entirety. 300

238.            Davis testified that, similar to the underwriter certification letter, the information in its opinion letter is effectively a trade secret and competitors could use such information to replicate Ducera’s process. Davis was also concerned that the information could be taken out of context. 301

294 Murray Surrebuttal, Ex. 202, Page 17.

295 Transcript Vol. 3, Page 147.

296 Transcript Vol. 3, Page 144.

297 Transcript Vol. 3, Page 143.

298 Transcript Vol. 3, Page 142.

299 Davis Surrebuttal, Ex. 112, Page 3.

300 Transcript Vol. 3, Pages 174-175.

301 Transcript Vol. 3, Page 175.

239.            The certification letters/opinions contain confidential processes such as how bonds are marketed and other information that an underwriter would be unlikely to want to share with the market more broadly.302 If that information was made public to other banks who are peers and competitors, they would be able to better compete against Goldman, Sachs & Co.303

240.            Niehaus believed most underwriters would require that the certification be confidential. She stated that some underwriters may not participate in a transaction where the certification was not confidential because they would be exposed to additional liability. 304 There could be additional costs to compensate underwriters for the additional liability.305

241.            Davis agrees with Niehaus that there is risk in making the certifications public because it could deter underwriter participation and increase the overall cost. 306

242.            Murray proposes that Staff’s financial advisor identify information it relied upon, but did not independently verify, for purposes of providing its opinion that the securitized bonds were priced at the lowest possible costs consistent with the market conditions at the time the bonds were issued.307

243.            Murray asks that the Commission require Ameren Missouri to provide the issuance advice letter and supporting workpapers to the other interested parties at the same time it provides this information to Staff’s Finance Team.

302 Transcript Vol. 3, Page 145.

303 Transcript Vol. 3, Page 148.

304 Transcript Vol. 3, Page 142.

305 Transcript Vol. 3, Page 143.

306 Transcript Vol. 3, Page 208.

307 Murray Surrebuttal, Ex. 202, Page 16.

244.            Murray testified that the Securitization Statute excludes Public Counsel from having any role in the securitization process or the bond issuance process. 308

245.            Murray proposes that since Staff’s financial advisor charges in this case are more than $1.561 million charged in the Liberty transaction, that the Commission order it to provide a detailed accounting and explanation as to the need for the additional charges as an addition to the issuance advice letter. 309

246.            Niehaus testified that the size of the transaction is the most notable difference between the Liberty securitization and the Ameren Missouri Rush Island securitization. The Rush Island transaction will be a slightly larger transaction. 310

Conclusions of Law:

XX.     The Securitization Statute, Section 393.1700.1.(8)(f) RSMo, provides that any costs associated with performance of the Commission’s responsibilities in connection with approving, approving subject to conditions, or rejecting a petition for a financing order, and in performing its duties in connection with the issuance advice letter process, including costs to retain counsel, one or more financial advisors, or other consultants as deemed appropriate by the Commission and is eligible for recovery as financing costs.

YY.       Section 393.1700.2.(3)(h) RSMo, states that the form of the issuance advice letter shall be included in the Financing Order and shall indicate the final structure of the Securitized Utility Tariff Bonds and provide the best available estimate of total ongoing financing costs. The issuance advice letter shall report the initial Securitized Utility Tariff Charges and other information specific to the Securitized Utility Tariff Bonds to be issued, as the Commission may require.

308 Transcript Vol. 3, Page 300.

309 Murray Surrebuttal, Ex. 202, Pages 15-17.

310 Transcript Vol. 3, Page 154.

Decision:

Public Counsel witness Murray proposed several changes to the post financing order process, which from Public Counsel’s perspective are designed primarily to add transparency to that process. Public Counsel recommends that the issuance advice letter include comparable pricing so that those viewing the issuance advice letter can compare the Securitized Utility Tariff Bonds to comparable U.S. Treasury bonds, AAA rated bonds, and other comparable utility securitized bonds. However, as Ameren Missouri’s witness Katrina Niehaus points out, there are not a significant number of comparable securities for the purpose of comparing utility securitizations. Further, she stated that including comparable pricing in the issuance advice letter is not generally done. The Commission finds that it is not necessary to include comparable securities pricing analysis in the issuance advice letter.

Public Counsel also proposes that the certification and opinion letters provided by the underwriters and Staff’s financial advisor be redacted rather than classified as confidential in their entirety. Underwriter certification letters are generally confidential and contain information concerning how the bonds were marketed that a competitor could use to replicate Goldman, Sachs & Co.’s process. This change could also expose the underwriters to greater liability, which may deter underwriter participation, thereby narrowing the pool of available underwriters and increasing costs. The Commission is also concerned that a redacted certification letter would not provide a complete picture and would be devoid of context.

Staff’s financial advisor requested that his opinion letter also be kept confidential as it has been in prior Commission securitizations. He also agrees that this alteration could add risk and increase costs. The Commission will not order that the certification letters provided by the underwriters and opinion letters provided by Staff’s financial advisor be redacted and made public rather than classified as confidential in their entirety.

Public Counsel also asks that the Commission require Staff’s financial advisor to identify information they relied upon, but did not independently verify, for purposes of providing his opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds. The Commission does not see the value to the process or to the ratepayers and will not require that Staff’s financial advisor identify information they relied upon, but did not independently verify, for purposes of providing their opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds.

Public Counsel asks that the Commission order Ameren Missouri to provide the issuance advice letter and supporting workpapers to other interested parties at the same time it provides information to Staff’s Finance Team. Murray acknowledges that the Securitization Statute does not include Public Counsel in this part of the process. The Securitization Statute authorizes the Commission to designate representative(s) from Staff, who may be advised by a financial advisor(s), consultants and counsel, so the Commission’s representative(s) can provide the Commission with an opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds on an expedited basis. The Securitization Statute contemplates only the Finance Teams’ participation in the post financing order process. The Commission will not order Ameren Missouri to provide the issuance advice letter and supporting workpapers to other interested parties at the same time it provides information to Staff’s Finance Team.

Public Counsel further asks that the Commission order Staff’s financial advisor to provide a detailed accounting and explanation for fees in excess of $1.561 million. Securitizations before the Commission vary in size. The Commission will not direct Staff’s financial advisor to provide an accounting and explanation of fees in excess of $1.561 million. As Public Counsels’ attorney pointed out at the hearing, Staff’s financial advisor’s contract is publicly available on the State’s website.311

Department of Energy Loan Funds

27.             Should Ameren Missouri issue the Securitized Utility Tariff Bonds to the U.S. Department of Energy (DOE) under the Energy Infrastructure Reinvestment (EIR) program or issue the bonds in the customary manner to public investors?

Findings of Fact:

247.            Section 1706 of the Inflation Reduction Act provides that the Energy Infrastructure Reinvestment (EIR) Program guarantees loans for projects to replace energy infrastructure that have ceased operations or loans to avoid or reduce air pollutants or emissions of greenhouse gases. Loan guarantees under the EIR Program are administered through the US Department of Energy’s Loan Programs Office that can accommodate financing structures including securitizations.312

248.            The EIR Program allows federal funds to be used for bonding for the securitization of costs associated with the closure of a coal fired power plant. 313

311 Transcript Vol. 3, Page 185.

312 Owen Rebuttal, Ex. 300, Page 13.

313 Owen Rebuttal, Ex. 300, Pages 5-6.

249.            Renew Missouri proposed that Ameren Missouri utilize funds available through the EIR Program to make securitization of the Rush Island’s retirement more economical for ratepayers while still converting the remaining value of Rush Island into securities.314

250.            Ameren Missouri filed its application on January 26, 2024, for the United States Department of Energy loan funds.315

251.            The Department of Energy will not incrementally fund both the securitized costs and the costs of eligible renewable energy projects to which the proceeds of the bonds are required to be allocated. If Ameren Missouri chose to securitize costs through an EIR loan the result could be an unavailability of Department of Energy Loan funds to finance other Ameren Missouri renewable projects that would qualify under the EIR program.316 This is contrary to Ameren Missouri’s desire to maximize the amount of low-cost funding available to finance investments.317

252.            Ameren Missouri believes its ratepayers would be better off if it pursued EIR Program loans directly for Ameren Missouri’s eligible renewable energy investments.318

Conclusions of Law:

No additional conclusions of law are necessary for this issue.

Decision:

This issue was sponsored by Renew. Renew states that its interest in securitization is that it continues to reimburse costs for the retirement of fossil fuel generation and to invest in cleaner generation. Renew proposed that instead of placing the bonds to market Ameren Missouri apply for and EIR loan. An EIR loan would essentially replace the bond investors with the U.S. Department of Energy.

314 Owen Rebuttal, Ex. 300, Page 12.

315 Robinett Rebuttal, Ex. 206, Page 2.

316 Sagel Surrebuttal, Ex. 5, Pages 2-3.

317 Sagel Surrebuttal, Ex. 5, Page 4.

318 Sagel Surrebuttal, Ex. 5, Page 5.

Ameren Missouri applied for an EIR loan, but the U.S. Department of Energy will not incrementally fund both the securitized costs and the cost of eligible renewable energy projects for which the proceeds of the bonds are required to be allocated. Funding securitization cost through the EIR program would make those funds unavailable to fund future Ameren Missouri renewable energy projects.

Renew still supports the use U.S. Department of Energy EIR funds to support securitization of the retirement of fossil fuel facilities, but now believes that it is not the best option for Rush Island’s securitization.

Accordingly, the Commission finds that a Department of Energy EIR loan to fund securitization is not appropriate for the securitization of Rush Island. The Commission appreciates Renew’s continued support of utilities replacing fossil fuel facilities with cheaper cleaner generation. The Commission is not directing that Ameren Missouri seek U.S. Department of Energy funding for this securitization. The Commission hopes to see this issue again in future securitization cases involving the retirement of fossil fuel generating facilities.

Additional Commission Issue

28. Trackers:

Findings of Fact:

No additional findings of fact are necessary for this issue.

Conclusions of Law:

ZZ.             Section 393.140(4) and (8), RSMo, provides that the Commission may prescribe uniform methods of keeping accounts, records and books to be observed by electrical corporations, and may also prescribe by order the accounts in which particular outlays and receipts shall be entered, charged or credited.

AAA.        The Securitization Statute, Section 393.1700.2.(3)(c)o RSMo, provides that a Commission financing order shall include any other conditions that the Commission considers appropriate and that are not inconsistent with the Securitization Law.

Decision:

A tracker is a unique regulatory tool used when it is difficult to determine a level of costs to include in a proceeding before the Commission. The amount of costs set would be tracked by the Company and any amount under or over the level of costs included would be evaluated in the next general rate case for future recovery. Most of the amounts authorized for securitization in this order are estimates. Those estimates must be reconciled with actual amounts in a future general rate case. The Commission finds that a tracker would be an appropriate mechanism to track actual costs for any of the estimated costs included in the Securitized Utility Tariff Bonds so that the amounts, either higher or lower can be reconciled and included through an amortization in a future general rate case. Alternatively, some of the reconciliations to actual amounts may be included in the Securitized Utility Tariff Charge on a more frequent basis as dictated by the Securitization Statute.

The Commission also finds that a tracker would be an appropriate mechanism to track the Rush Island related costs currently recovered in rates after it terminates service, so that the Commission has an accurate accounting of Rush Island costs until rates are effective in Ameren Missouri’s next general rate case. The over-collection of Rush Island related costs would be flowed back to customers through an amortization.

The Securitization Statute requires that the Securitized Utility Tariff Charge revenues collected from customers be reconciled with the actual costs of financing and repaying the Securitization Utility Tariff Bonds and is addressed elsewhere in this Order. The Commission will direct Ameren Missouri to establish two trackers as described above to track actual costs related to the retirement of Rush Island, as a condition of this securitization of costs related to the retirement of Rush Island.

Non-contested Issues

The Commission makes the following findings of fact.

A)               Identification and Procedure

Identification of Petitioner and Background

253.            Union Electric Company is a Missouri corporation doing business under the fictitious name of Ameren Missouri, in good standing in all respects, with its principal office and place of business located at One Ameren Plaza, 1901 Chouteau Ave., St. Louis, Missouri 63103. The Company is engaged in providing electric and natural gas utility services in portions of Missouri as a public utility under the jurisdiction of the Missouri Public Service Commission (“Commission”). There is already on file with the Commission a certified copy of Applicant’s Articles of Incorporation (See File No. EA-87-105), which is incorporated herein by this reference. The Company’s Fictitious Name Registration as filed with the Missouri Secretary of State is on file with the Commission (See File No. EN-2011-0069).

B)              Financing Costs and Amount of Securitized Utility Tariff Costs to be Financed

Identification

254.            The actual amount of up-front financing costs of the Securitized Utility Tariff Bonds will not be known until the Securitized Utility Tariff Bonds are sold and such amounts are approved in the issuance advice letter. The actual amount of certain ongoing financing costs relating to the Securitized Utility Tariff Bonds may not be known until such costs are incurred; provided that the securitization structure will limit the amount of ongoing financing costs to amounts appropriate for the size of the transaction.

255.            Ameren Missouri will use the proceeds from the sale of the securitized utility tariff property to recover costs incurred as a result of the retirement of Rush Island, consisting of Energy Transitions Costs and financing costs, in accordance with the Securitization Law and this Financing Order.

256.            The proposed structuring and pricing of the Securitized Utility Tariff Bonds are reasonably expected to result in the lowest Securitized Utility Tariff Charges consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of this Financing Order.

257.            The Securitized Utility Tariff Bonds will be secured by securitized utility tariff property that shall be created in favor of Ameren Missouri or its successors or assignees and that shall be used to pay or secure the Securitized Utility Tariff Bonds and approved financing costs. The securitized utility tariff property principally consists of the right to receive revenues from the Securitized Utility Tariff Charges.

258.            It is appropriate that Ameren Missouri be authorized to establish the terms and conditions of the Securitized Utility Tariff Bonds, including, but not limited to, repayment schedules, expected interest rates, and other financing costs, except as expressly limited in this Financing Order. Staff’s designated representatives, financial advisors, other advisors and outside counsel (the “Finance Team”) will review the complete terms and conditions of the Securitized Utility Tariff Bonds, the calculations of the initial Securitized Utility Tariff Charges, the expected and actual up-front and ongoing financing costs and the net present value calculations set forth in the issuance advice letter.

259.            After the final terms of the Securitized Utility Tariff Bonds have been established and before the issuance of such bonds, it is appropriate for Ameren Missouri to determine the resulting initial Securitized Utility Tariff Charge in accordance with this Financing Order, and that such initial charge be final and effective upon the issuance of such Securitized Utility Tariff Bonds with such charges to be reflected on a compliance tariff sheet bearing such charges that will be submitted to the Commission at the same time as the issuance advice letter.

260.            Ameren Missouri proposed a method of tracing funds collected as Securitized Utility Tariff Charges, or other proceeds of securitized utility tariff property.

261.            Ameren Missouri shall earn a return, at the WACC of 6.82 percent authorized from time to time by the Commission in Ameren Missouri’s rate proceedings, on any moneys advanced by Ameren Missouri to fund the capital subaccount established under the terms of the indenture or other financing documents pertaining to the Securitized Utility Tariff Bonds. This return shall be included as an ongoing financing cost to be paid through the collection of Securitized Utility Tariff Charges.

262.            It is appropriate that Ameren Missouri shall be authorized to issue Securitized Utility Tariff Bonds pursuant to this Financing Order for an “effective period” commencing with the date of this Financing Order and extending 24 months following the date on which this Financing Order becomes final and no longer subject to any appeal. If, at any time during the effective period of this Financing Order, there is a severe disruption in the financial markets of the United States, it is appropriate for the effective period to be extended in consultation with the Finance Team to a date which is not less than 90 days after the date such disruption ends.

Issuance Advice Letter

263.            As the actual structure and pricing of the Securitized Utility Tariff Bonds will be unknown at the time this Financing Order is issued, prior to the issuance of the Securitized Utility Tariff Bonds, Ameren Missouri will provide an issuance advice letter to the Commission following the determination of the final terms of the Securitized Utility Tariff Bonds no later than one day after the pricing of the Securitized Utility Tariff Bonds. The issuance advice letter will include total up-front financing costs for the issuance. The form of such issuance advice letter, which shall indicate the final structure of the Securitized Utility Tariff Bonds and provide the best available estimate of total ongoing financing costs, is set out in Appendix A to this Financing Order. The issuance advice letter shall report the initial Securitized Utility Tariff Charges and other information specific to the Securitized Utility Tariff Bonds to be issued, as required under this Financing Order. The issuance advice letter will demonstrate the quantifiable net present value savings from the issuance of the Securitized Utility Tariff Bonds as compared to the customary method of financing. Ameren Missouri may proceed with the issuance of the Securitized Utility Tariff Bonds unless, prior to noon on the fourth business day after the Commission receives the issuance advice letter, the Commission issues a disapproval letter directing that the Securitized Utility Tariff Bonds as proposed shall not be issued and the basis for that disapproval.

264.            If the actual up-front financing costs are less than the up-front financing costs included in the principal amount securitized, the amount of such unused funds (together with interest, if any, earned on the investment of such funds) will be returned to customers in a general rate proceeding. If the actual up-front financing costs are more than the up-front financing costs included in the principal amount securitized, Ameren Missouri will have the right to be reimbursed for such prudently incurred excess amounts through the establishment of a regulatory asset.

265.            Ameren Missouri will submit a draft issuance advice letter to the Finance Team for review not later than two weeks before the expected date of commencement of marketing the Securitized Utility Tariff Bonds. The Finance Team will review the issuance advice letter and provide timely feedback to Ameren Missouri based on the progression of structuring, marketing and pricing of the Securitized Utility Tariff Bonds.

266.            The issuance advice letter for the Securitized Utility Tariff Bonds must be submitted to the Commission not later than one day after the pricing of the Securitized Utility Tariff Bonds. The Finance Team may request such revisions to the issuance advice letter as may be necessary to ensure the accuracy of the calculations and information included and that the requirements of the Securitization Law and of this Financing Order have been met. The initial Securitized Utility Tariff Charges and the final terms of the Securitized Utility Tariff Bonds set forth in the issuance advice letter must become effective on the date of issuance of the Securitized Utility Tariff Bonds (which must not occur before the fifth business day after pricing of the Securitized Utility Tariff Bonds) unless before noon on the fourth business day after the Commission receives the issuance advice letter the Commission issues a disapproval letter directing that the Securitized Utility Tariff Bonds as proposed shall not be issued and the basis for that disapproval.

C)              Structure of the Proposed Securitization

Special Purpose Entity

267.            For purposes of issuing the Securitized Utility Tariff Bonds, Ameren Missouri will create a bankruptcy-remote SPE, which will be a Delaware limited liability company with Ameren Missouri as its sole member. The SPE will be formed for the limited purpose of acquiring securitized utility tariff property, issuing Securitized Utility Tariff Bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order. The SPE will not be permitted to engage in any other activities and will have no assets other than securitized utility tariff property and related assets to support its obligations under the Securitized Utility Tariff Bonds. Obligations relating to the Securitized Utility Tariff Bonds will be the SPE’s only material liabilities. These restrictions on the activities of SPE and restrictions on the ability of Ameren Missouri to take action on the SPE’s behalf are imposed to achieve the objective that the SPE will be bankruptcy-remote and not affected by a bankruptcy of Ameren Missouri or any other person. The SPE will be managed by a board of directors or a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the Securitized Utility Tariff Bonds remain outstanding, the SPE will be overseen by at least one independent director or manager whose approval will be required for any bankruptcy-related actions and certain other major actions or organizational changes. The SPE will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent directors or managers. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent director or manager. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies.

268.            The initial capital of the SPE will be not less than 0.50 percent of the original principal amount of the Securitized Utility Tariff Bonds issued by the SPE. Adequate funding of the SPE at this level is intended to protect the bankruptcy-remoteness of the SPE.

Statutory Requirements

269.            The SPE will issue Securitized Utility Tariff Bonds in one series consisting of one or more tranches issued concurrently on the same day. The aggregate principal amount of all tranches of the Securitized Utility Tariff Bonds issued under this Financing Order must not exceed the principal amount approved by this Financing Order. The SPE will pledge to the indenture trustee, as collateral for payment of the Securitized Utility Tariff Bonds, the securitized utility tariff property, including the SPE’s right to receive the Securitized Utility Tariff Charges as and when collected, and certain other collateral described herein.

270.            Concurrent with the issuance of any of the Securitized Utility Tariff Bonds, Ameren Missouri will sell to the SPE the securitized utility tariff property, consisting of all of the following: (a) Ameren Missouri’s rights and interests under this Financing Order, including the right to impose, bill, charge, collect, and receive Securitized Utility Tariff Charges authorized under this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order and (b) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. This transfer will be structured so that it will qualify as a “true sale” within the meaning of Section 393.1700.5.(3) RSMo, and that such rights will become securitized utility tariff property concurrently with their sale to the SPE as provided in Section 393.1700.2.(3)(d) RSMo. By virtue of the transfer, the SPE will acquire all of the right, title, and interest of Ameren Missouri in the securitized utility tariff property arising under this Financing Order.

Credit Enhancement and Arrangements to Enhance Marketability

271.            Ameren Missouri is permitted to recover the ongoing costs of any credit enhancements and arrangements to enhance marketability, as ongoing financing costs, if such credit enhancements are required by the rating agencies to achieve the highest possible credit rating on the Securitized Utility Tariff Bonds and subject to consultation with the Finance Team. If the use of more than de minimis original issue discount, credit enhancements, or other arrangements is proposed by Ameren Missouri, then Ameren Missouri must provide the Finance Team with copies of all cost-benefit analyses performed by or for Ameren Missouri that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts to be established under the indenture set forth in this Financing Order.

Securitized Utility Tariff Property

272.            Securitized utility tariff property and all other collateral will be held and administered by the indenture trustee under the indenture.

Servicer and the Servicing Agreement

273.            Ameren Missouri, as the initial servicer of the securitization property, will enter into a servicing agreement with the SPE, as owner of the securitization property. The servicing agreement may be amended, renewed or replaced by another servicing agreement subject to certain conditions set forth therein. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. Ameren Missouri will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission. Under the servicing agreement, the servicer is required to, among other things, impose, bill, charge, collect, and receive the Securitized Utility Tariff Charges for the benefit and account of the SPE, make the periodic true-up adjustments of Securitized Utility Tariff Charges required or permitted by this Financing Order, and account for and remit the Securitized Utility Tariff Charges to or for the account of the SPE in accordance with the remittance procedures contained in the servicing agreement and the indenture without any charge, deduction or surcharge of any kind. Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the Securitized Utility Tariff Bonds, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of Securitized Utility Tariff Bonds, must, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed will be more fully described in the servicing agreement. The rights of the SPE under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the Securitized Utility Tariff Bonds.

274.            The obligations to continue to provide service and to collect and account for Securitized Utility Tariff Charges will be binding upon Ameren Missouri and any other entity that provides electrical services to a person that is an Ameren Missouri retail customer located within Ameren Missouri’s service area at any time while bonds are outstanding.

275.            To the extent that Ameren Missouri assigns, sells or transfers any interest in its transmission or distribution system (or any portion thereof) to an assignee,319 Ameren Missouri will enter into a contract with that assignee that will require the entity acquiring such facilities to continue operating the facilities to provide electric services to Ameren Missouri’s customers, subject to approval of the Commission and in accordance with the other conditions set forth in the servicing agreement and this Financing Order.

319 The term assignee means any corporation, Limited Liability Company, general partnership or limited partnership, public authority, trust, financing entity, or other legally recognized entity to which an interest in securitized utility tariff property is transferred, other than as security, including any assignee of that party. See § 393.1700.1.(2).

Securitized Utility Tariff Bonds

276.            The SPE will issue and sell Securitized Utility Tariff Bonds in one series consisting of one or more tranches issued concurrently on the same day. The legal final maturity date of the Securitized Utility Tariff Bonds will not exceed 17 years from the date of issuance. The legal final maturity date and principal amounts of each tranche will be finally determined by Ameren Missouri in consultation with the Finance Team, consistent with market conditions and indications of the rating agencies, at the time the Securitized Utility Tariff Bonds are priced, but subject to ultimate Commission review through the issuance advice letter process. Subject to the conditions and criteria set forth in this Financing Order, Ameren Missouri will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning securitized utility tariff property arising under this Financing Order, or to cause the issuance of any Securitized Utility Tariff Bonds authorized in this Financing Order, subject to the right of the Commission to issue a disapproval letter.

Security for Securitized Utility Tariff Bonds

277.            The payment of the Securitized Utility Tariff Bonds and related charges authorized by this Financing Order is to be secured by the securitized utility tariff property created by this Financing Order and certain other collateral as described herein. The Securitized Utility Tariff Bonds will be issued under an indenture administered by the indenture trustee. The indenture will include provisions for a collection account for the series and subaccounts for the collection and administration of the Securitized Utility Tariff Charges and payment or funding of the principal and interest on the Securitized Utility Tariff Bonds and ongoing financing costs in connection with the Securitized Utility Tariff Bonds approved in this Financing Order. In accordance with the indenture, a collection account will be established as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and ongoing financing costs approved in this Financing Order related to the Securitized Utility Tariff Bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

The General Subaccount

278.            The indenture trustee will deposit the Securitized Utility Tariff Charge remittances that the servicer remits to the indenture trustee for the account of the SPE into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply money in this subaccount to pay principal of and interest on the Securitized Utility Tariff Bonds, to pay ongoing financing costs and to replenish any draws on the capital subaccount. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal of and interest on the Securitized Utility Tariff Bonds and all other components of the total securitized revenue requirement (as defined in finding of fact number 288), and otherwise in accordance with the terms of the indenture.

The Capital Subaccount

279.            Ameren Missouri will make a capital contribution to the SPE, which the SPE will deposit into the capital subaccount. The amount of the capital contribution will be not less than 0.50 percent of the original principal amount of the Securitized Utility Tariff Bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as collateral to ensure timely payment of principal of and interest on the Securitized Utility Tariff Bonds and all other components of the total securitized revenue requirement. Any funds drawn from the capital account to pay these amounts due to a shortfall in the Securitized Utility Tariff Charge remittances will be replenished through future Securitized Utility Tariff Charge remittances. The funds in the capital subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal of and interest on the Securitized Utility Tariff Bonds and all other components of the total securitized revenue requirement. Ameren Missouri will be authorized to receive a return on the capital contribution at the WACC of 6.82 percent as ongoing financing costs recoverable through the Securitized Utility Tariff Charge. Upon payment of the principal amount of all Securitized Utility Tariff Bonds and the discharge of all obligations that may be paid by use of Securitized Utility Tariff Charges, all amounts remaining in the capital subaccount at that time, will be released to the SPE for payment to Ameren Missouri. Ameren Missouri will account for any investment earnings on funds in the capital subaccount in a reconciliation in a general rate case and such amounts will be credited to ratepayers.

The Excess Funds Subaccount

280.            The excess funds subaccount will hold any Securitized Utility Tariff Charge remittances and investment earnings on the collection account in excess of the amounts needed to pay current principal of and interest on the Securitized Utility Tariff Bonds and to pay other total securitized revenue requirements (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the total securitized revenue requirement (as described in finding of fact number 288) for purposes of the true-up adjustment. The money in the excess funds subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the Securitized Utility Tariff Bonds and other total securitized revenue requirements.

Other Subaccounts

281.            Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the use of such subaccounts is consistent with the Securitization Law and subject to consultation with the Finance Team. For example, Ameren Missouri does not propose use of an overcollateralization subaccount. Under Rev. Proc. 2002-49, as modified, amplified and superseded by Rev. Proc. 2005-62 issued by the IRS, the use of an overcollateralization subaccount is not necessary for favorable tax treatment nor does it appear to be necessary to obtain AAA ratings for the proposed Securitized Utility Tariff Bonds. If Ameren Missouri subsequently determines in consultation with the Finance Team that use of an overcollateralization subaccount or other subaccount is necessary to obtain AAA ratings from the credit agencies or will otherwise increase the quantifiable net present value benefits of the securitization, Ameren Missouri may implement such subaccounts to reduce securitized utility tariff bond charges.

General Account Provisions

282.            The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal of and interest on the Securitized Utility Tariff Bonds and all other components of the total securitized revenue requirement. If the amount of Securitized Utility Tariff Charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the Securitized Utility Tariff Bonds and to make payment on all of the other components of the total securitized revenue requirement, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the Securitized Utility Tariff Bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to the SPE and equivalent amounts will be credited by Ameren Missouri to customers. In addition, upon the maturity of the Securitized Utility Tariff Bonds, any subsequently collected Securitized Utility Tariff Charges shall be credited to retail customers.

Securitized Utility Tariff Charges—Imposition and Collection, Nonbypassability, and Alternative Electric Suppliers

283.            In the event the State of Missouri permits third-party billing, the Securitized Utility Tariff Charges must continue to be collected by a third-party biller and remitted to the SPE.

284.            Securitized Utility Tariff Charges will be identified on each customer’s bill as a separate line item and include both the rate and the amount of the charge on each bill. Each customer bill shall include a statement to the effect that the SPE is the owner of the rights to Securitized Utility Tariff Charges and that Ameren Missouri is acting as servicer for the SPE. The tariff applicable to customers shall indicate the Securitized Utility Tariff Charge and the ownership of the charge.

285.            If any customer does not pay the full amount it has been billed, the amount collected will be prorated among charge categories in proportion to their percentage of the overall bill, with the first dollars collected attributed to past due balances, if any.

286.            Ameren Missouri will collect Securitized Utility Tariff Charges from all existing or future retail customers receiving electrical service from Ameren Missouri or its successors or assignees under Commission-approved rate schedules, except for customers receiving electrical service under special contracts320 as of August 28, 2021, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a change in regulation of public utilities in Missouri. Any such existing or future retail customer within such area may not avoid Securitized Utility Tariff Charges by switching to another electrical corporation, electric cooperative, or municipally owned utility on or after the date this Financing Order is issued.

320 See Section 393.1700.1.(19) RSMo.

287.            The imposition and collection of Securitized Utility Tariff Charges set forth in this Financing Order is reasonable and is necessary to ensure collection of Securitized Utility Tariff Charges sufficient to support recovery of the securitized utility tariff costs and financing costs approved in this Financing Order.

Allocation of the Securitized Utility Tariff Charge Among Missouri Retail Customers

288.            As used in this Financing Order, the total securitized revenue requirement is the required securitized revenues for a given period (e.g., annually, semi-annually) due under the Securitized Utility Tariff Bonds. Each total securitized revenue requirement includes: (a) the principal amortization of the Securitized Utility Tariff Bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the Securitized Utility Tariff Bonds (including any accrued and unpaid interest); (c) ongoing financing costs consisting of the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses approved herein, and the costs, if any, of maintaining any credit enhancement; (d) bad debts net of prior recovery period collections; and (e) for each of (a) through (d), any variations calculated through a reconciliation of the current period total securitized revenue requirement actuals to the projections, forecasts, or estimates to the extent that actuals are available. The initial total securitized revenue requirement for the Securitized Utility Tariff Bonds issued under this Financing Order will be updated in the issuance advice letter, subject to review and consultation with the Finance Team.

289.            The securitized utility tariff costs and financing costs that will be recovered through the Securitized Utility Tariff Charges authorized by this Financing Order are allocated to all applicable customers on the basis of loss-adjusted energy sales. The securitized utility tariff costs applicable to customers served at each voltage level is accomplished by first dividing the sum of the amounts described above by the forecasted recovery period retail sales to all applicable customers (adjusted to transmission voltage) by the voltage level expansion factor applicable to each service voltage.

True-Up of Securitized Utility Tariff Charges

290.            The servicer of the Securitized Utility Tariff Bonds will use a formula-based true-up mechanism to make periodic, expeditious adjustments, at least annually, to the Securitized Utility Tariff Charges to:

(a)	correct any undercollections or overcollections that may have occurred and otherwise ensure that the SPE receives remittances from Securitized Utility Tariff Charges that are required to satisfy the total securitized revenue requirement, including without limitation any overcollections or undercollections caused by defaults, during the time since the last true-up; and

(b)	ensure the billing of Securitized Utility Tariff Charges necessary to generate the collection of amounts sufficient to timely provide all payments of scheduled principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the Securitized Utility Tariff Bonds (including ongoing financing costs and amounts required to be deposited in or allocated to any collection account or subaccount) during the period for which such adjusted Securitized Utility Tariff Charges are to be in effect.

The servicer will make true-up adjustment filings with the Commission annually, and if servicer forecasts undercollections semi-annually

291.            True-up filings will be incorporated into the next recovery period based upon the cumulative differences, regardless of the reason, between the total securitized revenue requirement (including scheduled principal of and interest payments on the Securitized Utility Tariff Bonds) designed to be recovered during the current recovery period and the amount of Securitized Utility Tariff Charge remittances to the indenture trustee received during the current recovery period from application of the current rate then in effect. To ensure adequate Securitized Utility Tariff Charge revenues to fund the total securitized revenue requirement and to avoid overcollections and undercollections over time, some required data contemplated to be actual may be projected or forecasted as of the time of filing the tariff (including projections of uncollectible Securitized Utility Tariff Charges; projections of payment lags between the billing and collection of the Securitized Utility Tariff Charges; and forecast retail sales for the recovery period). To the extent projected or forecasted data is used in calculating the Securitized Utility Tariff Charges, such projections and forecasts will be reconciled in future calculations of the Securitized Utility Tariff Charges through a true-up adjustment.

292.            At the time of each true-up adjustment, the servicer will provide a new total securitized revenue requirement amount for the coming recovery period which shall incorporate any variations calculated through a reconciliation of the current recovery period new total securitized revenue requirement actuals to the projections, forecasts, or estimates to the extent that actuals are available. The servicer will provide its best available forecasted sales for the coming recovery period, and all supporting information.

The true-up amount will be included in the calculation of the total securitized revenue requirement applicable to the next recovery period.

Interim True-Up

293.            In addition to annual true-up adjustments, the servicer will make interim true-up adjustments semi-annually (or quarterly beginning 12 months prior to the final scheduled payment date of the last tranche of a series of the Securitized Utility Tariff Bonds) or (b) may make interim true-up adjustments at any time:

(a)	if the servicer forecasts that collections of the Securitized Utility Tariff Charges will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the Securitized Utility Tariff Bonds on a timely basis during the current or next succeeding payment period; or

(b)	to replenish any draws upon the capital subaccount.

Additional True-Up Provisions

294.            Each true-up adjustment filing will be filed not less than 30 days before the billing cycle of the month on which the revised Securitized Utility Tariff Charge will take effect. Each true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the Securitized Utility Tariff Charges. Within 30 days after receiving a true-up adjustment filing, the Commission will either approve the request or inform Ameren Missouri of any mathematical or clerical errors in its calculation. If the Commission informs Ameren Missouri of mathematical or clerical errors in its calculation, Ameren Missouri will correct its error and refile its request. The time frames previously described in this paragraph will apply to a refiled request.

Lowest Securitized Utility Tariff Charges

295.           The proposed transaction structure includes (but is not limited to):

(a)	the use of the SPE as issuer of the Securitized Utility Tariff Bonds, limiting the risks to securitized utility tariff bond holders of any adverse impact resulting from a bankruptcy proceeding of Ameren Missouri or any other person;

(b)	the right to impose, bill, charge, collect and receive Securitized Utility Tariff Charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently to assure the timely payment of the debt service and other ongoing financing costs;

(c)	additional collateral in the form of a collection account that includes a capital subaccount funded in cash in an amount equal to not less than 0.50 percent of the original principal amount of the Securitized Utility Tariff Bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the securitized utility tariff bond transaction;

(d)	protection of securitized utility tariff bondholders against potential defaults by a servicer that is responsible for billing and collecting the Securitized Utility Tariff Charges from existing or future retail customers;

(e)	benefits for federal income tax purposes including (i) the transfer of the rights under this Financing Order to the SPE not resulting in gross income to Ameren Missouri and the future revenues under the Securitized Utility Tariff Charges being included in Ameren Missouri and the future revenues under the Securitized Utility Tariff Charges being included in Ameren Missouri’s gross income under its usual method of accounting, (ii) the issuance of the Securitized Bonds and the transfer of the proceeds of the Securitized Bonds to Ameren Missouri not resulting in gross income to Ameren Missouri, and (iii) the Securitized Utility Tariff Bonds constituting obligations of Ameren Missouri; and

(f)	the Securitized Utility Tariff Bonds will be marketed using underwriting and marketing processes reviewed in consultation with the Finance Team, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the structuring, marketing and pricing, will be determined, evaluated and factored into the structuring, marketing and pricing of the Securitized Utility Tariff Bonds.

296.            To ensure that customers receive the quantifiable net present value benefits due from the proposed securitization and so that the proposed securitized utility tariff bond transaction will be in accordance with the quantifiable net present value benefits test set forth in Section 393.1700.2.(3)(c) RSMo, it is necessary that (i) the issuance advice letter demonstrates that the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of a Securitized Utility Tariff Charge are just and reasonable and in the public interest; and will provide quantifiable net present value benefits to customers as compared to recovery of the components of securitized utility tariff costs that would have been incurred absent the issuance of Securitized Utility Tariff Bonds, (ii) the scheduled final payment date of the last tranche of Securitized Utility Tariff Bonds will not exceed 15 years from the date of issuance (although the legal final maturity of the Securitized Utility Tariff Bonds may extend to 17 years from the date of issuance) and (iii) Ameren Missouri otherwise satisfies the requirements of this Financing Order.

D)               Use of Proceeds

297.            Upon the issuance of Securitized Utility Tariff Bonds, the SPE will use the net proceeds from the sale of the Securitized Utility Tariff Bonds (after payment of upfront financing costs) to pay Ameren Missouri the purchase price of the securitized utility tariff property. Ameren Missouri will use the proceeds from the sale of the securitized utility tariff property to recover the Energy Transition Costs incurred by Ameren Missouri in connection with the retirement of Rush Island approved herein.

V.            Conclusions of Law

The Commission makes the following conclusions of law.

BBB.          Ameren Missouri is an electrical corporation, as defined in Section 393.1700.1(6), RSMo.

CCC.          Ameren Missouri is entitled to file a petition for a financing order under Section 393.1700, RSMo.

DDD.         The Commission has jurisdiction and authority over Ameren Missouri’s petition under Section 393.1700.2, RSMo.

EEE.           The Commission has authority to approve this Financing Order under Section 393.1700.2, RSMo..

FFF.           Notice of Ameren Missouri’s petition was provided in compliance with Section 393.1700.2.(3)(a)b, RSMo.

GGG.         The Securitization Law permits an electrical corporation request a Commission order authorizing it to finance securitized utility tariff costs, including Energy Transitions Costs.

HHH.         Energy Transition Costs are defined in Section 393.1700.1.(7) RSMo as (a) pretax costs with respect to a retired or abandoned or to be retired or abandoned electric generating facility that is the subject of a petition for a financing order filed under the Securitization Law where such early retirement or abandonment is deemed reasonable and prudent by the commission through a final order issued by the Commission, including, but not limited to, the undepreciated investment in the retired or abandoned or to be retired or abandoned electric generating facility and any facilities ancillary thereto or used in conjunction therewith, costs of decommissioning and restoring the site of the electric generating facility, other applicable capital and operating costs, accrued carrying charges and deferred expenses, with the foregoing to be reduced by the net present value of applicable tax benefits of accumulated and excess deferred income taxes, insurance, scrap and salvage proceeds, and may include the cost of retiring any existing indebtedness, fees, costs, and expenses to modify existing debt agreements or for waivers or consents related to existing debt agreements; and (b) pretax costs that an electrical corporation has previously incurred related to the retirement or abandonment of such an electric generating facility occurring before August 28, 2021. Securitized Utility Tariff Costs are defined Section 393.1700.1.(17), RSMo to include either Energy Transition Costs or Qualified Extraordinary Costs, as the case may be. Financing Costs are defined in Section 393.1700.1.(8), RSMo to include: (i) interest and acquisition, defeasance, or redemption premiums payable on Securitized Utility Tariff Bonds; (ii) any payment required under an ancillary agreement and any amount required to fund or replenish a reserve account or other accounts established under the terms of any indenture, ancillary agreement, or other financing documents pertaining to Securitized Utility Tariff Bonds; (iii) any other cost related to issuing supporting, repaying, refunding, and servicing Securitized Utility Tariff Bonds, including servicing fees, accounting and auditing fees, trustee fees, legal fees, consulting fees, structuring adviser fees, administrative fees, placement and underwriting fees, independent director and manager fees, capitalized interest, rating agency fees, stock exchange listing and compliance fees, security registration fees, filing fees, information technology programming costs, and any other costs necessary to otherwise ensure the timely payment of Securitized Utility Tariff Bonds or other amounts or charges payable in connection with the bonds, including costs related to obtaining the financing order; (iv) any taxes and license fees or other fees imposed on the revenues generated from the collection of Securitized Utility Tariff Charges or otherwise resulting from the collection of Securitized Utility Tariff Charges, in any such case whether paid, payable, or accrued; (v) any state and local taxes, franchise, gross receipts, and other taxes or similar charges, including Commission assessment fees, whether paid, payable, or accrued; and (vi) any costs associated with performance of the Commission’s responsibilities under the Securitization Law in connection with approving, approving subject to conditions, or rejecting a petition for a financing order, and in performing its duties in connection with the issuance advice letter process, including costs to retain counsel, one or more financial advisors, or other consultants as deemed appropriate by the Commission and paid pursuant to the Securitization Law.

III.              The SPE constitutes an assignee of Ameren Missouri as defined in Section 393.1700.1.(2) , RSMo, when an interest in the securitized utility tariff property created under this Financing Order is transferred to SPE.

JJJ.           The holders of the Securitized Utility Tariff Bonds and the indenture trustee will each be a financing party as defined in Section 393.1700.1.(10), RSMo.

KKK.         The SPE may issue Securitized Utility Tariff Bonds in accordance with this Financing Order.

LLL.          The issuance of Securitized Utility Tariff Bonds and the imposition and collection of Securitized Utility Tariff Charges approved in this Financing Order satisfies the requirements of Sections 393.1700.2.(3)(c)a., b. and c, RSMo, mandating that (1) the amount of securitized utility tariff costs to be financed using Securitized Utility Tariff Bonds and the recovery of such costs is just and reasonable and in the public interest; (2) the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of Securitized Utility Tariff Charges are just and reasonable and in the public interest and are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of securitized utility tariff costs that would have been incurred absent the issuance of Securitized Utility Tariff Bonds; and (3) the proposed structuring and pricing of the Securitized Utility Tariff Bonds are reasonably expected to result in the lowest Securitized Utility Tariff Charges consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of the Financing Order.

MMM.      Ameren Missouri is permitted to earn a return, at the WACC authorized hereunder, but no more, on any moneys advanced by Ameren Missouri to fund reserves, if any, or capital accounts established under the terms of the indenture, any ancillary agreement, or other financing documents pertaining to the Securitized Utility Tariff Bonds. Ameren Missouri shall account for any investment earnings on funds in such capital accounts in a future reconciliation pursuant to Section 393.1700.2.(3)(c)l, RSMo.

NNN.        This Financing Order adequately describes the amount of financing costs that Ameren Missouri may recover through Securitized Utility Tariff Charges and specifies the period over which Ameren Missouri may recover Securitized Utility Tariff Charges and financing costs in accordance with the requirements of Section 393.1700.2.(3)(c)a, RSMo.

OOO.       The method approved in this Financing Order for allocating the Securitized Utility Tariff Charges satisfies the requirements of Section 393.1700.2.(3)(c)h, RSMo.

PPP.          As provided in Section 393.1700.2(3)(f), RSMo, at the time the securitized utility tariff property is transferred from Ameren Missouri to the SPE, this Financing Order is irrevocable and, except for changes made pursuant to the formula-based true-up mechanism authorized herein, the Commission may not amend, modify, or terminate the Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust Securitized Utility Tariff Charges approved in this Financing Order.

QQQ.        As provided in Section 393.1700.2.(3)(d), RSMo, the securitized utility tariff property identified herein will become securitized utility tariff property under the Securitization Law when it is sold to the SPE.

RRR.         (a) All rights and interests of Ameren Missouri under this Financing Order, including the right to impose, bill, charge, collect, and receive Securitized Utility Tariff Charges authorized in this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order and (b) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds that are sold to the SPE under the securitized utility tariff property sale agreement, will be securitized utility tariff property within the meaning of Section 393.1700.1.(18), are assignable and will become securitized utility tariff property when they are first transferred to SPE.

SSS.          As provided by Section 393.1700.5.1.(a), RSMo, upon its sale to the SPE, the securitized utility tariff property specified in this Financing Order will constitute an existing, present intangible property right or interest therein, notwithstanding that the imposition and collection of Securitized Utility Tariff Charges depends on Ameren Missouri performing its servicing functions relating to the collection of Securitized Utility Tariff Charges and on future electricity consumption, as provided by Section 393.1700.5.(1)(a), RSMo. The securitized utility tariff property will exist (a) regardless of whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected; and (b) notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to customers by the electrical corporation or its successors or assignees and the future consumption of electricity by customers.

TTT.         The securitized utility tariff property specified in this Financing Order will continue to exist until the Securitized Utility Tariff Bonds issued pursuant to this Financing Order are paid in full and all financing costs and other costs of such Securitized Utility Tariff Bonds have been recovered in full as provided in Section 393.1700.5.(1)(b), RSMo.

UUU.         Upon the transfer by Ameren Missouri of securitized utility tariff property to the SPE, the SPE will have all of the rights, title, and interest of Ameren Missouri with respect to such securitized utility tariff property, including the right to impose, bill, charge, collect, and receive the Securitized Utility Tariff Charges authorized by this Financing Order.

VVV.         The Securitized Utility Tariff Bonds issued under this Financing Order will be Securitized Utility Tariff Bonds within the meaning of Section 393.1700.1.(15), RSMo, and the Securitized Utility Tariff Bonds and holders thereof will be entitled to all of the protections provided under Section 393.1700.11, RSMo.

WWW.     Amounts that are authorized by this Financing Order are Securitized Utility Tariff Charges as defined in Section 393.1700.1.(16), RSMo, and the amounts collected from retail customers with respect to such Securitized Utility Tariff Charges are Securitized Utility Tariff Charges as defined in Section 393.1700.1.(16), RSMo.

XXX.         As provided in Section 393.1700.5.(1)(e), RSMo, the interests of SPE and the indenture trustee in the securitized utility tariff property and in the revenues and collections arising from the securitized utility tariff property will not be subject to setoff, counterclaim, surcharge, or defense by Ameren Missouri or any other person or in connection with the reorganization, bankruptcy, or other insolvency of Ameren Missouri or any other entity.

YYY.         The methodology approved in this Financing Order to true-up the Securitized Utility Tariff Charges satisfies the requirements of Section 393.1700.2.(3)(c)e, RSMo.

ZZZ.          Upon the sale from Ameren Missouri to the SPE of the securitized utility tariff property, the servicer will be able to recover the Securitized Utility Tariff Charges associated with such securitized utility tariff property only for the benefit of the SPE in accordance with the servicing agreement.

AAAA.    As provided in Section 393.1700.3.(5), RSMo, Ameren Missouri retains sole discretion regarding whether to cause the Securitized Utility Tariff Bonds to be issued, including the right to defer or postpone such sale, assignment, transfer, or issuance. Ameren Missouri may abandon the issuance of Securitized Utility Tariff Bonds under this Financing Order by filing with the Commission a statement of abandonment and the reasons therefor.

BBBB.       The sale of the securitized utility tariff property from Ameren Missouri to the SPE will be an absolute transfer and true sale of, and not a pledge of or secured transaction relating to, Ameren Missouri’s right, title, and interest in, to, and under the securitized utility tariff property if the sale agreement governing such sale expressly states that the sale is a sale or other absolute transfer in accordance with Section 393.1700.5.(3)(a), RSMo. Upon the sale in accordance with the previous sentence, pursuant to Section 393.1700.5.(3)(b), RSMo, the characterization of the sale as an absolute transfer and true sale and the corresponding characterization of the property interest of the SPE will not be affected or impaired by the occurrence of (a) the commingling of Securitized Utility Tariff Charges with other amounts; (b) the retention by Ameren Missouri of (i) a partial or residual interest, including an equity interest, in the securitized utility tariff property, whether direct or indirect, or whether subordinate or otherwise, or (ii) the right to recover costs associated with taxes, franchise fees, or license fees imposed on the collection of Securitized Utility Tariff Charges; (c) any recourse that the SPE may have against Ameren Missouri; (d) any indemnification rights, obligations, or repurchase rights made or provided by Ameren Missouri; (e) the obligation of Ameren Missouri to collect Securitized Utility Tariff Charges on behalf of the SPE; (f) Ameren Missouri acting as the servicer of the Securitized Utility Tariff Charges or the existence of any contract that authorizes or requires the electrical corporation, to the extent that any interest in securitized utility tariff property is sold or assigned, to contract with the SPE or any financing party that it will continue to operate its system to provide service to its customers, will collect amounts in respect of the Securitized Utility Tariff Charges for the benefit and account of the SPE or such financing party, and will account for and remit such amounts to or for the account of such assignee or financing party; (g) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; (h) the granting or providing to bondholders a preferred right to the Securitization Property or credit enhancement by Ameren Missouri or its affiliates with respect to such Securitized Bonds; or (i) any application of the formula-based true-up mechanism.

CCCC.       As provided in Section 393.1700.5.(2)(b), RSMo, a valid and binding security interest in the securitized utility tariff property in favor of the indenture trustee will be created at the later of the time this Financing Order is issued, the indenture is executed and delivered by the SPE granting such security interest, the SPE has rights in the securitized utility tariff property or the power to transfer rights in the securitized utility tariff property, or value is received for the securitized utility tariff property. Upon the filing of a financing statement with the office of the secretary of state as provided in the Securitization Law, a security interest in securitized utility tariff property shall be perfected against all parties having claims of any kind in tort, contract, or otherwise against the person granting the security interest, and regardless of whether the parties have notice of the security interest in accordance with Section 393.1700.5.(2)(c), RSMo. Without limiting the foregoing, upon such filing a security interest in securitized utility tariff property shall be perfected against all claims of lien creditors, and shall have priority over all competing security interests and other claims other than any security interest previously perfected in accordance with the Securitization Law.

DDDD.      As provided in Section 393.1700.5.(3)(c), RSMo, the transfer of an interest in securitized utility tariff property to SPE will be perfected against all third parties, including subsequent judicial or other lien creditors, when a notice of that transfer has been given by the filing of a financing statement in accordance with Section 393.1700.7, RSMo.

EEEE.        As priority of the sale perfected under Section 393.1700.5, RSMo, will not be impaired by any later modification of this Financing Order or securitized utility tariff property or by the commingling of funds arising from securitized utility tariff property with other funds. Any other security interest that may apply to those funds, other than a security interest perfected under Section 393.1700.5, RSMo, is terminated when they are transferred to a segregated account for the SPE or a financing party. Any proceeds of the securitized utility tariff property shall be held in trust for the SPE.

FFFF.        As provided in Section 393.1700.5.(2)(f), RSMo, if a default occurs under the Securitized Utility Tariff Bonds that are securitized by the securitized utility tariff property, the indenture trustee may exercise the rights and remedies available to a secured party under the Missouri Uniform Commercial Code, including the rights and remedies available under part 6 of article 9 of the Missouri Uniform Commercial Code, and (a) the Commission may order that amounts arising from the related Securitized Utility Tariff Charges be transferred to a separate account for the indenture trustee’s benefit, to which their lien and security interest may apply and (b) on application by the indenture trustee, the Circuit Court for St. Louis County, Missouri, will order the sequestration and payment to the indenture trustee of revenues arising from the securitized utility tariff Securitized Utility Tariff Charges.

GGGG.       As provided in Section 393.1700.5(2)(f), RSMo, if a default occurs under the Securitized Utility Tariff Bonds, on application by or on behalf of the financing parties, the Circuit Court for St. Louis County, Missouri, must order the sequestration and payment to those parties of revenues arising from the Securitized Utility Tariff Charges.

HHHH.      As provided by Section 393.1700.9, RSMo, (a) neither the State of Missouri nor its political subdivisions are liable on the Securitized Utility Tariff Bonds approved under this Financing Order, and the Securitized Utility Tariff Bonds are not a debt or a general obligation of the State of Missouri or any of its political subdivisions, agencies, or instrumentalities, nor are they special obligations or indebtedness of the State of Missouri or any agency or political subdivision and (b) the issuance of Securitized Utility Tariff Bonds approved under this Financing Order does not, directly, indirectly, or contingently, obligate the State of Missouri or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the Securitized Utility Tariff Bonds, other than in their capacity as consumers of electricity.

IIII.             Under Section 393.1700.11.(1), RSMo, the State of Missouri and its agencies, including the Commission, have pledged for the benefit and protection of bondholders, the owners of the securitized utility tariff property, other financing parties and Ameren Missouri, that the State and its agencies will not (a) alter the provisions of the Securitization Law, (b) take or permit any action that impairs or would impair the value of securitized utility tariff property or the security for the Securitized Utility Tariff Bonds or revises the securitized utility tariff costs for which recovery is authorized, (c) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties or (d) except for changes made pursuant to the true-up mechanism authorized under this Financing Order, reduce, alter, or impair Securitized Utility Tariff Charges until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the Securitized Utility Tariff Bonds have been paid and performed in full. The SPE is authorized under Section 393.1700.11.(2), RSMo, and this Financing Order to include this pledge in the Securitized Utility Tariff Bonds and related documents. The pledge does not preclude limitation or alteration if full compensation is made by law for the full protection of the Securitized Utility Tariff Charges collected pursuant to this Financing Order and of the bondholders and any assignee or financing party entering into a contract with Ameren Missouri.

JJJJ.           This Financing Order will remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings, merger or sale of Ameren Missouri, its successors, or assignees.

KKKK.      Pursuant to Section 393.1700.2.(3)(a)c, RSMo, this Financing Order is subject to judicial review only in accordance with Sections 386.500 and 386.510.

LLLL.        This Financing Order meets the requirements for a financing order under the Securitization Law.

Ordering Paragraphs

In accordance with these findings of fact and conclusions of law, the Commission issues the following orders:

Approval

1.                Approval of Petition. The petition of Ameren Missouri for the issuance of a financing order under the Securitization Law is approved, subject to the conditions and criteria provided in this Financing Order.

2.                Approval of Cost Recovery. The decision to retire Rush Island by October 15, 2024, was reasonable and prudent and recovery by Ameren Missouri of the Energy Transition Costs and Financing Costs approved herein is just and reasonable and in the public interest.

3.                Authority to Securitize. Ameren Missouri is authorized in accordance with this Financing Order to finance and to cause the issuance of Securitized Utility Tariff Bonds with a principal amount equal to the sum of (a) the securitizable balance at the time the Securitized Utility Tariff Bonds are issued plus (b) up-front financing costs, which includes (i) underwriters discounts and commissions, (ii) legal and accounting costs, (iii) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as in accordance with ordering paragraph 24., (iv) rating agency fees, (v) United States Securities and Exchange Commission filing fees, and (vi) any costs of the Commission associated with its responsibilities under the Securitization Law in connection with this Financing Order, and in performing its duties in connection with the structuring, marketing and pricing of the Securitized Utility Tariff Bonds and the issuance advice letter process (including any costs of the Commission’s designated representatives, financial advisors and other advisors (including outside bond counsel)). The securitizable balance as of any given date after the retirement of Rush Island is equal to the Energy Transition Costs including carrying costs accruing at a rate of 5.59 percent from the retirement date of Rush Island through the date the Securitized Utility Tariff Bonds are issued. If the actual Energy Transition Costs and upfront financing costs are less than the Energy Transition Costs and upfront financing costs included in the aggregate principal amount of the Securitized Utility Tariff Bonds, the amount of such unused funds (together with interest, if any, earned from the investment of such funds) will be returned to customers in general rate proceedings. If the actual Energy Transition Costs and upfront financing costs are more than the Energy Transition Costs and upfront financing costs included in the principal amount of the Securitized Utility Tariff Bonds, Ameren Missouri will have the right to be reimbursed for such prudently incurred excess amounts through the establishment of a regulatory asset.

4.                Recovery of Securitized Utility Tariff Costs. Ameren Missouri is authorized to recover Energy Transition Costs in the amount of $463,935,800 based on a September 1, 2024 retirement or $461,418,810 based on an October 15, 2024 retirement of Rush Island prior to the inclusion of any carrying costs, as allowed under the statute. Carrying costs are to be calculated from Rush Island’s retirement date through the bond issuance date at a carry cost rate of 5.59 percent. The upfront financing costs are estimated to be $6,236,857 based on a September 1, 2024 retirement date or $6,226,178 based on an October 15, 2024 retirement date plus the cost of the Commission’s advisors, which will be updated through the issuance advice process.

5.               Tracing Funds. Ameren Missouri’s proposed method of tracing funds collected as Securitized Utility Tariff Charges, or other proceeds of securitized utility tariff property shall be used to trace such funds and to determine the identifiable cash proceeds of any securitized tariff property subject to this Financing Order under applicable law.

6.               Third Party Billing. If the State of Missouri or this Commission decides to allow billing, collection, and remittance of the Securitized Utility Tariff Charges by a third-party supplier within Ameren Missouri’s service territory, such authorization will be consistent with the rating agencies’ requirements necessary for the Securitized Utility Tariff Bonds to receive and maintain the targeted triple-A rating.

7.               Provision of Information. Ameren Missouri must take all necessary steps to ensure that the Commission and its designated representatives and their financial and other advisors are provided sufficient and timely information as provided in this Financing Order in order to fulfill their obligations under the Securitization Law and this Financing Order.

8.                Issuance Advice Letter. Ameren Missouri shall submit a draft issuance advice letter to the Finance Team for review not later than two weeks before the expected date of commencement of marketing the Securitized Utility Tariff Bonds; provided that such draft issuance advice letter will be revised as necessary and re-submitted to the Finance Team if the expected date of commencement of marketing is delayed. With the agreement of the Finance Team, the actual date of the commencement of marketing may be a date other than the expected date. The Finance Team will review the draft issuance advice letter and provide timely feedback to Ameren Missouri based on the progression of structuring and marketing of the Securitized Utility Tariff Bonds. Not later than one day after the pricing of the Securitized Utility Tariff Bonds and before issuance of the Securitized Utility Tariff Bonds, Ameren Missouri shall provide the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as Appendix A to this Financing Order. Ameren Missouri shall provide a written certificate to the Commission certifying that the issuance of the Securitized Utility Tariff Bonds (i) complies with this Financing Order, (ii) complies with all other applicable legal requirements (including all requirements of the Securitization Law) and, (iii) that the issuance of the Securitized Utility Tariff Bonds and the imposition of the Securitized Utility Tariff Charges will provide quantifiable net present value benefits to customers as compared to the use of traditional methods of financing and recovery. Furthermore, Ameren Missouri and each lead underwriter for the Securitized Utility Tariff Bonds shall provide certification to the Commission that the structuring, marketing and pricing of the Securitized Utility Tariff Bonds will result in the lowest Securitized Utility Tariff Charges consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of this Financing Order. Ameren Missouri and the lead underwriters for the Securitized Bonds may request that such certificates be provided on a confidential basis. The issuance advice letter must be completed, must evidence the actual dollar amount of the initial Securitized Utility Tariff Charges and other information specific to the Securitized Utility Tariff Bonds to be issued. The issuance advice letter will demonstrate the ultimate amounts of quantifiable net present value benefits. In addition, if more than de minimis original issue discount, credit enhancements, or arrangements to enhance marketability are used, the issuance advice letter must include certification that such original issue discount, credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order. All amounts which require computation shall be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and the Securitized Utility Tariff Rider. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter must be included with such letter. The Finance Team may request such revisions to the issuance advice letter as may be necessary to assure the accuracy of the calculations and information included and that the requirements of the Securitization Law and this Financing Order are addressed or reflected in the issuance advice letter. The initial Securitized Utility Tariff Charges and the final terms of the Securitized Utility Tariff Bonds set forth in the issuance advice letter will become effective on the date of issuance of the Securitized Utility Tariff Bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after the Commission receives the issuance advice letter, the Commission issues a disapproval letter directing that the Securitized Utility Tariff Bonds as proposed shall not be issued and the basis for that disapproval.

9.            Approval of Tariff. The form of Securitized Utility Tariff Rider attached as Appendix B to this order shall be updated to reflect all of the Commission decisions in this Finance Order. Before the issuance of any Securitized Utility Tariff Bonds under this Financing Order, Ameren Missouri must file compliance tariff sheets that conform to the form of the Securitized Utility Tariff Rider tariff provisions attached to this Financing Order, but with rate elements left blank. With its submission of the issuance advice letter, Ameren Missouri shall also submit a compliance tariff sheet, bearing an effective date no earlier than five business days after its submission, containing the rate elements of the Securitized Utility Tariff Charge. Those compliance tariff sheets shall become effective on the date the Securitized Utility Tariff Bonds are issued with no further action of the Commission unless the Commission issues a disapproval letter as described in Ordering Paragraph 8.

Securitized Utility Tariff Charges

10.              Imposition and Collection. Ameren Missouri is authorized to impose on and the servicer is authorized to collect from all existing and future retail customers, except for customers receiving electrical service under special contracts as of August 28, 2021 located within Ameren Missouri’s service area as such service area exists on the date this Financing Order is issued and other entities which, under the terms of this Financing Order or the tariffs approved hereby, are required to bill, pay, or collect Securitized Utility Tariff Charges, Securitized Utility Tariff Charges in an amount sufficient to provide for the timely recovery of the aggregate total securitized revenue requirements (including payment of principal of and interest on the Securitized Utility Tariff Bonds), as approved in this Financing Order When a customer remits payment for the customer’s monthly utility bill, the first dollars collected shall be attributed to past due balances, if any. To the extent that a customer remits an amount less than the full amount due for a given prior or current period, the amount of the payment that is attributed to covering the Securitized Utility Tariff Charges shall be prorated based on the relative proportion of those Securitized Utility Tariff Charges to the total amount due for utility service in that prior or current period bill.

11.             SPE’s Rights and Remedies. Upon the sale by Ameren Missouri of the securitized utility tariff property to the SPE, the SPE will have all of the rights and interest of Ameren Missouri with respect to such securitized utility tariff property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the securitized utility tariff property.

12.             Collector of Securitized Utility Tariff Charges. Ameren Missouri or any subsequent servicer of the Securitized Utility Tariff Bonds shall bill a customer or other entity, which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill or collect Securitized Utility Tariff Charges for the Securitized Utility Tariff Charges attributable to that customer.

13.             Collection Period. The scheduled final payment date of Securitized Utility Tariff Bonds may not exceed 15 years and the legal final maturity of such tranche of the Securitized Utility Tariff Bonds may extend to 17 years from the date of issuance.

14.             Allocation. Ameren Missouri shall allocate the Securitized Utility Tariff Charges in the manner described in this Financing Order.

15.             Nonbypassability. Ameren Missouri shall collect and remit the Securitized Utility Tariff Charges in accordance with this Financing Order.

16.             True-Ups. Ameren Missouri shall file true-up adjustments of the Securitized Utility Tariff Charges as described in this Financing Order.

17.             Ownership Notification. The servicer shall ensure that each retail customer bill that includes the Securitized Utility Tariff Charge meets the notification of ownership and separate line item requirements set forth in this Financing Order.

Securitized Utility Tariff Bonds

18.              Issuance. Ameren Missouri is authorized to cause the SPE to issue one series with one or more tranches of Securitized Utility Tariff Bonds issued concurrently on the same date as specified in this Financing Order. The Securitized Utility Tariff Bonds must be denominated in United States Dollars.

19.             Up-front Financing Costs. Ameren Missouri may finance up-front financing costs in accordance with the terms of this Financing Order, which provides that the total amount for up-front financing cost, which includes (i) underwriters’ discounts and commissions, (ii) legal fees, (iii) auditor fees, (iv) structuring advisor fees, (v) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in ordering paragraph, 24., (vi) information technology programming costs, (vii) rating agency fees, (viii) United States Securities and Exchange Commission registration fees, and (ix) any costs of the Commission associated with its responsibilities under the Securitization Law in connection with this Financing Order, and in performing its duties in connection with the structuring, marketing and pricing of the Securitized Utility Tariff Bonds and the issuance advice letter process (including any costs of the Commission’s designated representatives, financial advisors and other advisors (including outside counsel)).

20.             Ongoing Financing Costs. Ameren Missouri may recover its actual ongoing financing costs through its Securitized Utility Tariff Charges set forth in Appendix C to this Financing Order. The amount of ongoing financing costs is subject to updating in the issuance advice letter in consultation with the Finance Team to reflect a change in the size of the securitized utility tariff bond issuance and other information available at the time of filing the issuance advice letter. As provided in ordering paragraph 31., a servicer, other than Ameren Missouri or its affiliates, may collect a servicing fee higher than that set forth in Appendix C to this Financing Order, if such higher fee is approved by the Commission and would not cause any of the then current credit ratings of the Securitized Bonds to be suspended, withdrawn or downgraded.

21.             Collateral. All securitized utility tariff property and other collateral must be held and administered by the indenture trustee under the indenture as described in Ameren Missouri’s petition. The SPE must establish a collection account with the indenture trustee as described in finding of fact number 270 through 275. Upon payment of the principal amount of all Securitized Utility Tariff Bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, must be released by the indenture trustee to the SPE for distribution in accordance with ordering paragraph 22.

22.             Distribution Following Repayment. Following repayment of the Securitized Utility Tariff Bonds authorized in this Financing Order and release of the funds held by the indenture trustee, the servicer, on behalf of the SPE, must credit to retail customers, the final balance of the subaccounts (other than principal remaining in the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other financing costs have been paid. The SPE shall also credit to retail customers any subsequently collected Securitized Utility Tariff Charges.

23.             Funding of Capital Subaccount. The capital contribution by Ameren Missouri to be deposited into the capital subaccount shall be funded by Ameren Missouri and not from the proceeds of the sale of Securitized Utility Tariff Bonds at an amount not less than 0.50 percent of the original principal amount of the Securitized Utility Tariff Bonds and required by tax and rating agency requirements at the time of issuance determined in consultation with the Finance Team. Ameren Missouri is authorized to receive a return on the capital contribution at a WACC of 6.82 percent. Upon payment of the principal amount of all Securitized Utility Tariff Bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, will be released to the SPE for payment to Ameren Missouri, with any investment earnings on funds in the capital account to be accounted for in a future reconciliation process under Section 393.1700.2.(3)(c)k, RSMo.

24.             Original Issue Discount, Credit Enhancement. Ameren Missouri may provide original issue discount or provide for various forms of credit enhancement, including letters of credit, an overcollateralization subaccount or other accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the Securitized Utility Tariff Bonds to the extent permitted by and subject to the terms of this Financing Order only if Ameren Missouri certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the Finance Team. Except for a de minimis amount of original issue discount, any decision to use such arrangements to enhance credit or promote marketability must be made in consultation with the Finance Team. Ameren Missouri may not enter into an interest rate swap, currency hedge, or interest rate hedging arrangement. This ordering paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

25.             Recovery Period. The Commission authorizes Ameren Missouri to recover the securitized utility tariff costs and financing costs over a period not to exceed 17 years from the date the Securitized Utility Tariff Bonds are issued, although this does not prohibit recovery of Securitized Utility Tariff Charges for service rendered during the 17-year period but not actually collected until after the 17-year period.

26.             Amortization Schedule. The Securitized Utility Tariff Bonds shall be structured to provide a Securitized Utility Tariff Charge that is based on substantially levelized annual revenue requirements over the expected life of the Securitized Utility Tariff Bonds and allocated on the basis of loss-adjusted energy sales, subject to modification in accordance with this Financing Order.

27.             Finance Team Participation in Bond Issuance. The Commission, acting through its Finance Team, may participate with Ameren Missouri in discussions regarding the structuring, marketing and pricing of the Securitized Utility Tariff Bonds. The Finance Team has the right to review, provide input to Ameren Missouri and collaborate with Ameren Missouri in all facets of the structuring, marketing and pricing bond processes, including but not limited to, (1) the selection process for the underwriters including with respect to and any other member of the syndicate group size, selection process, participants, allocations and economics; (2) the structure of the bonds; (3) the bonds credit rating agency application; (4) the underwriters’ preparation, marketing and syndication of the bonds; (5) the pricing of the bonds and the certifications provided by Ameren Missouri and the underwriters; (6) all associated costs, (including up front and ongoing financing costs), servicing and administrative fees and associated crediting; (7) bond maturities; (8) reporting templates; (9) the amount of any capital contributions; (10) credit enhancements; and (11) the initial calculations of the Securitized Utility Tariff Charges. The foregoing and other items may be reviewed during the entire course of the Finance Team’s process. The Finance Team’s review will begin immediately following the issuance of this Financing Order. The Finance Team will not have authority to direct how Ameren Missouri places the Securitized Utility Tariff Bonds to market, but they shall be permitted to attend meetings convened by Ameren Missouri, participate in all calls, emails, and other communications relating to the structuring, marketing, pricing and issuance of the Securitized Utility Tariff Bonds or be subsequently informed of the substance of those communications. The Commission retains authority over enforcing the terms of this Financing Order, and the Finance Team’ process may petition the Commission for relief for any actual or threatened violation of the terms of the Financing Order.

28.              Use of the SPE. Ameren Missouri must use one SPE, a bankruptcy-remote special purpose entity, to issue the Securitized Utility Tariff Bonds authorized under this Financing Order. The SPE must be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that Ameren Missouri would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of SPE.

Servicing

29.            Servicing Agreement. The Commission authorizes Ameren Missouri to enter into the servicing agreement with the SPE and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the securitized utility tariff property, Ameren Missouri is authorized to calculate, impose, bill, charge, collect and receive for the account of the SPE, the Securitized Utility Tariff Charges authorized in this Financing Order, as adjusted from time to time to meet the total securitized revenue requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-up adjustments described in this Financing Order. The servicer is entitled to collect servicing fees in accordance with the provisions of the servicing agreement; provided that the annual servicing fee payable to Ameren Missouri while it is serving as servicer (or to any other servicer affiliated with Ameren Missouri) must not at any time exceed 0.05 percent of the original principal amount of the Securitized Utility Tariff Bonds. The annual servicing fee payable to any servicer not affiliated with Ameren Missouri must not at any time exceed 0.60 percent of the original principal amount of the Securitized Utility Tariff Bonds unless such higher rate is approved by the Commission and would not cause any of the then current credit ratings of the Securitized Bonds to be suspended, withdrawn, or downgraded.

30.            Replacement of Ameren Missouri as Servicer. Upon the occurrence of a servicer termination event under the servicing agreement, the financing parties may replace Ameren Missouri as the servicer in accordance with the terms of the servicing agreement. The servicing fee of the replacement servicer shall not exceed the applicable maximum servicing fee unless approved as specified in ordering paragraph 29, the replacement servicer must not begin providing service until the date the Commission approves the appointment of such replacement servicer. No entity may replace Ameren Missouri as the servicer in any of its servicing functions with respect to the Securitized Utility Tariff Charges and the securitized utility tariff property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the Securitized Utility Tariff Bonds to be suspended, withdrawn, or downgraded.

31.            Amendment of Agreements. The parties to the servicing agreement, administration agreement, indenture, and securitized utility tariff property purchase and sale agreement may amend the terms of such agreements; provided that no amendment to any such agreement shall result in an increase of ongoing financing costs without the approval of the Commission. Any amendment to any such agreement that may have the effect of increasing ongoing financing costs must be provided by the SPE to the Commission along with a statement as to the possible effect of the amendment on the ongoing financing costs.

32.            Collection Terms. The servicer shall remit collections of the Securitized Utility Tariff Charges to the SPE or the indenture trustee for the SPE’s account in accordance with the terms of the servicing agreement.

33.            Federal Securities Law Requirements. Each other entity responsible for collecting Securitized Utility Tariff Charges from retail customers must furnish to the SPE or Ameren Missouri or to any successor servicer information and documents necessary to enable the SPE or Ameren Missouri or any successor servicer to comply with their respective disclosure and reporting requirements, if any, with respect to the Securitized Utility Tariff Bonds under federal securities laws.

34.            Administration Agreement. The Commission authorizes Ameren Missouri to enter into an administration agreement with the SPE to provide the services covered by the administration agreements. The fee charged by Ameren Missouri as administrator under that agreement must not exceed $50,000 per annum plus reimbursable third-party costs.

Structure of the Securitization

35.            Structure. Ameren Missouri shall structure the issuance of the Securitized Utility Tariff Bonds and the imposition and collection of the Securitized Utility Tariff Charges as set forth in this Financing Order.

Use of Proceeds

36.            Use of Proceeds. Upon the issuance of Securitized Utility Tariff Bonds, the SPE shall pay the net proceeds from the sale of the Securitized Utility Tariff Bonds (after payment of up-front financing costs) to pay Ameren Missouri the purchase price of the securitized utility tariff property. Ameren Missouri shall use the proceeds from the sale of the securitized utility tariff property to recover the qualified extraordinary costs incurred by Ameren Missouri in connection with the retirement of Rush Island approved herein.

Miscellaneous Provisions

37.            Continuing Issuance Right. In accordance with Section 393.1700.2(3), RSMo. Ameren Missouri has the continuing irrevocable right to cause the issuance of Securitized Utility Tariff Bonds in one series consisting of one or more tranches in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the date on which this Financing Order becomes final and no longer subject to any appeal. If, at any time during the effective period of this Financing Order, there is a severe disruption in the financial markets of the United States, the effective period may be extended with the approval of the Commission’s designated representatives to a date which is not less than 90 days after the date such disruption ends.

38.            Binding on Successors. This Financing Order, together with the Securitized Utility Tariff Charges authorized in it, shall be binding on Ameren Missouri and any successor to Ameren Missouri that provides transmission and distribution service directly to Ameren Missouri retail customers in Ameren Missouri’s service area, and any successor to such entity. In this paragraph, a successor means any entity that succeeds to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

39.            Flexibility. Subject to compliance with the requirements of this Financing Order, Ameren Missouri and the SPE are afforded flexibility in establishing the terms and conditions of the Securitized Utility Tariff Bonds, including the final structure of the SPE, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, interest rates, use of original issue discount, and other financing costs.

40.            Trackers. Ameren Missouri shall establish two trackers as described in the body of this order.

41.            Effectiveness of Order. This Financing Order will become effective on July 20, 2024. However, no securitized utility tariff property is created hereunder, and Ameren Missouri is not authorized to impose, collect, and receive Securitized Utility Tariff Charges until the securitized utility tariff property has been sold to the SPE in conjunction with the issuance of the Securitized Utility Tariff Bonds.

42.            Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the recovery of the approved Securitized Utility Tariff Charges associated with the securitized utility tariff costs that are the subject of the petition and for all related transactions contemplated in the petition are granted.

43.            Payment of Commission’s Costs for Professional Services. Ameren Missouri shall pay all costs of the Commission in connection with the petition, this Financing Order and the proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees and the fees of any financial or other advisors from the proceeds of the Securitized Utility Tariff Bonds on the date of issuance as up-front financing costs.

44.            Effect. This Financing Order constitutes a legal financing order for Ameren Missouri under the Securitization Law. The Commission finds this Financing Order complies with the Securitization Law. A financing order gives rise to rights, interests, obligations, and duties as expressed in the Securitization Law. It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order. Ameren Missouri and the SPE are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the conditions and criteria established in this Financing Order.

45.            All Other Motions Denied. The Commission denies all other motions and any other requests for general or specific relief that have not been expressly granted.

46.             This Amended Report and Order shall become effective on August 17, 2024.

BY THE COMMISSION

/s/ Nancy Dippell
Nancy Dippell
Secretary

Hahn, Ch., Coleman, Holsman,
and Kolkmeyer CC., concur and certify compliance
with the provisions of Section 536.080, RSMo (2016).
Mitchell, C. Abstains.

Clark, Senior Regulatory Law Judge

FORM OF ISSUANCE ADVICE LETTER

_________Day of ________2024

Case No. _________________

MISSOURI PUBLIC SERVICE COMMISSION

SUBJECT:             ISSUANCE ADVICE LETTER FOR SECURITIZED UTILITY TARIFF BONDS

Pursuant to the Financing Order adopted in Petition of Union Electric Company d/b/a Ameren Missouri for a Financing Order, Case No.  EF-2024-0021 (the “Financing Order”), UNION ELECTRIC COMPANY D/B/A AMEREN (“Petitioner”) hereby submits, no later than one day after the pricing date of the Securitized Utility Tariff Bonds, the information referenced below. This Issuance Advice Letter is for the 202[4] Securitized Utility Tariff Bonds, tranches A-1 through A-[ ]. Any capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order.

PURPOSE

This filing establishes the following:

(a)	the total amount of Securitized Utility Tariff Costs and Financing Costs being financed;

(b)	the amounts of quantifiable net present value savings;

(c)	confirmation of compliance with issuance standards;

(d)	the actual terms and structure of the Securitized Utility Tariff Bonds being issued;

(e)	the initial Securitized Utility Tariff Charge for retail customers; and

(f)	the identification of the Special Purpose Entity (SPE).

SECURITIZED UTILITY TARIFF COSTS AND FINANCING COSTS BEING FINANCED

The total amount of Securitized Utility Tariff Costs and Financing Costs being financed (the “Securitized Costs”) is presented in Attachment 1.

Appendix A	Page 1

COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Petitioner to confirm, using the methodology approved therein, that the actual terms of the Securitized Utility Tariff Bonds result in compliance with the standards set forth in the Financing Order. These standards are:

1.	The financing of Energy Transition Costs and Financing Costs will provide quantifiable net present value benefits to retail customers, greater than would be achieved compared to the traditional method of financing and recovery with respect to the Energy Transition Costs in retail customer rates (See Attachment 2, Schedule D);

2.	The Securitized Utility Tariff Bonds will be issued in one series comprised of one or more tranches having a scheduled final payment date of [ ] years and legal final maturities not exceeding [ ] years from the date of issuance of such series (See Attachment 2, Schedule A);

3.	The Securitized Utility Tariff Bonds may be issued with an original issue discount, additional credit enhancements, or arrangements to enhance marketability provided that the Petitioner certifies that the original issue discount, additional credit enhancements, or arrangements to enhance marketability will provide quantifiable net present value benefits greater than its cost; and

4.	The structuring, marketing and pricing of the Securitized Utility Tariff Bonds is certified by the Petitioner to result in the lowest Securitized Utility Tariff Charges consistent with market conditions at the time the Securitized Utility Tariff Bonds were priced and the terms of the Financing Order.

5.	The amount of [Securitized Utility Tariff Costs] to be financed using Securitized Utility Tariff Bonds are $ .

6.	The recovery of such Securitized Utility Tariff Costs is just and reasonable and in the public interest.

7.	The estimate of the amount of Upfront and Ongoing Financing Costs that may be recovered through Securitized Utility Tariff Charges is $ .

8.	The period over which the Securitized Utility Tariff Costs and Financing Costs may be recovered is years.

9.	[Add other findings from Section 393.1700.2.(3)(c).]

Appendix A	Page 2

ACTUAL TERMS OF ISSUANCE

Securitized Utility Tariff Bonds:________________________________________
Securitized Utility Tariff Bond Issuer: [SPE]
Trustee:_________________________
Closing Date:_________________________, 202[3]
Bond Ratings: [S&P AAA(sf), Moody’s Aaa(sf)]
Amount Issued: $__________
Securitized Utility Tariff Bond Upfront Financing Costs: See Attachment 1, Schedule B.
Securitized Utility Tariff Bond Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Scheduled Final Payment	Legal Final Maturity
A-1	—%	—	—

Effective Annual Weighted Average Interest Rate of the Securitized Utility Tariff Bonds:	[_____]%
Life of the Securitized Utility Tariff Bonds:	__________Years
Weighted Average Life of the Securitized Utility Tariff Bonds:	__________Years
Call provisions (including premium, if any):	N/A
Target Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Payment Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	Attachment 2, Schedule A
Payments to Investors:	Semi-annually Beginning __________, 20__
Initial annual Servicing Fee as a percent of original Securitized Utility Tariff Bond principal balance:	0.05%

Appendix A	Page 3

INITIAL SECURITIZED UTILITY TARIFF CHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial Securitized Utility Tariff Charges.

TABLE I
Input Values For Initial Securitized Utility Tariff Charges
Applicable period: from_________ to _________
Forecasted retail kWh/kW sales for the applicable period:	$
Securitized Utility Tariff Bond debt service for the applicable period	$
Percent of billed amounts expected to be charged-off:	$
Forecasted % of Billing Paid in the Applicable Period:	$
Forecasted retail kWh/kW sales billed and collected for the applicable period.	$
Forecasted annual ongoing financing costs (excluding debt service):	$
Initial Securitized Utility Tariff Bond outstanding balance:	$
Target Securitized Utility Tariff Bond outstanding balance as of: __/_/_ :	$
Total Securitized Revenue Requirement for applicable period:	$

IDENTIFICATION OF SPE

The owner of the Securitized Utility Tariff Property will be:                            [SPE].

EFFECTIVE DATE

In accordance with the Financing Order, the Securitized Utility Tariff Charge shall be automatically effective upon the Petitioner’s receipt of payment in the amount of $_____ from [SPE], following Petitioner’s execution and delivery to [SPE] of the Bill of Sale transferring Petitioner’s rights and interests under the Financing Order and other rights and interests that will become Securitized Utility Tariff Property upon transfer to [SPE] as described in the Financing Order.

Appendix A	Page 4

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Petitioner’s corporate headquarters.

AUTHORIZED OFFICER

The undersigned is an officer of Petitioner and authorized to deliver this Issuance Advice Letter on behalf of Petitioner.

Respectfully submitted,

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI

By:
Name:
Title:

Appendix A	Page 5

ATTACHMENT 1
SCHEDULE A
CALCULATION OF SECURITIZED UTILITY TARIFF COSTS
AND FINANCING COSTS

Securitized Utility Tariff Costs to be financed: $____________

Upfront Financing Costs $____________________________

TOTAL COSTS TO BE SECURITIZED $________________

Appendix A	Page 6

ATTACHMENT 1

SCHEDULE B

ESTIMATED UPFRONT FINANCING COSTS

UP-FRONT FINANCING COSTS

Legal Fees (Company, Issuer, Trustee, and Underwriter)	$
Underwriters’ Fees	$
Accountant’s Fee	$
Structuring Advisor’s Fee	$
Information Technology Programming Costs	$
Costs of the Commission	$
Original Issue Discount	$
SEC Registration Fee	$
SEC Filing Fee	$
Bond Rating Fees	$
Miscellaneous Fees (i.e Printer/EDGARization Costs)	$
TOTAL UP-FRONT FINANCING COSTS FINANCED	$

Note: Differences that result from the Estimated Up-front Financing Costs financed being more or less than the Actual Upfront Financing Costs incurred will be resolved through the process described in the Financing Order.

Appendix A	Page 7

ATTACHMENT 2
SCHEDULE A

SECURITIZED UTILITY TARIFF BOND REVENUE REQUIREMENT
INFORMATION

TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment
$
		$	$	$

Appendix A	Page 8

ATTACHMENT 2
SCHEDULE B

ONGOING FINANCING COSTS

ANNUAL AMOUNT
Servicing Fee (Ameren Missouri as Servicer) (0.05% of initial Securitized Utility Tariff Bond principal amount)	$
Administration Fee	$
Trustee’s Fees and Expenses	$
Auditing/Accounting Fees	$
Legal Fees/Expenses	$
Rating Agency Surveillance Fees	$
Return on Capital Account	$
Printing/Edgarizing Fees	$
Independent Manager’s Fees	$
Miscellaneous	$

TOTAL ONGOING FINANCING COSTS (with Ameren Missouri as Servicer)	$
Ongoing Servicers Fee (Third Party as Servicer) (not to exceed 0.60% of principal amount)	$
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer	$

Note: The amounts shown for each category of operating expense on these attachments are the expected expenses for the first year of the Securitized Utility Tariff Bonds. Securitized Utility Tariff Charges will be adjusted at least semi-annually to reflect any changes in Ongoing Financing Costs through the true-up process described in the Financing Order.

Appendix A	Page 9

ATTACHMENT 2

SCHEDULE C

CALCULATION OF SECURITIZED UTILITY TARIFF CHARGES

Year	Securitized Utility Tariff Bond Payments[1]	Ongoing Costs[2]	Total Nominal Securitized Utility Tariff Charge Requirement[3]	Present Value of Securitized Utility Tariff Charges[4]
1	$	$	$	$
2	$	$	$	$
3	$	$	$	$
4	$	$	$	$
5	$	$	$	$
6	$	$	$	$
7	$	$	$	$
8	$	$	$	$
9	$	$	$	$
10	$	$	$	$
11	$	$	$	$
12	$	$	$	$
13	$	$	$	$
14	$	$	$	$

Total	$	$	$	$

 1 From Attachment 2, Schedule A.

 2 From Attachment 2, Schedule B.

 3 Sum of Securitized Utility Tariff Bond payments and ongoing costs.

 4 Calculated in accordance with the methodology cited in the Financing Order.

Appendix A	Page 10

ATTACHMENT 2
SCHEDULE D

COMPLIANCE WITH SECTION 393.1700

Quantifiable Benefits Test:5

		Securitization			Amortization: 15 Years
Energy Transition Costs (incl. carrying)	$	[●]		$	[●]
Up-front financing costs	$	[●]			-
Total	$	[●]		$	[●]
Carrying cost		[●]	%		[●]	%
Term (years)		[●]			[●]
Monthly payment	$	[●]
Ongoing costs (monthly)	$	[●]		$	[●]
Monthly revenue requirement	$	[●]		$	[●]
Total payments/Collected	$	[●]		$	[●]
Securitization benefit				$	[●]
Discount Rate (6.82%)		[●]	%		[●]	%
NPV payments discounted @ Discount Rate	$	[●]		$	[●]
NPV securitization benefit				$	[●]

5 Calculated in accordance with the methodology cited in the Financing Order.

Appendix A	Page 11

ATTACHMENT 3

FORM OF PETITIONER’S CERTIFICATION

Date: [ ], 2024

Missouri Public Service

Commission

200 Madison Street

P.O. Box 360

Jefferson City, MO 65102-0360

Re: Petition of Union Electric Company d/b/a Ameren Missouri for a Financing Order, File No. EF-2024-0021

Union Electric Company d/b/a Ameren Missouri (the “Petitioner”) submits this Certification pursuant to Ordering Paragraph No. 8 of the Financing Order in Petition of Union Electric Company d/b/a Ameren Missouri for a Financing Order, File No. EF-2024-0021 (the “Financing Order”). All capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated [ ], 202[ • ], the Petitioner has set forth the following particulars of the Securitized Utility Tariff Bonds:

Name of Securitized Utility Tariff Bonds:__________________

SPE: [SPE]

Closing Date: ___________________

Amount Issued: $________________

Expected Amortization Schedule: See Attachment 2, Schedule A to the Issuance Advice Letter Distributions to Investors (quarterly or semi-annually): _______

Weighted Average Coupon Rate: _____%

Weighted Average Yield: ____%

The following actions were taken in connection with the design, marketing, structuring and pricing of the bonds:

•      Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.

•      Registered the Securitized Utility Tariff Bonds with the Securities and Exchange Commission to facilitate greater liquidity.

•      Achieved preliminary Aaa(sf)/AAA(sf) ratings from at least two of the three major rating agencies with final Aaa(sf)/AAA(sf) ratings a condition of closing.

•      Selected underwriters that have relevant experience and execution capability.

Appendix A	Page 12

•      Provided the preliminary prospectus by e-mail to prospective investors.

•      Allowed sufficient time for investors to review the preliminary prospectus and to ask questions regarding the transaction.

•      Arranged for the issuance of rating agency pre-sale reports during the marketing period.

•      During the period that the Securitized Utility Tariff Bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.

•      Had multiple conversations with all of the members of the underwriting team before and during the marketing phase in which we stressed the requirements of the Financing Order.

•      Developed and implemented a marketing plan designed to give each of the underwriters incentive to aggressively market the Securitized Utility Tariff Bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.

•      Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience.

•      Adapted the Securitized Utility Tariff Bond offering to market conditions and investor demand at the time of pricing. Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the Securitized Utility Tariff Bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings, while meeting the requirements of the Financing Order. [After evaluation, incorporated the use of original issue discount to investors consistent with the expectation that it would provide greater benefit than its cost.]

•      Worked with underwriters (and their counsels) to finalize documentation in accordance with established standards for transactions of this sort and the terms of the Financing Order.

•      Additional points may be added upon final completion of the marketing plan.

Appendix A	Page 13

Based upon information reasonably available to the officers, agents, and employees of the Petitioner, the Petitioner hereby certifies that (i) the issuance of the Securitized Utility Tariff Bond complies with the Financing Order, (ii) the issuance of the Securitized Utility Tariff Bond complies with all other applicable legal requirements, (iii) that the issuance of the Securitized Utility Tariff Bonds and the imposition of the Securitized Utility Tariff Charges are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of securitized utility tariff costs that would have been incurred absent the issuance of Securitized Utility Tariff Bonds, and (iv) the structuring, marketing and pricing of the Securitized Utility Tariff Bonds, as described in the issuance advice letter, will result in the lowest Securitized Utility Tariff Charges consistent with market conditions at the time the Securitized Utility Tariff Bonds were priced and the terms of the Financing Order (including the amortization structure, if any, ordered by the Commission), all within the meaning of Sections RSMo 393.1700- 2.(b) and (c). Petitioner further certifies that it reasonably expects the small amount of original issue discount associated with the bonds to provide benefits greater than its costs.

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI

By:
Name:
Title:

Appendix A	Page 14

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	6th Revised	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6	5th Revised	SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

SECURITIZED UTILITY TARIFF RIDER

Rider SUR

VI.            APPLICABILITY

VII.          The collection of securitized utility tariff charges authorized under a financing order shall be nonbypassable and paid by all existing and future retail customers receiving electrical service from the Company or its successors or assignees under Commission-approved rate schedules (except for customers receiving electrical service under special contracts on August 28, 2021), even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in this state.

This Securitized Utility Tariff Rider is applicable to energy consumed under the Company’s various rate schedules, except for customers receiving electrical service under special contracts on August 28, 2021. Charges pursuant to this Rider SUR shall be presented on each customer’s bill as a separate line item including the rate applicable to each kWh and the amount of the total charge and include a statement to the effect that the a Special Purpose Entity (“SPE”) is the owner of the rights to charge and that Company is acting as servicer for the SPE. Rider SUR shall remain applicable to each kWh for so long as the securitized utility tariff bonds are outstanding and until all financing costs have been paid in full, and any necessary true-ups have been made.

Rider SUR was authorized in Case No. EF-2024-0021. A SPE, or its successors or assignees, as applicable, is the owner of the securitized utility tariff property which includes all rights to impose, bill, charge, collect, and receive the relevant Securitized Utility Tariff Charge and to obtain periodic adjustment to such charges. Company, as servicer, or other third-party servicer, shall act as SPE’s collection agent for the relevant Securitized Utility Tariff Charge, separate and apart from the other rates, riders, and charges specified in this Tariff.

DATE OF ISSUE	XXXXXXXX XX, 2024	DATE EFFECTIVE	XXXXX XX, 2024

ISSUED BY	Mark C. Birk	Chairman & President	St. Louis, Missouri
	NAME OF OFFICER	TITLE	ADDRESS

Appendix B	Page 1

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	Original	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6		SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

SECURITIZED UTILITY TARIFF RIDER

Rider SUR

VIII.         RATE DETERMINATION

Rates under this Rider SUR will be adjusted at least semi-annually in order to ensure that the expected collection of amounts authorized in Case No. ER-2024-0021, and in accordance with the provisions of RSMo Section 393.1700, are adequate to pay when due, pursuant to the expected amortization schedule, principal and interest on the bonds and pay on a timely basis other financing costs.

Rider SUR rates shall be calculated by dividing the total periodic securitized revenue requirement by the forecasted period projected sales including distribution losses and multiplied by the voltage expansion factor, as shown in the following formula:

SURx = ((TSRR + T + A) ÷ SRP ) × VAFx

where:

SURx	=	Rider SUR Rate for the period, applicable to indicated VAF;

TSRR	=	Total Securitized Revenue Requirement shall consist of all securitized utility tariff costs, including principal and interest due during the recovery period related to securitized energy transition and financing costs, along with ongoing costs required to service the securitized utility tariff bonds during the recovery period, as approved under the financing order;

T	=	The Total Securitized Revenue Requirement True-up Amount for any variations calculated in accordance with the True-up Formula set forth in this Rider SUR below;

A	=	An allowance to the extent necessary to align revenue recovery with payment obligations. This allowance will be returned to customers as a credit periodically to reduce the charge;

SRP	=	Applicable Recovery Period estimated kWh representing the expected retail component of the Company’s load settled at its MISO CP node (AMMO.UE or successor node), plus the metered net energy output of any generating station operating within its certificated service territory as a behind the meter resource in MISO, the output of which served to reduce the Company’s load settled at its MISO CP node (AMMO.UE or successor node);

VAFx	=	Expansion factor by voltage level [13]

VAFSec	=	Expansion factor for Secondary Voltage Service

VAFPrim	=	Expansion factor for Primary Voltage Service

VAFHV	=	Expansion factor for High Voltage Service

VAFTrans	=	Expansion factor for Transmission Voltage Service

13 The expansion factors shall match the Voltage Adjustment Factors in effect from time-to-time under Rider FAC.

DATE OF ISSUE	XXXXXXXX XX, 2024	DATE EFFECTIVE	XXXXX XX, 2024

ISSUED BY	Mark C. Birk	Chairman & President	St. Louis, Missouri
	NAME OF OFFICER	TITLE	ADDRESS

Appendix B	Page 2

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	Original	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6		SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

SECURITIZED UTILITY TARIFF RIDER

Rider SUR

IX.           RECOVERY PERIODS

“Recovery Period” (RP) means the period for which a given SUR Rate is in effect. The initial Recovery Period shall begin on the effective date of the first tariff providing an effective SUR Rate, and conclude the day prior to the next occurring subsequent RP until the TSRR has been paid in full.

RPs will generally be 6 months in duration except where additional filings have been made prior to the completion of a previously established RP as required to accommodate a True-Up. If an RP is less than 6 months in duration, the recovery period amounts for the components of the SUR Rate determination and related calculations shall be adjusted accordingly.

To accommodate timing of filings to establish or change the SUR Rate, some required data contemplated to be actual may be projected as of the time of filing. To the extent projected data for one or more months is used to calculate SUR Rates, in subsequent SUR Rate filings such projections will be reconciled against actual data as it becomes available.

X.             TRUE-UP

The Company as servicer shall semi-annually file proposed Rider SUR Rates implementing a True-Up bearing a 30-day effective date. At the servicer’s discretion, SUR Rate filings implementing a True-Up may be made more frequently as necessary with a 30-day effective date. Workpapers and necessary documentation supporting each element of the TSRR shall be included under affidavit with each SUR Rate filing. At the time of each True-Up, the servicer will provide a new TSRR amount for the coming RP which shall incorporate any variations calculated through a reconciliation of the current period TSRR actuals to estimates to the extent that actuals are available.

SURR Rate filings implementing a True-Up and incorporating revised SURR calculations shall be made quarterly beginning twelve months prior to the final scheduled payment date of the last tranche of each series of the securitized utility tariff bonds.

DATE OF ISSUE	XXXXXXXX XX, 2024	DATE EFFECTIVE	XXXXX XX, 2024

ISSUED BY	Mark C. Birk	Chairman & President	St. Louis, Missouri
	NAME OF OFFICER	TITLE	ADDRESS

Appendix B	Page 3

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	Original	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6		SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

XI           TRUE-UP FORMULA

T = Periodic Payment RequirementCurrent RP - SUTC RemittancesCurrent RP

where:

Periodic Payment Requirement = The portion of the TSRR used to calculate the current SUR Rates applicable to the current RP.

SUTC Remittances = The SUR revenue received or projected to be received during the current RP resulting from the application of the current SUR Rates.

To accommodate timing of SUR Rate filings, some required data contemplated to be actual may be projected as of the time of filing. To the extent projected data for one or more months is used to calculate SUR Rates, in subsequent SUR Rate filings, such projections will be reconciled against actual data as it becomes available.

At the time of each True-Up, the servicer will provide a new TSRR amount for the coming RP which shall incorporate any variations calculated through a reconciliation of the current period TSRR actuals to estimates to the extent that actuals are available.

XII.          ADDITIONAL TERMS

1.	Treatment of partial payments on customer bills – when a customer remits payment for the customer’s monthly utility bill, the first dollars collected shall be attributed to past due balances, if any. To the extent that a customer remits an amount less than the full amount due for a given prior or current period, the amount of the payment that is attributed to covering charges under Rider SUR shall be prorated based on the relative proportion of those SUR charges to the total amount due for utility service in that prior or current period bill.

2.	Treatment for Net Metering Rates – For customers subject to billing under the Net-metering Easy Connection Act (Act), if the electricity supplied by the Company exceeds the electricity generated by the customer-generator during a billing period, the customer-generator shall be billed the applicable SUR Rate for each kWh as netted pursuant to the terms of the Act and this tariff. If the electricity generated by the customer-generator exceeds the electricity supplied to by the Company during a billing period, the customer shall not be issued a credit based on the SUR Rate applicable to each kWh as netted pursuant to the terms of the Act and this tariff, nor shall the SUR Rate be considered to be part of the avoided fuel cost of the Company for purposes of the Act. For customers who are authorized to back-flow energy under some other provision of law, or for any portion of back-flowed energy that exceeds that authorized under the terms of applicable net-metering provisions, the SUR Rate shall be applicable to each kWh provided by the Company, without any offset.

3.	Differences between the actual securitized utility tariff costs financed by securitized utility tariff bonds and the final securitized utility tariff costs incurred by the Company or assignee, shall be tracked by Company or assignee and included in a regulatory liability or regulatory asset account, as appropriate, to be reconciled in Ameren Missouri’s next general rate case.

DATE OF ISSUE	XXXXXXXX XX, 2024	DATE EFFECTIVE	XXXXX XX, 2024

ISSUED BY	Mark C. Birk	Chairman & President	St. Louis, Missouri
	NAME OF OFFICER	TITLE	ADDRESS

Appendix B	Page 4

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	Original	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6		SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

4. Filing Procedure

Initial Rate Filing - In accordance with the provisions of section 393.1700.2(3)(h), prior to the issuance of bonds, the Company shall submit to the Commission, no later than one business day after the pricing of the securitized utility tariff bonds, an issuance advice letter and revised Schedule SUR tariff sheets bearing a proposed effective date, which shall be the date the securitized utility tariff bonds are to be issued. The issuance advice letter shall report the initial securitized utility tariff charges and other information specific to the securitized utility tariff bonds to be issued, as the Commission may require. The Company may proceed with the issuance of the securitized utility tariff bonds unless, prior to noon on the fourth business day after receipt of the issuance advice letter, the Commission issues a disapproval letter directing that the securitized utility tariff bonds as proposed shall not be issued and the basis for that disapproval.

For all filings - On or before each filing, the Company shall prepare and file under affidavit the workpapers and supporting documentation supporting the Total Securitized Revenue Requirement and SUR Rates being filed, ensuring that all SUR Rates in effect for a current period are published at all times bills are rendered for service at that rate, and an SUR Rate is not applied to usage that occurred prior to the effective date of the SUR Rate.

DATE OF ISSUE	XXXXXXXX XX, 2024	DATE EFFECTIVE	XXXXX XX, 2024

ISSUED BY	Mark C. Birk	Chairman & President	St. Louis, Missouri
	NAME OF OFFICER	TITLE	ADDRESS

Appendix B	Page 5

UNION ELECTRIC COMPANY	ELECTRIC SERVICE

MO.P.S.C. SCHEDULE NO.	6	Original	SHEET NO.	90
CANCELLING MO.P.S.C. SCHEDULE NO.	6		SHEET NO.	90

APPLYING TO	MISSOURI SERVICE AREA

SECURITIZED UTILITY TARIFF RIDER
SUR

XIII.        Calculation of Current Securitized Utility Tariff Rate

Applicable to service provided on [EFFECTIVE DATE] through [End date of RP].

Total Securitized Revenue Requirement (TSRR)		$	XX,XXX,XXX
Securitized Revenue Requirement True-Up (T)	+	$	XX,XXX,XXX
Allowance (A)	+	$	XX,XXX,XXX
Estimated Recovery Period Sales (SRP)	÷		XX,XXX,XXX,XXX
SUR Rate	=	$	X.XXXXX/kWh

XIV.         Loss Adjusted SUR Rates

Secondary Voltage Adjustment Factor(VAFSEC)			1.0539
Secondary (SUR Rate x VAFSEC)	=	$	X.XXXXX/kWh

Primary Voltage Adjustment Factor(VAFPRI)			1.0222
Primary (SUR Rate x VAFPRI)	=	$	X.XXXXX/kWh

High Voltage Adjustment Factor(VAFHV)			1.0059
Substation (SUR Rate x VAFHV)	=	$	X.XXXXX/kWh

Transmission Adjustment Factor(VAFTRANS)			.9928
Transmission (SUR Rate x VAFTRANS)	=	$	X.XXXXX/kWh

Appendix B	Page 6

Summary of Estimated Upfront Costs Per Commission Determinations

		Retirement Date	Retirement Date
Line	Description	9/1/2024	10/15/2024
1	Energy Transition Costs	$463,935,800	$461,418,810

	Summary of Estimated Upfront Costs for Securitization

2	Legal Fees (Estimated)	$3,682,400	$3,682,400
3	Less 50% Witness Holmstead	$(94,192)	$(94,192)
4	Less 50% Witness Moor	$(67,726)	$(67,726)
5	Net Legal Fees (Estimated)	$3,520,482	$3,520,482
6	Auditor Fee	$200,000	$200,000
7	Trustee Fees and Expenses ($5k Upfront Per Tranche and $20k Legal Fees)	$30,000	$30,000
8	Misc	$100,000	$100,000
9	SPE Organizational Costs	$50,000	$50,000
10	Printing Fees	$75,000	$75,000
11	Servicer Set Up Fee	$20,000	$20,000
12	Financial Advisor (Net of Discount)	$255,000	$255,000
13	Commission Advisor	$-	-
14	Fixed Fees	$4,250,482	$4,250,482

15	Underwriting (Estimated at 40 bps)	0.4000%	0.4000%
16	SEC Registration Fee ($110.2 per $1 million)	0.0110%	0.0110%
17	Bond Rating Fees (incl. S&P @ .00575% and Moody’s @ 0.0075%)	0.0133%	0.0133%
18	Filing Fees Total Percentage	0.4243%	0.4243%
19	Total Rating and Filing Fees	$1,986,374	$1,975,696

20	Total Upfront Costs	$6,236,856	$6,226,178

21	Estimated Bond Issuance Amount	$470,172,656	$467,644,988

Appendix C	Page 1

Summary of Estimated Ongoing Costs

		Retirement Date	Retirement Date
Line	Description	9/1/2024	10/15/2024
1	Servicing Fee	$259,407	$257,441
2	Administration	$50,000	$50,000
3	Trustee Fee	$15,000	$15,000
4	Auditing/Accounting Fees	$75,000	$75,000
5	Legal Fees	$35,000	$35,000
6	Rating Agency Surveillance Fees	$70,000	$70,000
7	Return on Capital Account for Credit Enhancement (Calculated at approved WACC from ER-2022-0337 including applicable income taxes)	$216,968	$215,324
8	Printing Fees	$10,000	$10,000
9	Independent Director/Manager Fees	$10,000	$10,000
10	Bad Debt	$-	$-
11	Miscellaneous	$50,000	$50,000
12	Ongoing Costs Per Year	$791,375	$787,765

13	Ongoing Costs Per Month	$65,948	$65,647

Appendix C	Page 2

Summary of Estimated Total Cost to Finance Per Commission Determinations

		Retirement Date	Retirement Date
Line	Description	9/1/2024	10/15/2024
1	Rush Island Plant in Service	$895,859,602	$895,859,602
2	Rush Island Reserve	$422,562,178	$426,933,471
3	Net Plant in Service	$473,297,424	$468,926,131

	Remove Software, Office Equipment/Furniture
	Plant
4	303-Miscellaneous Intangible Plant-In-Serv	$2,445,930	$2,455,930
5	316.21-Misc Power Plant Equipment/Office Furniture	$584,318	$584,318
6	316.22-Misc Power Plant Equipment/Office Equipment	$516,285	$516,285
	Reserve
7	303-Miscellaneous Intangible Plant-In-Serv	$2,441,163	$2,441,813
8	316.21-Misc Power Plant Equipment/Office Furniture	$309,766	$313,418
9	316.22-Misc Power Plant Equipment/Office Equipment	$403,006	$407,311
	Net Plant
10	303-Miscellaneous Intangible Plant-In-Serv	$4,767	$4,117
11	316.21-Misc Power Plant Equipment/Office Furniture	$274,552	$270,900
12	316.22-Misc Power Plant Equipment/Office Equipment	$113,279	$108,974

13	Net Plant in Service, net of adjustments	$472,904,827	$468,542,140
14	Abandoned Capital Projects	$12,968,798	$12,968,798
15	Base Mat Coal Inventory	$1,486,650	$1,486,650
16	Materials and Supplies Inventory	$18,259,889	$18,259,889
17	Safe Closure	$4,407,499	$4,407,500
18	Decommissioning	$42,500,000	$42,500,000
19	ARP-Ash Ponds, Water Treatment and Monitoring	$149,356	$149,356
20	NPV of Tax Benefits (NPV 15 Years)	$(88,741,219)	$(86,895,523)
21	Total Rush Island Energy Transition Costs to Securitize	$463,935,800	$461,418,810

22	Upfront Finiancing Costs (ESTIMATED)	$6,236,857	$6,226,178

23	Total Cost to be Financed with Securitized Utility Tariff Bonds	$470,172,657	$467,644,988

Appendix D	Page 1

STATE OF MISSOURI

OFFICE OF THE PUBLIC SERVICE COMMISSION

I have compared the preceding copy with the original on file in this office and I do hereby certify the same to be a true copy therefrom and the whole thereof.

WITNESS my hand and seal of the Public Service Commission, at Jefferson City, Missouri, this 7th day of August 2024.

/s/ Nancy Dippell
Nancy Dippell
Secretary

MISSOURI PUBLIC SERVICE COMMISSION

August 7, 2024

File/Case No. EF-2024-0021

MO PSC Staff Staff Counsel Department 200 Madison Street, Suite 800 P.O. Box 360 Jefferson City, MO 65102 staffcounselservice@psc.mo.gov	Office of the Public Counsel (OPC) Marc Poston 200 Madison Street, Suite 650 P.O. Box 2230 Jefferson City, MO 65102 opcservice@opc.mo.gov	AARP John Coffman 871 Tuxedo Blvd. St. Louis, MO 63119-2044 john@johncoffman.net

Consumers Council of Missouri John Coffman 871 Tuxedo Blvd. St. Louis, MO 63119-2044 john@johncoffman.net	Midwest Energy Consumers Group Tim Opitz 308 E. High Street, Suite B101 Jefferson City, MO 65101 tim.opitz@opitzlawfirm.com	Missouri Industrial Energy Consumers (MIEC) Diana Plescia 130 S. Bemiston, Suite 200 St. Louis, MO 63105 dplescia@chgolaw.com

MO PSC Staff Jeff Keevil 200 Madison Street Jefferson City, MO 65101 jeff.keevil@psc.mo.gov	Natural Resources Defense Council Sarah Rubenstein 319 N. 4th Street, Suite 800 St. Louis, MO 63102 srubenstein@greatriverslaw.org	Office of the Public Counsel (OPC) Nathan Williams 200 Madison Street, Suite 650 P.O. Box 2230 Jefferson City, MO 65102 nathan.williams@opc.mo.gov

Renew Missouri Alissa Greenwald 1580 Lincoln Street, Suite 1105 Denver, CO 80203 agreenwald@keyesfox.com	Sierra Club Sarah Rubenstein 319 N. 4th Street, Suite 800 St. Louis, MO 63102 srubenstein@greatriverslaw.org	Union Electric Company James Lowery 9020 S. Barry Road Columbia, MO 65203 lowery@jbllawllc.com

Union Electric Company Jennifer Moore 1901 Chouteau Avenue, Mail Code 1310 St. Louis, MO 63103 jmoore499a@ameren.com	Union Electric Company Wendy Tatro 1901 Chouteau Ave St. Louis, MO 63103-6149 wtatro@ameren.com

Enclosed find a certified copy of an Order or Notice issued in the above-referenced matter(s).

Sincerely,

/s/ Nancy Dippell
Nancy Dippell
Secretary

Recipients listed above with a valid e-mail address will receive electronic service. Recipients without a valid e-mail address will receive paper service.